Exhibit 2.1

Execution Version

ASSET PURCHASE AGREEMENT

by and among

Francesca’s Acquisition, LLC

and

Tiger Capital Group, LLC

as Buyers,

and

TerraMar Capital, LLC, solely with respect to Section 10.2(c)

and

FRANCESCA’S HOLDINGS CORPORATION

and

EACH OF THE SUBSIDIARIES OF FRANCESCA’S HOLDINGS CORPORATION
SET FORTH ON THE SIGNATURE PAGES HERETO,

collectively, as Seller

Dated as of January 7, 2021

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TABLE OF CONTENTS

(continued)

Schedules

Schedule 1.2(s) - Excluded Assets

Schedule 1.3(g) - Assumed Liabilities

Schedule 1.4(m) - Retained Liabilities

Schedule 3.2(h) – Consent to Assign the Contracts

Schedule 4.1(e) - Consents and Approvals

Schedule 4.1(g) - Litigation

Schedule 4.1(h) - Compliance with Law

Schedule 4.1(i) - Contracts and Leases

Schedule 4.1(j) - Permits

Schedule 4.1(l)(ii) - WARN Act Matters

Schedule 4.1(m)(i) – Intellectual Property

Schedule 4.1(m)(ii) - IP Matters

Schedule 4.1(n) – Financial Statements

Schedule 4.1(o) – Subsidiaries

Schedule 4.1(q) – Unauthorized Access

Schedule 4.1(r) – Related Party Transactions

Schedule 11.5 - Brokers and Finder’s Fees

Schedule 12.1(a) - Business Names

Schedule 12.1(b) - Closed Stores

Schedule 12.1(d) - Store Closing Leases

ASSET PURCHASE AGREEMENT

THIS ASSET PURCHASE AGREEMENT (this “Agreement”), dated as of January 7, 2021 (the “Effective Date”), is entered into by and among Francesca’s Holdings Corporation, a Delaware corporation and debtor-in-possession (“FHC”), each of the Subsidiaries of FHC set forth on the signature pages to this Agreement (collectively with FHC, “Seller”), and Francesca’s Acquisition, LLC, a Delaware limited liability company (“Acquisition Buyer”), and Tiger Capital Group, LLC, a Massachusetts limited liability company (“Asset Buyer” and together with Acquisition Buyer (individually, each a “Buyer” and collectively, the “Buyers”), and TerraMar Capital, LLC, a Delaware limited liability company (“TerraMar”), solely with respect to Section 10.2(c). Acquisition Buyer and Asset Buyer, on the one hand, and FHC and each of its Subsidiaries party hereto, on the other hand, shall each be referred to herein individual as a “Party” and collectively as the “Parties.” Capitalized terms used in this Agreement are defined in ARTICLE 12.

RECITALS

A.            Seller is engaged in the sale of women’s fashion apparel, jewelry, accessories and gifts (the “Business”), and owns and leases various assets related to the Business. On December 3, 2020 (such date, the “Petition Date”) each Seller filed a voluntary petition for relief under Chapter 11 of Title 11, United States Code, 11 U.S.C. §§ 101, et seq. (the “Bankruptcy Code”) in the United States Bankruptcy Court for the District of Delaware (the “Bankruptcy Court” and the cases arising under such petition, collectively, the “Bankruptcy Case”).

B.            Buyers desire to purchase the Acquired Assets free and clear of Liens (other than Permitted Liens) and to assume the Assumed Liabilities, and Seller desires to sell, convey, assign and transfer to Buyers, the Acquired Assets together with the Assumed Liabilities, all in the manner and subject to the terms and conditions set forth in this Agreement and in accordance with Sections 105, 363 and 365 and other applicable provisions of the Bankruptcy Code.

C.            Seller has selected Buyers to serve, and Buyers have consented to their selection and service, collectively, as the “Stalking Horse Bidder,” all in the manner and subject to the terms and conditions set forth in this Agreement.

D.            In exchange for the transfer to Buyers of the Acquired Assets as set forth herein, Buyers desire to provide certain consideration (as set forth below) to Seller.

E.            The Acquired Assets and Assumed Liabilities are assets and liabilities of Seller, which are to be marketed for sale in accordance with the provisions of the Bid Procedures Order and will be sold to and assumed by Buyers pursuant to the Sale Order pursuant to sections 105, 363 and 365 of the Bankruptcy Code, which Sale Order will include the authorization for the assumption by Seller and assignment to Acquisition Buyer of certain executory Contracts and unexpired Leases and liabilities thereunder pursuant to section 365 of the Bankruptcy Code, all in the manner and subject to the terms and conditions set forth in this Agreement and the Sale Order and in accordance with the applicable provisions of the Bankruptcy Code. The execution and delivery of this Agreement and Seller’s ability to consummate the transactions set forth in this Agreement are subject, among other things, to the entry of the Sale Order.

F.            The Bid Procedures Order was entered by the Bankruptcy Court on January 4, 2021 and shall be supplemented to approve the Bid Protections pursuant to Section 6.1(c) hereof.

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AGREEMENT

NOW, THEREFORE, in consideration of the foregoing and their respective representations, warranties, covenants and agreements herein contained, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Seller and Buyer agree as follows:

ARTICLE 1
PURCHASE AND SALE OF THE ACQUIRED ASSETS.

Section 1.1             Transfer of Acquired Assets. At the Closing, upon and subject to the terms and conditions set forth in this Agreement, Seller shall sell to Acquisition Buyer, and Acquisition Buyer shall acquire from Seller, all of Seller’s right, title and interest in and to the Acquired Assets free and clear of all Liens (other than Permitted Liens) and shall assume the Assumed Liabilities. For all purposes under this Agreement, the term “Acquired Assets” shall not include any Excluded Assets, and shall mean all of the other properties, assets, Interests and rights of Seller existing as of the Closing Date, of any kind or nature, real or personal, tangible or intangible, that, in each case, relate to the ownership, operation and management of the Business, including:

(a)            all Accounts Receivable of Seller as of the Closing (the “Eligible Accounts Receivable”);

(b)            all Inventory of Seller as of the Closing (other than Inventory located at the Closed Stores), including all rights of Seller to receive such Inventory which are on order as of the Closing (such Inventory, the “Eligible Inventory”); provided, however, that any Inventory sold as Merchandise pursuant to a Store Closing Sale shall be sold pursuant to the Agency Agreement and not acquired by Acquisition Buyer;

(c)            except for the Store Closing Leases, all Leases for which Seller has the right to possess, use, lease, or occupy (or grant others the right to possess, use, lease or occupy) any Leased Real Property that are designated as an Assumed Contract pursuant to Section 1.5, together with all security and other deposits related thereto, prepaid rent and appurtenances and other real property rights pertaining thereto and associated therewith (collectively, the “Assumed Leases” and the related Leased Real Property, the “Assumed Leased Real Property”);

(d)            each Contract designated as an Assumed Contract pursuant to Section 1.5, including all rights and benefits accruing thereunder;

(e)            all items of machinery, equipment, supplies, furniture, fixtures, Leasehold Improvements (to the extent of Seller’s rights to any Leasehold Improvements under the Assumed Leases) and other tangible personal property and fixed assets owned by Seller or leased pursuant to any Contract as of the Closing (which, for the avoidance of doubt, does not include Inventory) (collectively, the “Tangible Assets”);

(f)            to the extent assignable or transferrable, each Employee Benefit Plan designated as an Assumed Contract pursuant to Section 1.5, and all assets of, and Contracts relating to or associated with, such Employee Benefit Plans (but excluding, for the avoidance of doubt, the Equity Incentive Plans, the D&O Insurance Policies and the Excluded Benefit Plans) (such Employee Benefit Plans, the “Assumed Benefit Plans”);

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(g)            to the extent assignable or transferrable, all insurance policies (but excluding, for the avoidance of doubt, any Excluded Insurance Policies and any D&O Insurance Policies) covering any of the Acquired Assets, and all benefits and rights to proceeds thereunder (including rights of recovery, rights of set-off, rights of indemnity, contribution or recoupment, warranties, guarantees, rights, remedies, counter-claims, cross-claims and defenses associated with such insurance policies), in each case, only to the extent in respect of periods on or after the Closing Date, and all rights of every nature and description under or arising out of such policies (including rights to refunds or adjustments relating thereto and proceeds and recoveries therefrom, only to the extent in respect of periods on or after the Closing Date) (collectively, the “Assumed Insurance Policies”);

(h)            to the extent transferable under applicable Law, all Permits issued to Seller and all pending applications therefor, including those Permits set forth on Schedule 4.1(j);

(i)            all (i) Intellectual Property owned by Seller and (ii) to the extent transferable under applicable Law, Intellectual Property licensed to Seller (collectively, the “Acquired Intellectual Property”);

(j)            all sales orders or other commitments of Seller to purchasers of goods, services or products produced or sold by the Business (the “Customer Orders”);

(k)            all purchase orders with suppliers open as of the Closing Date for delivery of goods under such purchase orders post-Closing (the “Purchase Orders”);

(l)            all (i) rights to refunds relating to, and prepaid expenses and deposits attributable to, any Purchase Orders, Customer Orders, Assumed Contracts and Eligible Inventory, and all rights under credit card merchant accounts, (ii) prepaid charges and deposits in respect of utilities provided to the Assumed Leased Real Property, (iii) prepaid common area maintenance expenses relating to any Assumed Lease to the extent in respect of periods on or after the Closing Date and security deposits for any Assumed Lease, (iv) prepaid premiums in respect of the Assumed Benefit Plans and the Assumed Insurance Policies to the extent in respect of periods on or after the Closing Date, (v) ordinary holdbacks (including ordinary credit card holdback payments or protection reserves) in connection with or relating to any Acquired Asset, and (vi) other deposits, prepaid charges and expenses paid by Seller, including any prepaid freight charges, prepaid Taxes allocable to Post-Closing Taxes and other rights of Seller in connection with or relating to any Acquired Asset;

(m)            all goodwill and other intangible assets, including all goodwill associated with the Business and the Acquired Intellectual Property;

(n)            Claims held by Seller that relate to Acquired Assets;

(o)            all other tangible or intangible assets of Seller primarily used in connection with the ownership, operation and/or management of the Business;

(p)            all Store-Level Cash;

(q)            all Avoidance Actions; and

(r)            to the extent permitted by applicable Law (and other than all Documents of Seller held by Seller or Seller’s counsel related to the Retained Litigation), all Documents that are primarily used in, held for use in or intended to be used in, or that primarily relate to, the Acquired Assets, the Assumed Liabilities, Transferred Employees, or the Business, including all Documents related to products of Seller, services, marketing, advertising, promotional materials, Acquired Intellectual Property, Employee Records, customer files and documents (including credit information), supplier lists, records, literature and correspondence, whether or not physically located on any Leased Real Property; provided, that Buyer shall provide Seller with reasonable access (during business hours with reasonable prior notice and without cost to Seller) to the same following the Closing to the extent reasonably necessary to permit Seller to wind-down and liquidate its estate after the Closing; and provided, further, that Seller shall keep such information confidential in accordance with all requirements of applicable Law.

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Section 1.2             Excluded Assets. Notwithstanding any provision to the contrary in Section 1.1, the Acquired Assets shall not include any right, title or interest of any Person other than Seller in any property or asset, or Seller’s right, title and interest in, to and under properties and assets not used in connection with the ownership, operation and/or management of the Business, and shall specifically exclude the following properties, Contracts, Leases, and other assets, interests and rights of Seller (all such items not being acquired by Buyer being referred to in this Agreement as the “Excluded Assets”):

(a)            all Store Closing Leases;

(b)            all Inventory located at the Closed Stores;

(c)            all Tangible Assets located at the Closed Stores;

(d)            all of Seller’s intercompany obligations and receivables;

(e)            all rights of every nature and description under or arising out of (including rights to refunds or adjustments relating to, Claims and proceeds and recoveries from): (i) all insurance policies of Seller other than the Assumed Insurance Policies, (ii) all Assumed Insurance Policies with respect to Claims arising prior to the Closing Date, and (iii) all insurance policies to the extent of coverage of any Excluded Liabilities (including, for the avoidance of doubt, those covering liabilities and Claims against Seller and its Affiliates relating to the Excluded Employee Liabilities) (the foregoing clauses (i) through (iii) collectively, the “Excluded Insurance Policies”);

(f)            any minute books, stock ledgers, corporate seals and stock certificates of Seller, and other similar books and records that Seller is required by Law to retain and all Tax Returns, financial statements and corporate or other entity filings; provided that, following the Closing, and to the extent permitted by applicable Law, Seller shall make such Documents, to the extent relating to the Acquired Assets, available to Buyer upon Buyer’s reasonable request;

(g)            all (i) prepaid premiums in respect of all Excluded Insurance Policies and D&O Insurance Policies, (ii) retainers, prepayments or on-account cash paid to Seller’s professionals and advisors (whether retained in the Bankruptcy Case or otherwise), including any carve-out under any DIP Facility or cash collateral arrangements, and (iii) other deposits, prepaid charges and expenses paid by Seller, to the extent in connection with or relating to any Excluded Asset;

(h)            all rights to or claims for Pre-Closing Tax Refunds, including any refunds, overpayments or rebates of Pre-Closing Taxes (which, for clarity, shall include any Pre-Closing Tax Refund relating to the 2019 and 2020 Tax years);

(i)            all shares of capital stock and other equity interests of any Seller entity or any securities convertible into, exchangeable or exercisable for shares of capital stock or other equity interests of any Seller entity;

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(j)            all Documents exclusively relating to any Excluded Asset;

(k)            all Documents relating to (i) any Employees who do not become Transferred Employees; provided that, to the extent permitted by applicable Law, Seller shall make copies of such Documents available to Buyer if reasonably related to addressing or defending any such Employees’ claims against Buyer, (ii) the Retained Litigation, and (iii) the Excluded Employee Liabilities;

(l)             subject to Section 1.6, any asset that requires the consent of a third party to be transferred, assumed or assigned hereunder as to which, by the Closing Date (and after giving effect to the entry of the Sale Order and any other Order of the Bankruptcy Court eliminating any contractual right of third parties to withhold such consent), such consent to transfer, assumption or assignment has not been obtained, effected or excused

(for clarity, all liabilities associated with each such asset are excluded from Assumed Liabilities pursuant to Section 1.4(a));

(m)           all Employee Benefit Plans that are not Assumed Benefit Plans (the “Excluded Benefit Plans”) and all assets of, and Contracts exclusively relating to, or associated with, such Excluded Benefit Plans;

(n)            all Cash (other than Store-Level Cash);

(o)            all funds advanced to Seller under the DIP Facility (including any fee reserves or escrows funded with the DIP Facility);

(p)            any rights of Seller under this Agreement or any Ancillary Agreement to which Seller is a party, including any rights relating to the Purchase Price, any Purchase Price Increase and the D&O Reimbursement Amount;

(q)            the D&O Insurance Policies, all Claims thereunder and all proceeds thereof;

(r)            all rights of recovery, rights of set-off, rights of indemnity, contribution or recoupment, warranties, guarantees, rights, remedies, counter-claims, cross-claims and defenses related to any Excluded Liability; and

(s)            all properties, Contracts, Leases, or other assets, interests and rights of Seller that are otherwise set forth on Schedule 1.2(s).

Section 1.3             Assumption of Liabilities. At the Closing, Acquisition Buyer shall assume, and Acquisition Buyer agrees to thereafter pay, perform and discharge when due all of the following liabilities (all items in this Section 1.3 being, collectively, the “Assumed Liabilities”):

(a)            all liabilities and unperformed and unfulfilled obligations of Seller under the terms of any Assumed Contract or Assumed Lease solely to the extent such Liabilities arise from and after the Closing Date;

(b)            the Cure Amount in connection with the assumption of the Assumed Leases and the Assumed Contracts and the assignment of the Assumed Leases and the Assumed Contracts to Buyer (other than the Seller Cure Amount Responsibility);

(c)            all liabilities and obligations of Seller under the Customer Orders (including liabilities in respect of customer deposits, security deposits and prepaid items) and the Purchase Orders;

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(d)            all liabilities for Seller gift cards up to an amount equal to Three Million One Hundred Twenty Three Thousand Dollars ($3,123,000);

(e)            all liabilities and obligations for Post-Closing Taxes (including those relating to any Straddle Period that are attributable to Post-Closing Taxes) that relate to the Acquired Assets;

(f)            all liabilities and obligations for Deferred Payroll Taxes, payable in accordance with Section 1.7; and

(g)            all liabilities and obligations of Seller set forth on Schedule 1.3(g).

Section 1.4             Retention of Liabilities. Acquisition Buyer is assuming only the Assumed Liabilities and neither Buyer is assuming any other liability or obligation of whatever nature, whether presently in existence or arising hereafter. All such other liabilities and obligations shall not be assumed by either Buyer and shall be retained by and remain liabilities and obligations of Seller (all such liabilities and obligations not being assumed being herein referred to as the “Excluded Liabilities”). The Excluded Liabilities shall include the following liabilities and obligations:

(a)            all liabilities and obligations under or relating to the Excluded Assets;

(b)            any liability of Seller related to current or former employees, including Transferred Employees, officers, directors, agents, or consultants of Seller, including those arising under any Law, Employee Benefit Plan, or other Contract with any employee, including any Transferred Employee, officer, director, agent, or consultant; or to the extent arising from activities or events occurring prior to the date on which he or she becomes an employee of Buyer, including, any obligation to offer them continued employment, further leave, reinstatement or reassignment or to offer them or their qualified beneficiaries the opportunity to elect health care continuation coverage, compensation and other benefits, any obligation under the Consolidated Omnibus Budget Reconciliation Act (“COBRA”), vacation or sick time, wages, bonuses, payroll Taxes, leave of absences (e.g., Family Medical Leave Act of 1993 “FMLA” benefits), retirement plan payables and any liabilities or obligations with respect to any Employee Benefit Plan or any other employee benefit or retirement plan or policy or obligations arising from the termination of liquidation of any Employee Benefit Plan, and any liability or potential liability for any claims arising out of any Employee’s employment or termination of employment with Seller, including contract, wrongful termination, unfair labor practices, discrimination or retaliation, failure to accommodate, ERISA, wage and hour, FMLA or other protected leave time, tort, unemployment compensation, workers’ compensation, or claim for violation of personnel policy or practice (the “Excluded Employee Liabilities”);

(c)            any Liability under the WARN Act, arising out of or resulting from (i) layoffs or termination of employees by Seller or (ii) the consummation of the transactions contemplated by this Agreement;

(d)            all liabilities and obligations for Pre-Closing Taxes (including those relating to any Straddle Period that are attributable to Pre-Closing Taxes);

(e)            all Seller Transaction Expenses;

(f)            all liabilities and obligations for Transaction Taxes;

(g)            all liabilities of, and Claims against, Seller arising from and in connection with grants of restricted common unit/share awards and stock options by Seller;

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(h)            any liabilities and obligations of Seller under this Agreement, or under any Ancillary Agreement to which Seller is a party;

(i)            the Retained Litigation;

(j)            all liabilities arising in connection with any violation by Seller of any applicable Law or Order relating to the period prior to the Closing;

(k)           all other liabilities and obligations arising out of or relating to Seller’s ownership, operation or management of the Business and the Acquired Assets prior to the Closing;

(l)            all liabilities and obligations arising out of or related to the DIP Facility; and

(m)          all liabilities set forth on Schedule 1.4(m).

Section 1.5             Assumed Leases and Assumed Contracts; Cure Amount.

(a)            Assignment and Assumption at Closing.

(i)            No later than two (2) calendar days after the Effective Date, Seller shall provide to Acquisition Buyer a schedule setting forth (A) each Contract or Lease to which Seller is a party or by which Seller is bound, (B) all Cure Amounts (if any) for each such Contract or Lease, (C) the name of each Contract or Lease counterparty and (D) a general description of each such Contract or Lease (such schedule is referred to herein as the “Contract Schedule”) Upon written request by Acquisition Buyer, Seller shall provide to Acquisition Buyer as promptly as practicable an updated Contract Schedule, setting forth the proposed Cure Amounts as of the date of such request with respect to any Contracts or Leases specifically identified by Acquisition Buyer in such written request;

(ii)            Seller shall, in accordance with the Bid Procedures Order, file with the Bankruptcy Court and serve on every Contract or Lease counterparty a notice of the Contract Schedule(the “Cure Notice”), substantially in the form of the Notice of Potential Assumption and Assignment of Executory Contracts or Unexpired Leases and Cure Amounts filed with the Bankruptcy Court in the Bankruptcy Case at Docket No. 130, with any changes that are reasonably acceptable to Acquisition Buyer, which will identify (A) each Contract and Lease that may be assumed and assigned to Acquisition Buyer and (B) the proposed Cure Amount with respect to each of Contract or Lease that may be assumed and assigned to Acquisition Buyer. In the Cure Notice, Seller shall (x) set forth the procedures for the assumption and assignment of a Contract or Lease (including, the proposed Cure Amount) and (y) notify counterparties that their Contract or Lease may be assumed by Seller and assigned to Acquisition Buyer or rejected by Seller.

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(iii)            No later than three (3) calendar days prior to the Closing Date or such earlier date as may be provided for in the Bid Procedures Order, Acquisition Buyer shall, by delivering written notice to Seller, designate each Contract or Lease on the Contract Schedule as “assumed,” “rejected,” or “retained.” Each Contract or Lease to be assumed by Seller and assigned to Acquisition Buyer in accordance with Section 365 of the Bankruptcy Code will be designated as “assumed” and is referred to herein as an “Assumed Contract”; each Contract or Lease to be rejected by Seller in accordance with Section 365 of the Bankruptcy Code will be designated as “rejected” and is referred to herein as a “Rejected Contract”; and each Contract or Lease not designated as “assumed” or “rejected” will be designated as “Retained” and is referred to herein as a “Retained Contract.” On or prior to the Closing Date, Seller shall file a notice with the Bankruptcy Court setting forth the Assumed Contracts, the Rejected Contracts, and the Retained Contracts. The Sale Order shall provide that (A) each Assumed Contract or Retained Contract that is later designated as an Assumed Contract is assumed by Seller and assigned to Acquisition Buyer in accordance with Section 365 of the Bankruptcy Code effective upon Seller filing a notice with the Bankruptcy Court and the counterparty being paid any Cure Amounts by Acquisition Buyer, or by Seller with respect to the Seller Cure Amount Responsibility from the Cure Escrow Amount or the Specified Claim Amounts, in accordance with this Agreement, the Sale Order or a settlement with such counterparty and Acquisition Buyer or further order of the Bankruptcy Court if there is an unresolved dispute with respect to such Cure Amount (each, an “Assumption and Assignment Notice”) and (B) the Rejected Contracts or Retained Contracts that are later designated as Rejected Contracts are rejected by Seller in accordance with Section 365 of the Bankruptcy Code effective upon Seller filing a notice with the Bankruptcy Court describing such rejection (each, a “Rejection Notice”).

(iv)            Seller shall take all actions necessary to cause all Assumed Contracts to be assumed by Seller and assigned to Acquisition Buyer in accordance with section 365 of the Bankruptcy Code and all actions necessary to cause all Rejected Contracts to be rejected by Seller in accordance with section 365 of the Bankruptcy Code.

(v)            Between the Closing Date and the date that is seventy-five (75) calendar days after Closing (the “Initial Retained Contracts Period”) (which may be extended with the consent of Seller, which consent will not be withheld or conditioned by Seller if such extension is for up to one hundred fifty (150) calendar days after the Closing Date, does not increase administrative expenses for Seller’s estate, and does not extend the Retained Contracts Period after the date the Bankruptcy Court enters an order confirming a chapter 11 plan for Seller (the “Extended Retained Contracts Period” and together with the Initial Retained Contracts Period, the “Retained Contracts Period”)), Acquisition Buyer may designate any Retained Contract as an Assumed Contract or a Rejected Contract. Any Retained Contract that is designated as an Assumed Contract shall be an Acquired Asset. Any Retained Contract that is not designated as an Assumed Contract with the timely filing of an Assumption and Assignment Notice and is not designated as a Rejected Contract with the timely filing of a Rejection Notice on or before the expiration of the Retained Contracts Period shall automatically become a Rejected Contract immediately after the expiration of the Retained Contracts Period. For any Retained Contract that is an unexpired lease for a Store, Buyers shall be responsible for all Occupancy Expenses and other operating expenses relating to such Store that accrue from the period of the Closing through the earliest of the following (including rent payments that become due and payable during such period): (A) the day either Buyer provides written notice to Seller that such Retained Contract is designated a Rejected Contract; (B) the day that such Retained Contract is assumed by Seller and assigned to Acquisition Buyer; and (C) the expiration of the Retained Contracts Period.

(vi)            Any Retained Contract shall be held by Seller and not rejected in accordance with section 365 of the Bankruptcy Code unless and until the Retained Contract is designated as an Assumed Contract or a Rejected Contract or automatically becomes a Rejected Contract in accordance with Section 1.5(a)(iii). Acquisition Buyer shall provide written notice to Seller and Asset Buyer during the Retained Contracts Period of any Stores at which it wants to conduct a Store Closing Sale.

(A)            With respect to any employees at a Store subject to a Retained Contract, Acquisition Buyer may, at its election, on a Store by Store basis either (1) offer employment to any number of the employees at each Store in accordance with Section 7.1(a) or (2) designate in writing to Seller and Asset Buyer that employees at a Store and all costs and expenses related to such employees shall be treated in accordance with the Agency Agreement.

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(B)            If Acquisition Buyer determines that a Store Closing Sale should be conducted at any Leased Real Property subject to a Retained Contract, Acquisition Buyer may, at its election, on a Store by Store basis, either (1) reimburse Seller directly for all Occupancy Expenses at such Store in accordance with this paragraph or (2) designate in writing to Seller and Asset Buyer that all Occupancy Expenses at such Store shall be treated in accordance with the Agency Agreement. For all Stores subject to a Retained Contract where Buyer determines not to do a Store Closing Sale or where Acquisition Buyer elects to reimburse Seller directly for all Occupancy Expenses, Occupancy Expenses during the Initial Retained Contracts Period shall be paid in a manner not to increase administrative expenses for Seller’s estate.

(b)            Previously Omitted Contracts. In the event that it is discovered that a Contract or Lease should have been listed on the Contract Schedule but was not listed on the Contract Schedule (any such Contract or Lease, a “Previously Omitted Contract”), Seller shall, immediately following the discovery thereof (but in no event later than two (2) Business Days following the discovery thereof), (i) notify Buyer of such Previously Omitted Contract and all Cure Amounts (if any) for such Previously Omitted Contract and (ii) file a motion with the Bankruptcy Court upon notice to the counterparties to such Previously Omitted Contract seeking entry of an order requesting that the Bankruptcy Court fix the Cure Amounts and authorize the assumption and assignment or rejection of such Previously Omitted Contract in accordance with this Section 1.5. Buyer shall then have until the later of the Retained Contract Deadline and ten (10) Business Days after the receipt of notice of the Previously Omitted Contract to designate such Previously Omitted Contract as an Assumed Contract, Rejected Contract, or, if the Retained Contracts Period expires at least twenty (20) calendar days in the future, a Retained Contract. Seller shall take all other actions necessary or appropriate to cause any Previously Omitted Contract to be treated in accordance with this Section 1.5. Seller shall be responsible for the payment of any Cure Amounts related to a Previously Omitted Contract designated as an Assumed Contract to the extent that the Cure Escrow Amount is not sufficient to pay all Cure Amounts or the balance has already been paid to Seller; provided that, in no event shall Seller’s liability with respect to such Cure Amount exceed the Seller Cure Amount Responsibility. Notwithstanding anything in this Section 1.5(b) to the contrary, Buyer shall be responsible for, and shall pay, all Cure Amounts other than the Seller Cure Amount Responsibility. Prior to the expiration of the Retained Contracts Period, as promptly as practicable following the determination that any Cure Amount that constitutes the Seller Cure Amount Responsibility is due to any Person, Acquisition Buyer and Seller shall, in accordance with the terms of the Escrow Agreement, deliver joint written instructions to the Escrow Agent instructing the Escrow Agent to release the applicable Cure Amount set forth in such joint written instruction, by wire transfer of immediately available funds to the account (or accounts) of such Person designated in such joint written instruction. If, as of the expiration of the Retained Contracts Period, all or any portion of the Cure Escrow Amount remains held by the Escrow Agent pursuant to the Escrow Agreement, then Acquisition Buyer and Seller shall, within two (2) Business Days following the expiration of the Retained Contracts Period, in accordance with the terms of the Escrow Agreement, deliver joint written instructions to the Escrow Agent instructing the Escrow Agent to release the remaining portion of the Cure Escrow Amount to Seller, by wire transfer of immediately available funds to the account (or accounts) designated in such joint written instruction.

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Section 1.6             Non-Assignment of Acquired Assets. Notwithstanding any provision of this Agreement to the contrary, this Agreement shall not constitute an agreement to assign or transfer and shall not effect the assignment or transfer of any Acquired Asset if (a) an attempted assignment thereof, without the approval, authorization or consent of, or granting or issuance of any license or permit by, any party thereto other than Seller (each such action, a “Necessary Consent”), would constitute a breach thereof (after giving effect to any waiver by the applicable counterparty, or any elimination of such approval, authorization or consent requirement by operation of the Sale Order) or in any way adversely affect the rights or obligations of Buyer thereunder and such Necessary Consent is not obtained and (b) the Bankruptcy Court shall not have entered an Order providing that such Necessary Consent is not required because the transfer thereof shall be deemed by the Bankruptcy Court to be (x) effective and (y) not a breach thereof, notwithstanding the failure to obtain such Necessary Consent. In such event, Seller and Acquisition Buyer will use their commercially reasonable efforts to obtain the Necessary Consents with respect to any such Acquired Asset or any claim or right or any benefit arising thereunder for the assignment thereof to Acquisition Buyer as Acquisition Buyer may reasonably request; provided, however, that Seller shall not be obligated to pay any consideration therefor to any third party from whom consent or approval is requested (other than the applicable Cure Amount) or to initiate any litigation or legal proceedings to obtain any such consent or approval. If such Necessary Consent is not obtained, or if such Acquired Asset or an attempted assignment thereof would otherwise be ineffective or would adversely affect the rights of Seller thereunder so that Acquisition Buyer would not in fact receive all such rights, Seller and Acquisition Buyer will cooperate in a mutually agreeable arrangement, to the extent feasible and at no out-of-pocket expense to Seller, under which Acquisition Buyer would obtain the benefits and assume the obligations (to the extent otherwise constituting Assumed Liabilities hereunder) thereunder in accordance with this Agreement, including subcontracting, sublicensing or subleasing to Acquisition Buyer, or under which Seller would enforce for the benefit of, and at the direction of, Acquisition Buyer, with Acquisition Buyer assuming Seller’s obligations (to the extent otherwise constituting Assumed Liabilities hereunder), any and all rights of Seller thereunder.

Section 1.7             Deferred Payroll Taxes. Seller shall provide to Acquisition Buyer reasonable evidence of the amount of Deferred Payroll Taxes payable by Seller as soon as administratively practicable upon calculation of the amount due. Within ten (10) calendar days prior to the due date for any Deferred Payroll Taxes, Acquisition Buyer shall remit the applicable amount to Seller or its estate, and Seller or its estate shall directly pay the Deferred Payroll Taxes. Notwithstanding the foregoing, in no event shall the amount remitted by Acquisition Buyer to Seller for Deferred Payroll Taxes exceed Three Million Dollars ($3,000,000).

ARTICLE 2
PURCHASE PRICE; DEPOSIT

Section 2.1             Purchase Price; Payments at Closing.

(a)            Purchase Price. The consideration for the Acquired Assets shall be (i) an amount in cash equal to the sum of (A) Seventeen Million Three Hundred Sixty Thousand Dollars ($17,360,000) (the “Base Purchase Price”), minus (B) the Inventory Shortfall, minus (C) the Accounts Receivable Shortfall, minus (D) the Freight Shortfall, minus (E) the Prepaids Shortfall (the “Purchase Price”), and (ii) the assumption by Acquisition Buyer of the Assumed Liabilities pursuant to the Assignment and Assumption Agreements.

(b)            Payments at the Closing made by Asset Buyer. At the Closing, and subject to the terms and conditions of this Agreement and the entry and effectiveness of the Sale Order, Buyers shall pay, or cause to be paid, (i) to Seller, by wire transfer of immediately available funds to the account or accounts designated by Seller prior to the Closing, an amount equal to the sum of the following: (A) the Estimated Purchase Price, minus (B) the Performance Deposit, minus (C) the D&O Reimbursement Amount, minus (D) an amount equal to fifteen percent (15%) of the Estimated Purchase Price, which shall be deposited with the Escrow Agent pursuant to the Escrow Agreement (the “Escrow Amount”), minus (E) the Cure Escrow Amount, which shall be deposited with the Escrow Agent pursuant to the Escrow Agreement, minus (F) the Texas Tax Escrow Amount, which shall be deposited with the Escrow Agent pursuant to the Escrow Agreement, (ii) as required and directed by Seller, to the applicable insurer, the D&O Reimbursement Amount, by wire transfer of immediately available funds to the account or accounts designated in writing by Seller prior to the Closing and (iii) shall cause the Performance Deposit to be released to Seller in accordance with Section 2.3(b) (the aggregate amount payable pursuant to clause (i) and clause (ii), the “Closing Payment”).

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(c)            Payments at the Closing made by Seller. At the Closing or as otherwise agreed by Buyer and Seller or as set forth in the Sale Order, Seller shall make the following payments from the Closing Payment:

(i)            All amounts for accrued and unpaid January payroll shall be paid to the account used by the applicable third party payroll processor to fund payroll for Seller for such payroll; and

(ii)           All accrued and unpaid sales Taxes shall be paid to the applicable Governmental Authority.

(d)            Certain Recoveries under the Specified Claim Amounts. Notwithstanding anything in this Agreement to the contrary, Buyers shall be entitled to receive payment from the Specified Claim Amounts for any Specified Liabilities actually paid by Buyers before any other Person has any rights to recover therefrom as subrogee to the rights of any Person whose claim for such Specified Liability Acquisition Buyer has satisfied.

(e)            Liability of Buyers. For the avoidance of doubt, Acquisition Buyer and Asset Buyer shall not be jointly and severally liable for the performance or breach of any covenant or obligation of such other Buyer pursuant to this Agreement.

Section 2.2             Purchase Price Adjustment.

(a)            Estimated Closing Date Statement. No later than one (1) Business Day prior to the Closing Date, Seller shall deliver to Buyers a statement (the “Estimated Closing Date Statement”) together with reasonably detailed supporting documentation, setting forth in reasonable detail Seller’s good faith calculation of: (i) the estimated Inventory Shortfall, (ii) the estimated Accounts Receivable Shortfall, (iii) the estimated Freight Shortfall, (iv) the estimated Prepaids Shortfall, and (v) the resulting calculation of the Purchase Price under Section 2.1(a) (the resulting amount, the “Estimated Purchase Price”). The Estimated Closing Date Statement will be prepared in a manner consistent with the definitions of the terms Inventory Shortfall, Accounts Receivable Shortfall, Freight Shortfall, and Prepaids Shortfall (and the definitions of the defined terms contained therein).

(b)            Closing Date Statement. No later than thirty (30) calendar days after completion of all Store Closing Sales that commenced within five (5) Business Days after the Closing Date, Buyers shall prepare and deliver, or cause to be prepared and delivered, to Seller a statement (the “Closing Date Statement”), together with reasonably detailed supporting documentation, setting forth in reasonable detail Buyers’ calculation of: (i) the Inventory Shortfall, (ii) the Accounts Receivable Shortfall, (iii) the Freight Shortfall, (iv) the Prepaids Shortfall, and (v) the resulting calculation of the Purchase Price under Section 2.1(a). The Closing Date Statement will be prepared in a manner consistent with the definitions of the terms Inventory Shortfall, Accounts Receivable Shortfall, Freight Shortfall, and Prepaids Shortfall (and the definitions of the defined terms contained therein). The Closing Date Statement will entirely disregard (A) any and all effects on the Acquired Assets or Assumed Liabilities as a result of the transactions contemplated by this Agreement or any other transaction entered into by Buyer in connection with the consummation of the transactions contemplated by this Agreement and (B) any of the plans, transactions or changes that Buyer intends to initiate or make or cause to be initiated or made after the Closing with respect to the Acquired Assets or Assumed Liabilities, or any facts or circumstances that are unique or particular to Buyer or any of its Affiliates or any of their respective assets or liabilities. The Closing Date Statement will be based solely on facts and circumstances as they exist as of the Closing and will exclude the effect of any fact, event, change, circumstance, act, development or decision occurring after the Closing.

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(c)            Disputes.

(i)            Commencing with Buyers’ delivery of the Closing Date Statement to Seller pursuant to Section 2.2(b), Buyers will: (A) reasonably assist Seller and its representatives in the review of the Closing Date Statement, the components thereof, the resulting calculation of the Purchase Price, and any disputes related thereto; (B) provide Seller and its representatives with reasonable access during normal business hours to the books, records (including work papers, schedules, memoranda and other documents), supporting data, facilities and employees of Buyers for purposes of Seller’s review of the Closing Date Statement and the related determination of the components thereof, the resulting calculation of the Purchase Price, and any disputes related thereto; and (C) reasonably cooperate with Seller and its representatives in connection with such review or determination, including providing on a timely basis all other information reasonably necessary or useful in connection with the review of the Closing Date Statement, the components thereof, the resulting calculation of the Purchase Price, and any disputes related thereto as is requested by Seller or its representatives. Seller will be entitled to conduct the foregoing review of the Closing Date Statement for a period of thirty (30) calendar days after receipt of the Closing Date Statement (as may be extended, the “Review Period”); provided that, if requested in writing, Buyers will grant Seller a reasonable extension of such thirty (30)-day period if Seller cannot reasonably be expected to complete its review of the Closing Date Statement within such thirty (30)-day period due to outstanding requests for information or information that is only made available shortly before the expiration of such thirty (30)-day period. If Seller objects to Buyers’ Closing Date Statement, including the calculation of any of the components thereof, or the resulting calculation of the Purchase Price, then, prior to the expiration of the Review Period, Seller shall deliver to Buyer a written notice (a “Dispute Notice”) describing in reasonable detail Seller’s objections to Buyers’ calculation of the amounts set forth in such Closing Date Statement and containing a statement setting forth the calculation of the amount of each of the, Inventory Shortfall, Accounts Receivable Shortfall, Freight Shortfall, Prepaids Shortfall, and the resulting calculation of the Purchase Price, in each case, determined by Seller to be correct. Seller shall be deemed to have agreed with the calculation of all amounts not specifically referenced in the Dispute Notice, and such calculations shall be binding and conclusive on the Parties and shall not be subject to review in accordance with Section 2.2(c)(ii).

(ii)            During the thirty (30)-day period following delivery of a Dispute Notice by Seller to Buyers, Buyers and Seller shall negotiate in good faith to resolve in writing any differences that they may have with respect to the disputed portions of the Closing Date Statement as specified in such Dispute Notice. Any disputed items resolved in writing between Buyers and Seller within such thirty (30)-day period shall be binding and conclusive on the Parties. If Buyers and Seller have not resolved all such differences by the end of such thirty (30)-day period, then Buyers and Seller shall jointly engage a mutually acceptable nationally recognized independent registered accounting firm (the “Accounting Firm”) to resolve such dispute. Within ten (10) calendar days after the Accounting Firm is appointed, Buyers shall forward a copy of the Closing Date Statement to the Accounting Firm, and Seller shall forward a copy of the Dispute Notice to the Accounting Firm, together with, in each case, all relevant supporting documentation. The Accounting Firm’s role shall be limited to resolving such objections and determining the correct calculations to be used on only the disputed portions of the Closing Date Statement, and the Accounting Firm shall not make any other determination, including any determination as to whether any other items on the Closing Date Statement are correct, and with respect to the timeliness of delivery or receipt of any Dispute Notice. The Accounting Firm shall not assign a value to any item greater than the greatest value for such item claimed by Seller or Buyers or less than the smallest value for such item claimed by Seller or Buyer and shall be limited to the selection of either Seller’s or Buyers’ position on a disputed item (or a position in between the positions of Seller or Buyers) based solely on presentations and supporting material provided by the Parties and not pursuant to any independent review. In resolving such objections, the Accounting Firm shall apply the provisions of this Agreement concerning determination of the amounts set forth in the Closing Date Statement, including the definitions of the, Inventory Shortfall, Accounts Receivable Shortfall, Freight Shortfall, Prepaids Shortfall, and the Purchase Price (as applicable) contained herein (and the definitions of the defined terms contained therein). The Accounting Firm shall deliver to Seller and Buyers a written determination (such determination to include a worksheet setting forth all material calculations used in arriving at such determination and to be based solely on information provided to the Accounting Firm by Seller and Buyers) of the disputed items submitted to the Accounting Firm within thirty (30) days of receipt of such disputed items. The determination by the Accounting Firm of the disputed amounts and the Purchase Price shall be conclusive and binding on the Parties, absent manifest error. The fees and expenses of the Accounting Firm for such determination shall be borne by Seller, on the one hand, and Buyers, on the other hand, in inverse proportion to the manner in which such Person prevails on the items resolved by the Accounting Firm, which proportionate allocation shall be calculated on an aggregate basis based on the relative dollar values of the amounts in dispute and shall be computed by the Accounting Firm at the time its determination of the items in dispute is rendered. For example, should the items in dispute total in amount to $1,000 and the Accounting Firm awards $600 in favor of Seller’s position, 60% of the costs and expenses of the Accounting Firm would be borne by Buyers and 40% would be borne by Seller. The Purchase Price, as finally determined pursuant to this Section 2.2(c), shall be referred to herein as the “Final Purchase Price”.

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(d)            Payment of Purchase Price Adjustment.

(i)            If the Final Purchase Price equals the Estimated Purchase Price, then Asset Buyer and Seller shall, within two (2) Business Days following the determination of the Final Purchase Price, in accordance with the terms of the Escrow Agreement, deliver joint written instructions to the Escrow Agent instructing the Escrow Agent to release the Escrow Amount to Seller, by wire transfer of immediately available funds to an account (or accounts) designated in such joint written instruction.

(ii)            If the Final Purchase Price exceeds the Estimated Purchase Price (such excess, a “Purchase Price Increase”), then (A) Asset Buyer and Seller shall, within two (2) Business Days following the determination of the Final Purchase Price, in accordance with the terms of the Escrow Agreement, deliver joint written instructions to the Escrow Agent instructing the Escrow Agent to release the Escrow Amount to Seller, by wire transfer of immediately available funds to an account (or accounts) designated in such joint written instruction, and (B) Asset Buyer shall promptly pay to Seller an amount equal to the Purchase Price Increase, by wire transfer of immediately available funds to an account (or accounts) designated in writing by Seller prior to such payment.

(iii)            If the Estimated Purchase Price exceeds the Final Purchase Price (such excess, a “Purchase Price Decrease”), then (A) Asset Buyer and Seller shall, within two (2) Business Days following the determination of the Final Purchase Price, in accordance with the terms of the Escrow Agreement, deliver joint written instructions to the Escrow Agent instructing the Escrow Agent to release (1) the Purchase Price Decrease (or, if the Purchase Price Decrease exceeds the Escrow Amount, the Escrow Amount) to Asset Buyer, by wire transfer of immediately available funds to an account (or accounts) designated in such joint written instruction, and (2) the remainder of the Escrow Amount, if any, to Seller by wire transfer of immediately available funds to an account (or accounts) designated in such joint written instruction. If the Purchase Price Decrease exceeds the Escrow Amount (such excess, the “Additional Purchase Price Decrease”), then Seller shall, within two (2) Business Days following the determination of the Final Purchase Price, pay to Asset Buyer the Additional Purchase Price Decrease, by wire transfer of immediately available funds to an account (or accounts) designated in writing by Asset Buyer prior to such payment, and any Additional Purchase Price Decrease shall be paid by Seller as a Specified Claim Amount.

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(iv)            The Parties agree that the adjustments to the Estimated Purchase Price and the dispute resolution provisions provided for in Section 2.2(c) shall be the exclusive remedies for the matters addressed herein.

(e)            All payments required pursuant to Section 2.2(d) will be deemed to be adjustments to the Purchase Price for Tax purposes.

Section 2.3             Performance Deposit.

(a)            No later than three (3) Business Days following the date hereof, Buyers and Seller shall enter into a mutually acceptable form of escrow agreement with the Escrow Agent (the “Escrow Agreement”), pursuant to which, among other things, Buyers shall, collectively, deposit an amount in cash equal to Eight Hundred Fifty Thousand Dollars ($850,000) (such amount, together with any interest accrued thereon prior to the Closing Date, the “Performance Deposit”) by wire transfer of immediately available funds to the account designated by the Escrow Agent in the Escrow Agreement. The Performance Deposit shall not be subject to any Lien, attachment, trustee process or any other judicial process of any creditor of either of Seller or Buyer and shall be held in trust to be administered solely in accordance with the terms of this Agreement, the Escrow Agreement and, upon entry, the Bid Procedures Order. Upon the Closing, the Performance Deposit shall be an Excluded Asset and shall not be subject to any restrictions under this Agreement.

(b)            At the Closing, Seller and Buyer shall, in accordance with the terms of the Escrow Agreement, deliver joint written instructions to the Escrow Agent instructing the Escrow Agent to release the Performance Deposit to Seller, by wire transfer of immediately available funds to an account (or accounts) designated in such joint written instruction.

ARTICLE 3
CLOSING AND DELIVERIES

Section 3.1             Closing. Subject to the terms and conditions set forth herein, the consummation of the transactions contemplated by this Agreement (the “Closing”) shall take place remotely by the electronic exchange of documents and signatures, or such other place as may be agreed upon, at 10:00 a.m., Central Time, on the first (1st) Business Day following the satisfaction or, to the extent permitted by this Agreement, waiver of each of the conditions set forth in ARTICLE 9 (other than those conditions that, by their nature, are to be satisfied at the Closing, but subject to the satisfaction, or waiver to the extent permitted by this Agreement, of such conditions), or such other date as may be agreed to by Seller and Acquisition Buyer, which date shall not be earlier than the first (1st) Business Day following the entry of the Sale Order by the Bankruptcy Court (the “Closing Date”).

Section 3.2             Seller’s Deliveries. At the Closing, Seller shall deliver, or cause to be delivered, to Acquisition Buyer:

(a)            all of the Acquired Assets, together with one or more duly executed bills of sale and instruments of conveyance appropriate for the applicable Acquired Assets, each as reasonably requested by Acquisition Buyer and otherwise in form and substance customary for transactions of this nature and reasonably acceptable to Acquisition Buyer and Seller; provided, however, any Eligible Inventory subject to a Store Closing Sale shall be treated in the manner set forth in the Agency Agreement;

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(b)            one or more duly executed assignment and assumption agreements for the Assumed Contracts and the Assumed Liabilities, each in a form mutually agreed upon by the Parties (each, an “Assignment and Assumption Agreement”);

(c)            one or more duly executed assignment and assumption agreements for the Assumed Leases, each in a form mutually agreed upon by the Parties (each, an “Assignment and Assumption of Lease”);

(d)            one or more duly executed assignments of (i) Registered IP, (ii) the Internet domain name registrations and applications included in the Acquired Intellectual Property registered in the name of Seller, in a form suitable for filing with all applicable domain name registries, and (iii) general assignments of all other Acquired Intellectual Property, each in a form mutually agreed upon by the Parties (each, an “Acquired Intellectual Property Assignment”);

(e)            the Agency Agreement between Asset Buyer and Seller, substantially in the form attached hereto as Exhibit A (the “Agency Agreement”), duly executed by Seller;

(f)            the certificate required to be delivered pursuant to Section 9.3(c);

(g)            joint written instructions, duly executed by Seller and the Escrow Agent, instructing the Escrow Agent to release the Performance Deposit to Seller, by wire transfer of immediately available funds to the account or accounts designated in such joint written instructions;

(h)            the consent to assign the Contracts set forth on Schedule 3.2(h);

(i)            the Admin Agreement, duly executed by Seller;

(j)            evidence of binding of the D&O Insurance Policies; and

(k)            one or more affidavits executed by Seller, in the form prescribed under Treasury Regulation Section 1.1445-2(b), that Seller is not a foreign person within the meaning of Section 1445(f)(3) of the Code.

Section 3.3             Buyers’ Deliveries.

(a)            At the Closing, Asset Buyer shall pay, or cause to be paid, to Seller an amount in cash equal to the Closing Payment, by wire transfer of immediately available funds to the account or accounts designated by Seller in writing prior to the Closing Date, and shall deliver, or cause to be delivered the Agency Agreement, duly executed by Asset Buyer.

(b)            Acquisition Buyer shall deliver, or cause to be delivered, to Seller:

(i)              one or more duly executed Assignment and Assumption Agreements;

(ii)             one or more duly executed Acquired Intellectual Property Assignments;

(iii)            the certificate required to be delivered pursuant to Section 9.2(d);

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(iv)            the Admin Agreement, duly executed by Acquisition Buyer;

(v)             joint written instructions, duly executed by Buyer, instructing the Escrow Agent to release the Performance Deposit to Seller, by wire transfer of immediately available funds to the account or accounts designated in such joint written instructions; and

(vi)            such other documents, instruments and certificates as Seller may reasonably request to transfer, assign and delegate the Assumed Liabilities to Acquisition Buyer in accordance with the terms and conditions hereof.

ARTICLE 4
REPRESENTATIONS AND WARRANTIES

Section 4.1             Representations and Warranties of Seller. Seller represents and warrants to Buyers as of the Effective Date as follows:

(a)            Corporate Organization. Each entity comprising Seller is duly formed or incorporated and validly existing and in good standing under the Laws of its respective jurisdiction of organization. Subject to any necessary authority from the Bankruptcy Court, each entity comprising Seller has the requisite corporate or limited liability company power and authority to conduct the Business as now being conducted and to carry out its obligations under this Agreement.

(b)            Authorization and Validity. Each entity comprising Seller has the corporate or limited liability company power and authority necessary to enter into this Agreement and each Ancillary Agreement to which it is a party and, subject to (i) the Bankruptcy Court’s entry of the Sale Order, and (ii) the receipt of the consents, waivers and approvals set forth on Schedule 4.1(e). The execution and delivery of this Agreement and each Ancillary Agreement to which Seller is a party has been duly authorized by all necessary corporate or limited liability company action by the boards of directors (or analogous governing body) of Seller, and no other corporate or limited liability company proceedings are necessary for the performance by Seller of its obligations under this Agreement or the Ancillary Agreements to which it is a party or the consummation by Seller of the transactions contemplated hereby and thereby. This Agreement has been duly and validly executed and delivered by Seller and, subject to the Bankruptcy Court’s entry of the Sale Order and assuming due authorization, execution and delivery by Buyers, is a valid and binding obligation of Seller enforceable against Seller in accordance with its terms.

(c)            Governmental Authorization. Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, the execution, delivery and performance by Seller of this Agreement and the consummation of the transactions contemplated hereby by Seller require no action by or in respect of, or filing with, any Governmental Authority other than consents, approvals or authorizations of, or declarations or filings with, the Bankruptcy Court.

(d)            No Conflict or Violation. Neither the execution and delivery by Seller of this Agreement or any of the Ancillary Agreements to which Seller is a party, nor (subject to (i) the Bankruptcy Court’s entry of the Sale Order, and (ii) the receipt of the consents, waivers and approvals set forth on Schedule 4.1(e)), nor compliance by Seller with any of the provisions hereof or thereof, will (w) conflict with or result in any breach of any provision of the respective organizational and governing documents of Seller, (x) constitute a default under or give rise to any right of termination, cancellation or acceleration of any right or obligation or to a loss of any benefit relating to any Acquired Asset to which Seller is entitled under any provision of any material Contract binding upon Seller, (y) result in the creation or imposition of any Lien on any Acquired Asset of Seller or (z) violate any provision of applicable Law or any Order applicable to Seller or any of its properties or assets, other than, in the case of clauses (x), (y) and (z), as would not reasonably be expected to have a Material Adverse Effect.

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(e)            Consents and Approvals. Schedule 4.1(e) sets forth a true and complete list of each material consent, waiver, authorization or approval of any Person (other than the Bankruptcy Court’s entry of the Sale Order), and each filing or registration with any such Governmental Authority (other than (x) those required to be made to or filed with the Bankruptcy Court, (y) filings provided to any Governmental Authority as a notice under or termination of a Permit of Seller or (z) notices to any Governmental Authority (other than such a notice seeking any consent, waiver, authorization or approval) under applicable Law), that is required in connection with Seller’s execution and delivery of this Agreement and each of the Ancillary Agreements to which Seller is a party or the performance by Seller of its obligations hereunder and thereunder.

(f)            Title to Acquired Assets. Seller has good title to, or right by license, lease or other agreement to use, the Acquired Assets. Subject to the entry of the Sale Order, at the Closing, Seller will have the right to transfer the Acquired Assets to Acquisition Buyer free and clear of all Liens, other than Liens included in the Assumed Liabilities and Permitted Liens. To the Knowledge of Seller, all Acquired Assets are (i) in good order and repair (ordinary wear and tear expected), (ii) have been reasonably maintained and (iii) are suitable in all material respects for the uses for which they are being utilized in the Business. No Person other than Seller holds any rights, title or interest in the Acquired Assets. Seller does not own any fee interest in real property.

(g)            Litigation. Except (i) for the Bankruptcy Case and (ii) as set forth on Schedule 4.1(g), there is no action, suit, investigation or proceeding pending against, or to the Knowledge of Seller, threatened in writing against or affecting, the Acquired Assets of Seller (other than the Bankruptcy Case) before any Governmental Authority that (A) would reasonably be expected to be material to the Acquired Assets, taken as a whole, or materially impair Buyers’ rights in and to, or use of, the Acquired Assets, taken as a whole, or (B) challenges the validity or enforceability of this Agreement or the other Ancillary Agreements or that seeks to enjoin or prohibit the consummation of the transactions contemplated hereby or thereby.

(h)            Compliance with Law. Except (i) as set forth on Schedule 4.1(h) and (ii) as may result from the Bankruptcy Case, Seller (x) has operated the Business in material compliance with all applicable Laws, (y) has not received written notice of any violation of any applicable Laws, and (z) is not in default with respect to any Order applicable to the Acquired Assets.

(i)            Contracts and Leases. As of the Effective Date, other than as set forth on Schedule 4.1(i) or in motions or other pleadings or similar items filed with the Bankruptcy Court, neither Seller nor, to the Knowledge of Seller, any other party to any of the Assumed Contracts or Assumed Leases has commenced any action against any of the Parties to such Assumed Contracts or Assumed Leases or given or received any written notice of any material default or violation under any Assumed Contract or Assumed Lease that was not withdrawn or dismissed, except only for those defaults that will be cured in accordance with the Sale Order (or that need not be cured under the Bankruptcy Code to permit the assumption and assignment of the Assumed Contracts and Assumed Leases). Seller has not assigned, delegated or otherwise transferred to any third party any of its rights or obligations with respect to any such Assumed Contract or Assumed Lease. Assuming due authorization, execution, delivery and performance by the other Parties thereto, each of the Assumed Contracts and Assumed Leases is, or will be at the Closing, after payment of any Cure Amount, valid, binding and in full force and effect against Seller, except as otherwise set forth on Schedule 4.1(i).

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(j)            Permits. Schedule 4.1(j) sets forth a complete and correct list of all Permits currently held by Seller in connection with the Business, and all Permits at the current locations of the Business are, in full force and effect. Seller is in compliance in all material respects with the material terms of all such Permits. No action, suit, investigation or proceeding is pending or, to the Knowledge of Seller, threatened in writing, the object of which is to revoke, limit or otherwise affect any such Permit.

(k)            Taxes. All material Tax Returns required to be filed by or on behalf of Seller as of the Effective Date have been timely and properly filed (taking into account any extensions to file such Tax Returns), and all such Tax Returns are true, accurate and complete in all material respects. All Taxes of Seller due and payable as of December 31, 2019 have (taking into account any extension of time to pay such Taxes) been timely and properly paid.

(l)            Employees and Employee Benefit Plans.

(i)            Seller is not a party to, or otherwise bound by or subject to, any collective bargaining or other labor union Contracts and, to the Knowledge of Seller, no Employees are represented by any labor organization, trade union, works council, employee representative, employee congress or other form of employee association or representative. No labor organization (or representative thereof) or Employee or group of Employees has made a pending demand for recognition, and there are no representation proceedings or petitions seeking a representation proceeding presently pending or, to the Knowledge of Seller, threatened in writing to be brought or filed, with the National Labor Relations Board or other labor relations tribunal, or Governmental Authority. To the Knowledge of Seller, there is no organizing activity involving Seller or any of its Affiliates pending or threatened in writing by any labor organization (or representative thereof) or Employees. There are no material lockouts, or strikes pending, or threatened in writing between Seller or any of its Affiliates, on the one hand, and their respective Employees, on the other hand.

(ii)            Except as set forth on Schedule 4.1(l)(ii), there has been no “mass layoff” or “plant closing” (as defined by the WARN Act), or “collective redundancy” or similar process, with respect to Seller or any of its Affiliates within the six (6) months prior to Closing, except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(iii)            (A) Each Employee Benefit Plan has been maintained and administered in compliance with its terms and with applicable Law, including ERISA and the Code (to the extent applicable); (B) each Employee Benefit Plan intended to be “qualified” within the meaning of Section 401(a) of the Code has received a favorable determination letter from the IRS or is entitled to rely upon a favorable opinion issued by the IRS, and, to the Knowledge of Seller, no events have occurred that would reasonably be expected to adversely affect the qualified status of any such Employee Benefit Plan; (C) neither Seller nor any of its ERISA Affiliates has in the past six (6) years (1) maintained, contributed to, or had any liability with respect to an Employee Benefit Plan that was subject to Section 412 of the Code or Title IV of ERISA or (2) been obligated to contribute to or have any liability with respect to a “multiemployer plan” (as defined in Section 4001(a)(3) of ERISA) that is subject to ERISA; (D) no Employee Benefit Plan provides benefits, including death or medical benefits (whether or not insured), with respect to current or former employees of Seller beyond their retirement or other termination of employment, other than coverage mandated by applicable Law, severance benefits that do not exceed three (3) years following termination of employment, or group life and disability insurance policies made available to employees generally; and (E) there are no pending, or to the Knowledge of Seller, threatened claims (other than routine claims for benefits) by, on behalf of or against any of the Employee Benefit Plans or any trusts related thereto which would, individually or in the aggregate, reasonably be expected to result in any material liability of Seller.

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(m)           Intellectual Property.

(i)            Schedule 4.1(m)(i) sets forth a complete and accurate list, as of the Effective Date, of (i) each item of Registered IP in which Seller has an ownership interest of any nature (whether exclusively, jointly with another Person or otherwise), (ii) the jurisdiction in which each such item of Registered IP has been registered or filed and the applicable registration or serial number, (iii) any other Person that has an ownership interest in each such item of Registered IP and the nature of such ownership interest, (iv) all material Contracts pursuant to which Seller obtains the right to use any Acquired Intellectual Property, and (v) all material Contracts pursuant to which Seller grants to any other Person the right to use any Acquired Intellectual Property.

(ii)            Except as set forth on Schedule 4.1(m)(ii), Seller is not infringing, misappropriating or otherwise violating any material Intellectual Property right of any other Person. Except as set forth on Schedule 4.1(m)(ii), since January 1, 2019, Seller has not received any written notice from any Person alleging infringement, misappropriation or any other violation of any material Intellectual Property rights or challenging the validity, enforceability, use or ownership of any material Acquired Intellectual Property or Seller’s interest in any material Acquired Intellectual Property. To the Knowledge of Seller, no Person is infringing, misappropriating or otherwise violating any material Acquired Intellectual Property. Except as set forth on Schedule 4.1(m)(ii), there are no pending or threatened in writing administrative or judicial proceedings or actions involving any material Acquired Intellectual Property or Seller’s use of any material Intellectual Property rights.

(iii)            All Acquired Intellectual Property is fully transferable, alienable and licensable by Seller, in each case without restriction and without payment of any kind to any third party, other than payments that are not material in nature. Seller has used commercially reasonable efforts to safeguard and maintain the proprietary nature of each item of Acquired Intellectual Property, including commercially reasonable efforts to maintain the secrecy and confidentiality of its respective trade secrets and confidential information that it owns or uses. To Seller’s Knowledge, no current or former employee, contractor or consultant of Seller has a valid claim of ownership over any Acquired Intellectual Property.

(n)            Financial Statements. The audited consolidated financial statements and unaudited consolidated quarterly financial statements (in each case, including the related notes and schedules) of Seller included or incorporated by reference in the SEC Documents (other than the Quarterly Report on Form 10-Q for Seller’s fiscal quarter ended October 31, 2020) (i) have been prepared in conformity with GAAP applied on a consistent basis for the periods then ended (except as may be indicated in the notes thereto) and (ii) fairly present, in all material respects, the consolidated financial position of Seller and its consolidated Subsidiaries as of the dates thereof and their consolidated results of operations and cash flows for the periods then ended (except, in the case of any unaudited quarterly financial statements with respect to clause (i) or (ii), as permitted by Form 10-Q of the SEC or other rules and regulations of the SEC and subject to normal and recurring year-end audit adjustments). Except as set forth on Schedule 4.1(n), the unaudited consolidated balance sheets and statements of cash flows for the period of August 1, 2020 through November 30, 2020 provided to Buyers (y) have been prepared in conformity with GAAP applied on a consistent basis for the periods then ended and (z) fairly present, in all material respects, the consolidated financial position of Seller and its consolidated Subsidiaries as of the dates thereof and their consolidated results of operations and cash flows for the periods then ended (except that they are subject to normal and recurring year-end audit adjustments and do not contain footnotes).

(o)            Subsidiaries. Except as set forth on Schedule 4.1(o), Seller does not have any Subsidiaries. FHC owns, directly or indirectly, one hundred percent (100%) of the equity interests of each of its Subsidiaries.

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(p)            Insurance. Since the Petition Date, Seller has given in a timely manner to its insurers all notices required to be given under its insurance policies with respect to all of the claims and actions covered by insurance, and to Seller’s Knowledge, no insurer has denied coverage of any such claims or actions. To Seller’s Knowledge, Seller has not received any written notice from any such insurance company canceling or amending in a manner that is materially adverse to Seller any of such insurance policies.

(q)            Data Privacy. In connection with its collection, storage, transfer, and/or use of any Personal Information or any loss, theft or unauthorized access thereof, Seller is and, during the last three (3) years, has been in compliance in all material respects with applicable Laws. Neither the execution, delivery or performance of this Agreement, nor the consummation of the transactions contemplated herein will violate any written privacy policy of Seller or, to the Knowledge of Seller, applicable Law. Seller has commercially reasonable security measures in place to protect all Personal Information collected by it from and against unauthorized access, use or disclosure in accordance with applicable Law. Except as set forth on Schedule 4.1(q), to the Knowledge of Seller, there has been no unauthorized access, use, or disclosure of Personal Information in the possession or control of Seller or any of its contractors with regard to any Personal Information from or on behalf of Seller. To Seller’s Knowledge, Seller is, and during the last three (3) years, has been in material compliance with (i) the PCI Security Standards Council’s Payment Card Industry Data Security Standard (PCI-DSS), (ii) all other applicable security rules and requirements as promulgated by the PCI Security Standards Council and (iii) all Laws relating to data loss, theft, and breach of security notification obligations.

(r)            Related Party Transactions. Except as set forth on Schedule 4.1(r), no officer, director or executive committee member of Seller or any member of their immediate family or any Affiliate of Seller (a) is a party to any Assumed Contract, or has any material business arrangement with, or has any material financial obligations to or is owed any financial obligations from, Seller or, to the Knowledge of Seller, any actual competitor, vendor or licensor of Seller, (b) to the Knowledge of Seller, none of the foregoing Persons have any cause of action or other claim whatsoever against or related to the Business or the Acquired Assets and (c) to the Knowledge of Seller, Seller does not have any direct or indirect business arrangement with or financial obligation to the foregoing Persons.

(s)            Pandemic-Relief Debt. Seller has not applied for or incurred any Pandemic-Relief Debt.

(t)            Inventory. The Inventory is owned by Seller, and no Inventory is held on a consignment basis.

Section 4.2             Representations and Warranties of Each Buyer. Each Buyer on behalf of itself represents and warrants to Seller as of the Effective Date as follows:

(a)            Corporate Organization.

(i)             Asset Buyer is a limited liability company duly formed, validly existing and in good standing under the Laws of the jurisdiction of its formation. Asset Buyer has the requisite power and authority to own its properties and assets and to conduct its business as now conducted and to carry out its obligations under this Agreement and each of the Ancillary Agreements to which Asset Buyer is a party.

(ii)            Acquisition Buyer is a limited liability company duly formed, validly existing and in good standing under the Laws of the jurisdiction of its formation. Acquisition Buyer has the requisite power and authority to own its properties and assets and to conduct its business as now conducted and to carry out its obligations under this Agreement and each of the Ancillary Agreements to which Acquisition Buyer is a party.

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(iii)            TerraMar is a limited liability company duly formed, validly existing and in good standing under the Laws of the jurisdiction of its formation. TerraMar has the requisite power and authority to own its properties and assets and to conduct its business as now conducted and to carry out its obligations under this Agreement and each of the Ancillary Agreements to which TerraMar is a party.

(b)            Qualification to do Business.

(i)              Asset Buyer is duly qualified to do business as a foreign entity and is in good standing in every jurisdiction in which the character of the properties owned or leased by it or the nature of the business(es) conducted by it makes such qualification necessary.

(ii)             Acquisition Buyer is duly qualified to do business as a foreign entity and is in good standing in every jurisdiction in which the character of the properties owned or leased by it or the nature of the business(es) conducted by it makes such qualification necessary.

(iii)            TerraMar is duly qualified to do business as a foreign entity and is in good standing in every jurisdiction in which the character of the properties owned or leased by it or the nature of the business(es) conducted by it makes such qualification necessary.

(c)            Authorization and Validity.

(i)             Asset Buyer has the requisite power and authority necessary to enter into this Agreement and each of the Ancillary Agreements to which Asset Buyer is a party, and to carry out its obligations hereunder and thereunder. The execution and delivery of this Agreement and those Ancillary Agreements to which Asset Buyer is a party have been duly authorized by all necessary action by the board of directors (or analogous governing body), and no other proceedings are necessary for the performance by Asset Buyer of its obligations under this Agreement and each of the Ancillary Agreements to which Asset Buyer is a party, or the consummation by Asset Buyer of the transactions contemplated hereby or thereby. This Agreement and each of the Ancillary Agreements to which Asset Buyer is a party have been duly and validly executed and delivered by it and are valid and binding obligations of Asset Buyer enforceable against it in accordance with their respective terms.

(ii)             Acquisition Buyer has the requisite power and authority necessary to enter into this Agreement and each of the Ancillary Agreements to which Acquisition Buyer is a party, and to carry out its obligations hereunder and thereunder. The execution and delivery of this Agreement and those Ancillary Agreements to which Acquisition Buyer is a party have been duly authorized by all necessary action by the board of directors (or analogous governing body), and no other proceedings are necessary for the performance by Acquisition Buyer of its obligations under this Agreement and each of the Ancillary Agreements to which Acquisition Buyer is a party, or the consummation by Acquisition Buyer of the transactions contemplated hereby or thereby. This Agreement and each of the Ancillary Agreements to which Acquisition Buyer is a party have been duly and validly executed and delivered by it and are valid and binding obligations of Acquisition Buyer enforceable against it in accordance with their respective terms.

(iii)            TerraMar has the requisite power and authority necessary to enter into this Agreement and each of the Ancillary Agreements to which TerraMar is a party, and to carry out its obligations hereunder and thereunder. The execution and delivery of this Agreement and those Ancillary Agreements to which TerraMar is a party have been duly authorized by all necessary action by the board of directors (or analogous governing body), and no other proceedings are necessary for the performance by TerraMar of its obligations under this Agreement and each of the Ancillary Agreements to which TerraMar is a party, or the consummation by TerraMar of the transactions contemplated hereby or thereby. This Agreement and each of the Ancillary Agreements to which TerraMar is a party have been duly and validly executed and delivered by it and are valid and binding obligations of TerraMar enforceable against it in accordance with their respective terms.

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(d)            No Conflict or Violation. Neither the execution and delivery by Asset Buyer, Acquisition Buyer or TerraMar of this Agreement or any of the Ancillary Agreements to which Asset Buyer, Acquisition Buyer or TerraMar is a party, nor the consummation of the transactions contemplated hereby or thereby, nor compliance by Asset Buyer, Acquisition Buyer or TerraMar with any of the provisions hereof or thereof, will (i) conflict with or result in any breach of any provision of the organizational and governing documents of Asset Buyer, Acquisition Buyer or TerraMar, (ii) violate any provision of applicable Law or any Order applicable to Asset Buyer, Acquisition Buyer or TerraMar or any of their respective properties or assets, or (iii) result in a modification, violation or breach of, or constitute (with or without notice or lapse of time or both) a default (or give rise to any right, including any right of termination, amendment, cancellation or acceleration) under, any of the terms, conditions or provisions of any Contract to which Asset Buyer, Acquisition Buyer or TerraMar is a party or by which it is bound or to which any of its respective properties or assets is subject.

(e)            Consents and Approvals. The execution, delivery and performance of this Agreement and the Ancillary Agreements to which Asset Buyer, Acquisition Buyer or TerraMar is a party do not and will not require the consent or approval of, or filing with, any Governmental Authority or any other Person, other than (i) as may be required to be obtained by Asset Buyer, Acquisition Buyer or TerraMar after the Closing in order to own or operate any of the Acquired Assets; (ii) the entry of the Sale Order by the Bankruptcy Court; or (iii) such consents, approvals and filings, of which the failure to obtain or make would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on the ability of Asset Buyer, Acquisition Buyer or TerraMar to consummate the transactions contemplated by this Agreement or by the Ancillary Agreements to which Asset Buyer, Acquisition Buyer or TerraMar is a party.

(f)            Adequate Assurances Regarding Assumed Contracts and Assumed Leases. Buyer is and will be capable of satisfying the conditions contained in Sections 365(b)(1)(C) and 365(f) of the Bankruptcy Code with respect to the Assumed Contracts and Assumed Leases and will provide evidence of such capability before the Bankruptcy Court, if requested by Seller.

(g)            Financial Capability. Buyers currently have or at Closing will have available funds necessary to consummate the transactions contemplated by this Agreement, including the acquisition of the Acquired Assets and assumption of the Assumed Liabilities, and the payment therefor to Seller of (i) the Performance Deposit, (ii) the Closing Payment, (iii) any Purchase Price Increase and (iv) any Cure Amount (other than the Seller Cure Amount Responsibility), and to perform its obligations under this Agreement and the Ancillary Agreements to which any Buyer is a party on the terms and subject to the conditions contemplated hereby and thereby. TerraMar currently has or at Closing will have available funds necessary to perform its obligations under Section 10.2(d).

(h)            Investigation by Buyers. Buyers acknowledge and represent that they have had an opportunity to conduct due diligence regarding the transactions contemplated herein. Buyers have relied solely upon their own diligence, independent review, investigation and inspection of all documents and assets with respect to the transactions contemplated herein. Buyers did not rely on any written or oral statements, representations, or warranties regarding the Acquired Assets except as specifically set forth in this Agreement.

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Section 4.3              Warranties Exclusive; Schedules.

(a)            The representations and warranties contained in ARTICLE 4 are the only representations or warranties given by the Parties and all other express or implied warranties are disclaimed. The Acquired Assets are conveyed “AS IS”, “WHERE IS” and “WITH ALL FAULTS” and all warranties of merchantability or fitness for a particular purpose are disclaimed. WITHOUT LIMITING THE FOREGOING, SELLER AND SELLER’S AFFILIATES AND THEIR RESPECTIVE RELATED PERSONS HAVE MADE NO REPRESENTATION OR WARRANTY CONCERNING (A) ANY USE TO WHICH THE ACQUIRED ASSETS MAY BE PUT, (B) ANY FUTURE REVENUES, COSTS, EXPENDITURES, CASH FLOW, RESULTS OF OPERATIONS, FINANCIAL CONDITION OR PROSPECTS THAT MAY RESULT FROM THE OWNERSHIP, USE OR SALE OF THE ACQUIRED ASSETS OR THE ASSUMPTION OF THE ASSUMED LIABILITIES, OR (C) ANY OTHER INFORMATION OR DOCUMENTS MADE AVAILABLE TO BUYER OR ITS AFFILIATES OR RELATED PERSONS. SELLER AND SELLER’S AFFILIATES AND RELATED PERSONS HAVE MADE NO REPRESENTATIONS OR WARRANTIES IN ANY OTHER AGREEMENT.

(b)            The disclosure of any matter or item in any schedule hereto shall not be deemed to constitute an acknowledgement that any such matter is required to be disclosed or is material or that such matter would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

Section 4.4             Survival. The (a) representations and warranties of Seller, and (b) covenants and agreements of Seller and Buyer that by their terms are to be performed before Closing, in each case contained in this Agreement, any Ancillary Agreement or in any certificate delivered in connection herewith, shall not survive the Closing. The covenants and agreements of Seller and Buyer contained herein that by their terms are to be performed after the Closing shall survive for twelve (12) months following the Closing, and each Party shall be liable to the other after the Closing for any breach thereof.

ARTICLE 5
COVENANTS OF THE PARTIES

Section 5.1             Covenants of Seller. Seller covenants as follows:

(a)            Commercially Reasonable Efforts. From and after the Effective Date until the earlier to occur of (x) the Closing and (y) the termination of this Agreement pursuant to Section 10.1 (such period, the “Interim Period”), Seller shall use commercially reasonable efforts to (except as may be disclosed to Buyer) (i) obtain all necessary consents, waivers, authorizations and approvals of all Governmental Authority, and of all other Persons, required to be obtained by Seller in connection with the execution, delivery and performance by it of this Agreement and the Ancillary Agreements to which Seller is a party, (ii) take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary or proper, consistent with applicable Law, to consummate and make effective in an expeditious manner the transactions contemplated by this Agreement and the Ancillary Agreements, and (iii) maintain the Acquired Assets substantially in the Ordinary Course.

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(b)            Access to Properties and Documents; Confidentiality. During the Interim Period and after the Closing in accordance with this Section 5.1(b), Seller shall afford to Buyers, and to the accountants, counsel and representatives of Buyers, reasonable access during normal business hours to all Documents of Seller relating to the Acquired Assets and the Assumed Liabilities. During the Interim Period, upon reasonable prior notice, Seller shall also afford Buyers reasonable access, taking into account Seller’s resources and other commitments, during normal business hours, to all Acquired Assets, and to Seller’s executive officers, accountants, counsel, employees and other representatives. The rights of access contained in this Section 5.1(b) are granted subject to, and on, the following terms and conditions: (i) any such investigation shall not include physical testing or sampling and will be conducted in a reasonable manner; (ii) all information provided to Buyers or its agents or representatives by or on behalf of Seller or its agents or representatives (whether pursuant to this Section 5.1(b) or otherwise) will be governed and protected by the Confidentiality Agreement, dated as of January 26, 2020 by and between Asset Buyer and FHC, and the Confidentiality Agreement, dated as of September 13, 2020 by and between TerraMar and FHC (collectively, the “Confidentiality Agreement”); (iii) such rights of access shall not affect or modify the conditions set forth in ARTICLE 9 in any way; and (iv) such rights of access shall be subject to and modified by any COVID-19 Measures. Seller shall retain all Documents after the Closing for a period of one (1) year, and if at any time after such one (1) year period Seller determines to dispose of any Documents, Seller shall give Buyers reasonable advance notice of such disposal and allow Buyers to make copies or take possession of such Documents.

(c)            Operation of the Business. During the Interim Period, Seller shall, except as otherwise required, authorized or restricted pursuant to this Agreement, the Bankruptcy Code or an order of the Bankruptcy Court, or with the prior consent of Buyer (such consent not to be unreasonably withheld, conditioned or delayed), operate the Business in the Ordinary Course. Seller shall use commercially reasonable efforts to: (i) except as related to or the result of the filing or pendency of the Bankruptcy Cases, preserve intact its business organizations, (ii) maintain the Business and the Acquired Assets in the Ordinary Course (normal wear and tear excepted), (iii) keep available the services of its officers in the Ordinary Course, (iv) except as related to or the result of the filing or pendency of the Bankruptcy Cases, maintain its business relationships with licensors, licensees, suppliers, contractors, distributors, consultants, vendors and others having business relationships with Seller in connection with the operation of the Business in the Ordinary Course (other than payment of pre-petition claims), (v) pay all of its undisputed post-petition obligations in the Ordinary Course, and (vi) continue to operate the Business and Acquired Assets in all material respects in compliance with all Laws applicable to the Business and Seller.

(d)            Restricted Activities. Except (i) as required by applicable Law or by order of the Bankruptcy Court, (ii) as otherwise expressly required by this Agreement or (iii) with the prior written consent of Acquisition Buyer, Seller shall not:

(i)             (A) increase the annual level of compensation of any employee or (B) increase the coverage or benefits available under any Employee Benefit Plan;

(ii)            subject any of the Acquired Assets to any Lien, except for any Lien secured and granted pursuant to the DIP Facility or arising under applicable Law;

(iii)           enter into any Contract or Lease that limits or restricts in any material respect the conduct or operations of the business of Seller, or that limits or restricts the use of the Acquired Intellectual Property or any other Intellectual Property in which Sellers have any interest or right;

(iv)           close any Store other than the Closing Stores or Stores that are subject to a Rejected Contract;

(v)            modify, amend, supplement, transfer, or terminate any material Contract or Lease;

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(vi)            fail to make, or maintain in full force and effect, any filings necessary to maintain the material Acquired Intellectual Property in full force and effect;

(vii)           make any new commitment with respect to capital expenditures that are material in amount;

(viii)          (A) increase the rate or terms of compensation payable or to become payable to any of the officers or employees of Seller or (B) increase the rate or terms of any (including entering or adopting any new) Employee Benefit Plan covering any of the officers or employees of Seller;

(ix)            other than acquisitions and dispositions of inventory in the Ordinary Course, acquire, dispose of or transfer any material asset or material property; and

(x)             issue any gift cards or gift certificates outside the Ordinary Course.

(e)            Inventory. During the Interim Period, on a weekly basis, Seller will provide Buyer with a report setting for the amount of inventory at each Store and Distribution Center. During the Interim Period, on a weekly basis, Seller will provide Buyer with a report setting for the amount of inventory at each Store and Distribution Center and such other information regarding Inventory and Purchase Orders as may be reasonably requested by Buyer.

(f)            Name Change. Within ten (10) Business Days after the Closing, and subject to Section 6.2(b), Seller shall take all steps necessary to effect a change in the legal name of FHC and its Subsidiaries to remove the Business Names from such names and the caption in the Bankruptcy Case.

(g)            Further Conveyances and Assumptions.

(i)             At the Closing, Seller shall deliver to Acquisition Buyer such Employee Records as are reasonably necessary for Acquisition Buyer to transition the Transferred Employees into Acquisition Buyer’s records, as well as all other Documents included in the Acquired Assets.

(ii)            From and after the Closing, Seller shall take such further actions, and execute, acknowledge and deliver all documents, as may be reasonably necessary or appropriate to sell, transfer, convey, assign and deliver fully to Acquisition Buyer and its successors or permitted assigns, all of the properties, rights, titles, interests, estates, remedies, powers and privileges intended to be assumed by Buyer under this Agreement, and to otherwise make effective or evidence the transactions contemplated by this Agreement and the Ancillary Agreements.

Section 5.2             Covenants of Buyer.

(a)            Commercially Reasonable Efforts. Each Buyer shall use all commercially reasonable efforts to (i) obtain all consents and approvals of all Governmental Authority, and all other Persons, required to be obtained by such Buyer, if applicable, to effect the transactions contemplated by this Agreement and the Ancillary Agreements, and (ii) take, or cause to be taken, all action, and to do, or cause to be done, all things necessary or proper, consistent with applicable Law, to consummate and make effective in an expeditious manner the transactions contemplated by this Agreement and the Ancillary Agreements.

(b)            Adequate Assurances Regarding Assumed Contracts and Assumed Leases. With respect to each Assumed Contract and Assumed Lease, Acquisition Buyer shall provide adequate assurance of the future performance of such Assumed Contract or Assumed Lease by Acquisition Buyer; provided that, for clarity the failure to provide adequate assurance shall not be a breach of this Section 5.2(b) if Buyer has undertaken reasonable efforts to provide such assurance. Acquisition Buyer agrees that it will promptly take all actions as are reasonably requested by Seller to assist in obtaining the Bankruptcy Court’s entry of the Sale Order, including furnishing affidavits, financial information or other documents or information for filing with the Bankruptcy Court and making Acquisition Buyer’s employees and representatives available to testify before the Bankruptcy Court.

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(c)            Cure of Defaults. Buyers shall, without any adjustment to the Purchase Price (other than pursuant to Section 2.2 in respect of the Cure Escrow Amount), as of the Closing or, in respect of any Assumed Lease or Assumed Contract for which the Bankruptcy Court does not enter an Order fixing the Cure Amount until after the Closing, then immediately following the entry of such Order, cure any and all defaults under the Assumed Contracts and Assumed Leases (other than Qualifying Excluded Contracts) as may be settled or ordered, including paying the applicable Cure Amount, which defaults are required to be cured under the Bankruptcy Code, so that such Assumed Contracts and Assumed Leases may be assumed by Seller and assigned to Acquisition Buyer in accordance with the provisions of Section 365 of the Bankruptcy Code as may be settled or ordered.

(d)            Indemnification for Use of Real Property. Each Buyer shall indemnify, defend and hold harmless (i) Seller, (ii) the lessors of any Leased Real Property, and (iii) Seller’s and such lessors’ respective Affiliates and Related Persons from and against any and all claims, demands, causes of action, losses, damages, liabilities, costs and expenses (including attorneys’ fees and disbursements) suffered or incurred by such Persons in connection with (A) such Buyer or such Buyer’s agents’ or representatives’ entry upon the Leased Real Property in connection with their exercise of the right of access pursuant to Section 5.1(b), and (B) any and all other activities undertaken by such Buyer or such Buyer’s agents or representatives with respect to any such Leased Real Property.

(e)            Released Claims. Effective as of the Closing Date, each Buyer, on behalf of itself and its Affiliates and each of their respective employees, directors, officers, shareholders, and advisors, hereby covenants and agrees that it shall not (i) assert any Claims that constitute Acquired Assets to the extent such Claims have been, or are at any time thereafter, released by or on behalf of Seller or any other Person pursuant to an Order of the Bankruptcy Court or otherwise or (ii) pursue, prosecute or assert any rights related to any Claims against employees, officers of directors of Seller, including by way of offset or recoupment.

(f)            Further Conveyances and Assumptions. From and after the Closing, Acquisition Buyer shall, and shall cause its Affiliates to, take such further actions, and execute, acknowledge and deliver all documents, as may be reasonably necessary or appropriate for Seller to sell, transfer, convey, assign and deliver fully to Acquisition Buyer and its successors or permitted assigns, all of the properties, rights, titles, interests, estates, remedies, powers and privileges intended to be assumed by Acquisition Buyer under this Agreement, and to otherwise make effective or evidence the transactions contemplated by this Agreement and the Ancillary Agreements.

(g)            Personally Identifiable Information. Buyers shall honor and observe any and all policies of Seller in effect on the Petition Date prohibiting the transfer of personally identifiable information about individuals consistent with the requirements of Section 363(b)(1)(A) of the Bankruptcy Code.

Section 5.3             Wrong Pockets. From and after the Closing (a) if Seller or any of its Affiliates receives any right, property or asset that is an Acquired Asset, Seller shall promptly transfer, or cause its applicable Affiliate to transfer, such right, property or asset to Acquisition Buyer, and such asset will be deemed the property of Acquisition Buyer held in trust by Seller for Acquisition Buyer until so transferred and (b) if Acquisition Buyer or any of its Affiliates receives any right, property or asset that is an Excluded Asset, Acquisition Buyer shall promptly transfer or cause its applicable Affiliate to transfer, such right, property or asset to Seller, and such asset will be deemed the property of Seller held in trust by Acquisition Buyer for Seller until so transferred.

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Section 5.4             Disclosure Schedule Update. Between the Effective Date and the Closing Date, Seller shall notify Buyers of, and shall promptly supplement or amend a Schedule to this Agreement with respect to, any matter that (a) may arise after the Effective Date and that, if existing or occurring at or prior to the Effective Date, would have been required to be set forth or described in a Schedule to this Agreement or (b) makes it necessary to correct any information (including incomplete or missing information) in a Schedule or in any representation and warranty of Seller that has been rendered inaccurate thereby. Each such notification or supplementation shall be made as promptly as practicable. No supplement or amendment to a Schedule (including delivery of previously incomplete or missing information) to this Agreement or any delivery of a Schedule after the Effective Date (unless expressly acknowledged and agreed by Acquisition Buyer in its sole and absolute discretion, as a cure or modification) shall be deemed to cure any inaccuracy of any representation or warranty made in this Agreement or impair Buyers’ rights to terminate this Agreement pursuant to ARTICLE 10.

ARTICLE 6
ADDITIONAL AGREEMENTS

Section 6.1             Bankruptcy Matters.

(a)            Stalking Horse Bidder and Sale Process. Seller has selected Buyers to serve, and Buyers have consented to their selection and service, collectively, as a “Stalking Horse Bidder,” whereby this Agreement shall serve as a base by which other offers for a potential Alternative Transaction may be measured and is subject to competing offers for an Alternative Transaction by way of the overbid process contemplated by and more fully set forth in the Bid Procedures Order. From the date hereof (and any prior time) and until the transactions contemplated hereby are consummated, Seller is permitted to and to cause its representatives and Affiliates to initiate contact with, solicit or encourage submission of any inquiries, proposals or offers by any Person (in addition to Buyers and their Affiliates and representatives) in connection with any Alternative Transaction. In addition, Seller shall have the authority to respond to any inquiries or offers with respect to an Alternative Transaction and perform any and all other acts related thereto to the extent any such act is not in violation of the Bid Procedures Order or the Bankruptcy Code.

(b)            Break-Up Fee and Expense Reimbursement.

(i)            As consideration for and as a material inducement to Acquisition Buyer conducting its due diligence and entering into this Agreement, in the event this Agreement is terminated, Acquisition Buyer shall be entitled to receive (A) the Break-Up Fee and (B) the Expense Reimbursement, each of which shall be payable in accordance with, and at the time set forth in, Section 10.2(d).

(ii)            Acquisition Buyer and Seller acknowledge and agree that (A) they have expressly negotiated the provisions of this Section 6.1(b) and the payment of the Break-Up Fee and the Expense Reimbursement are integral parts of this Agreement, (B) in the absence of Seller’s obligations to make these payments, Buyer would not have entered into this Agreement, and (C) the Break-Up Fee and the Expense Reimbursement (I) are actual and necessary costs of preserving Seller’s bankruptcy estates, within the meaning of section 503(b) of the Bankruptcy Code and (II) shall be treated as allowed administrative expense claims against Seller’s bankruptcy estates pursuant to sections 105(a), 503(b) and 507(a)(2) of the Bankruptcy Code.

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(iii)            Seller acknowledges and agrees that FHC and each of the Subsidiaries of FHC shall be jointly and severally liable for the entire Break-Up Fee and Expense Reimbursement payable by Seller pursuant to this Agreement.

(iv)            The obligations of Seller to pay the Break-Up Fee or the Expense Reimbursement shall survive termination of this Agreement in accordance with Section 10.2. The Break-Up Fee and Expense Reimbursement shall be deemed earned upon entry of the supplement to the Bid Procedures Order provided for in Section 6.1(c)(i) below and shall be payable by Seller upon the closing of any Alternative Transaction from the proceeds from consummation of an Alternative Transaction and concurrently with any other payments or distributions being made from the proceeds of such Alternative Transaction (for the avoidance of doubt, including prior to any payments or distributions to the DIP Secured Parties (as defined in the DIP Order), professionals retained in the Bankruptcy Case or other administrative claimants in the Bankruptcy Case).

(c)            Bankruptcy Court Milestones. Seller shall comply with the following timeline (collectively, the “Bankruptcy Court Milestones”):

(i)             No later than January 7, 2021, Seller shall obtain entry of a supplement to the Bid Procedures Order, in order to obtain Bankruptcy Court approval of the Expense Reimbursement and the Break-Up Fee.

(ii)            No later than January 16, 2021, the Auction (if necessary) shall have been completed in accordance with the Bid Procedures Order.

(iii)           No later than January 21, 2021, the Bankruptcy Court shall have held the Sale Hearing to consider entry of the Sale Order.

(iv)           No later than January 22, 2021, Seller shall obtain entry by the Bankruptcy Court of the Sale Order and such order shall be in full force and effect and not reversed, modified or stayed.

(d)            Notice to Holders of Liens. Seller shall provide notice of the sale to all holders of Liens in accordance with the Bankruptcy Code, the Federal Rules of Bankruptcy Procedure, the Local Rules for the Bankruptcy Court and any other applicable Order of the Bankruptcy Court. Seller shall promptly serve true and correct copies of all applicable pleadings and notices in accordance with the Bid Procedures Order, the Bankruptcy Code, the Bankruptcy Rules and any other applicable Order of the Bankruptcy Court.

(e)            Entry of Bid Procedures Order and Sale Order.

(i)            Seller shall seek, on an expedited basis if necessary, entry of the Bid Procedures Order, the Sale Order, and any other necessary Orders by the Bankruptcy Court to consummate the Closing as soon as reasonably practicable following the execution of this Agreement consistent with the Bankruptcy Court Milestones, subject to the terms of the Bid Procedures Order and the Sale Order. Buyers and Seller understand and agree that the transaction is subject to approval by the Bankruptcy Court. Buyers agree that they will promptly take such actions as are reasonably requested by Seller to assist in obtaining entry of the Bid Procedures Order and the Sale Order, including a finding of adequate assurance of future performance by Buyer, including by furnishing affidavits or other documents or information for filing with the Bankruptcy Court for the purposes, among others, of providing necessary assurances of future performance by Buyers under this Agreement and demonstrating that Buyers are “good faith” purchasers under section 363(m) of the Bankruptcy Code. In the event that the Bid Procedures Order or the Sale Order shall be appealed by any Person (or a petition for certiori or motion for reconsideration, amendment, clarification, modification, vacation, stay, rehearing or reargument shall be filed with respect to any such Order), Seller and Buyers will cooperate in determining and pursuing the response to any such appeal, petition or motion, and Seller and Buyers shall use their commercially reasonable efforts to obtain an expedited resolution of any such appeal, petition or motion.

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(ii)            Seller shall file such motions or pleadings as may be appropriate or necessary to: (A) assume and assign the Assumed Contracts and (B) subject to the consent of Acquisition Buyer, determine the amount of the Cure Amounts; provided that nothing herein shall preclude Seller from filing such motions to reject any Contracts or Leases that have been designated for rejection by Acquisition Buyer pursuant to Section 1.5.

(iii)           Seller shall cooperate with Buyers concerning the Bid Procedures Order, the Sale Order, any other orders of the Bankruptcy Court relating to the transactions contemplated by this Agreement and the bankruptcy proceedings in connection therewith, and Seller shall, to the extent reasonably practicable, provide Buyers with draft copies of all applications, pleadings, notices, proposed orders and other documents relating to such proceedings at least two (2) Business Days in advance of the proposed filing date so as to permit the Buyers sufficient time to review and comment on such drafts, and, with respect to all provisions that impact the Buyers or relate to the transactions contemplated by this Agreement, such pleadings and proposed orders shall be in form and substance reasonably acceptable to the Buyers. Seller shall use commercially reasonable efforts to give Buyers reasonable advance notice of any hearings regarding the motions required to obtain the issuance of the Bid Procedures Order and the Sale Order.

Section 6.2             Transition Arrangements.

(a)            Transition Services.

(i)            Upon reasonable request from Seller during reasonable hours and taking into consideration the workload of Buyers’ employees on behalf of Buyers, Acquisition Buyer will, for a period of twelve (12) months following the Closing Date, provide to Seller, and the accountants, counsel and representatives of Seller, including any administrator or liquidator of Seller’s estate, such access to the pre-Closing books and records relating to the Business as is reasonably necessary to permit Seller to monetize any Excluded Assets and otherwise liquidate its estate after the Closing and to conclude the Bankruptcy Case, including the reconciliation and litigation of claims and making of distributions to creditors or otherwise. Such services will include (i) reasonable access to Acquisition Buyer’s personnel, information technology systems and books and records and (ii) the use of office space for individuals and office support of appropriate secretaries or clerks for employees of Seller engaged in such wind-down and liquidation process. Following the Closing, upon reasonable request from Seller during reasonable hours and taking into consideration the workload of Buyers’ employees on behalf of Buyers, Buyers shall, and shall instruct their respective representatives to reasonably cooperate with, and assist Seller in performing a financial closing of the accounting books and records of the Seller entities for the fiscal year ending January 31, 2021. Acquisition Buyer will provide the foregoing services free of any charges, fees or rents, provided that Seller will reimburse Acquisition Buyer for reasonable out-of-pocket costs and expenses incurred by Acquisition Buyer in connection with providing such services (which, for the avoidance of doubt, will not include salaries paid to Acquisition Buyer’s consultants or employees or Acquisition Buyer’s overhead but may include temporary service workers (at customary and reasonable hourly costs) if needed based upon the reasonable time demands of the regular work of Acquisition Buyer’s employees and the reasonable time demands of Seller’s employees engaged in the liquidation).

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(ii)            Subject to compliance with applicable Law and the terms of the Designated Plans, notwithstanding anything in Section 1.5 to the contrary, any Employee Benefit Plans designated as a Retained Contract pursuant to Section 1.5(a)(iii) (the “Designated Plans”) shall be retained by Seller for a period not to exceed the earlier of (y) one hundred twenty (120) calendar days from the Closing Date and (z) the date the Bankruptcy Court enters an order confirming a chapter 11 plan for Seller (such period, the “Designated Plans Period”), Buyer shall provide notice to Seller that it is designating the Designated Plans as Rejected Contracts in accordance with Section 1.5(a)(v)). Subject to compliance with applicable Law and the terms of the Employee Benefit Plans, Seller shall continue to cover all eligible Transferred Employees and their eligible dependents under the Designated Plans in accordance with the applicable terms of such Designated Plans as though the Transferred Employees were employees of Seller during the Designated Plans Period. Acquisition Buyer shall reimburse Seller for all premiums and any other costs paid by Seller with respect to the Transferred Employees during the Designated Plans Period, and such payment shall be made on a weekly basis within five (5) Business Days of receipt of evidence reasonably satisfactory to Acquisition Buyer of the amount and of such premiums and that such premiums have been timely paid to the respective insurances companies and providers. If Seller is unable to provide the foregoing transition services in compliance with applicable Law or the terms of the Designated Plans, Acquisition Buyer and Seller shall work together in good faith to mutually agree on an alternative employee transition plan, which may include Seller retaining certain employees after the Closing and leasing or otherwise making such employees available to Acquisition Buyer during the same Designated Plans Period.

(b)            Transitional License. From and after the Closing until the later of (i) sixty (60) calendar days and (ii) fifteen (15) calendar days after the expiration of the Retained Contracts Period (such period, the “License Period”), Acquisition Buyer shall grant Seller a non-exclusive, royalty-free right and license to use the Acquired Intellectual Property, including the Business Name, in connection with the wind-down and liquidation of Seller’s estate and the conclusion of the Bankruptcy Case, including for purposes of administering a plan of liquidation of the Excluded Assets, reconciling claims and making distributions. Seller agrees that it shall (i) as promptly as practicable after the Closing Date and in any event prior to the expiration of the License Period, cease to make any use of the Business Names or the Acquired Intellectual Property, including by removing, striking over, covering, blocking or substantially obliterating all Acquired Intellectual Property from any vehicles, displays, signs, promotional materials or other similar materials then owned by Seller and not included in the Acquired Assets, and (ii) immediately after the Closing, cease to hold itself and its Subsidiaries out as having any affiliation with the Business.

Section 6.3             Further Assurances.

(a)            At the request and the sole expense of the requesting Party, either Party shall, at any time after the Closing Date, execute and deliver such documents as the other Party or its counsel may reasonably request to effectuate the purposes of this Agreement.

(b)            From and after the Closing, Seller hereby authorizes and empowers Acquisition Buyer and its Affiliates to receive and open all mail and other communications (including electronic communications) received by Acquisition Buyer or its Affiliates relating to the Business or and to deal with the contents of such communications; provided, that any mail or other communications constituting or otherwise pertaining to Excluded Assets or Excluded Liabilities shall be promptly forwarded to Seller. From and after the Closing, Seller shall promptly deliver or cause to be delivered to Acquisition Buyer any mail or other communication (including electronic communications) received by Seller or any of its Affiliates after the Closing Date pertaining to the Business (except to the extent such mail or other communications constitutes or otherwise pertains to Excluded Assets or Excluded Liabilities), and if Seller or any of its Affiliates receive from any Person after the Closing Date any telephone calls with respect to the Business at any telephone number not transferred to Acquisition Buyer, Sellers shall inform such Person that the telephone number for the Business has changed and provide such Person with, and forward such call to, such telephone number for the Business as is supplied by Acquisition Buyer.

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ARTICLE 7
EMPLOYEES AND EMPLOYEE BENEFITS

Section 7.1             Offer of Employment.

(a)            No later than seven (7) calendar days prior to the Closing Date, Seller shall provide Acquisition Buyer with a list of all employees, including their current base wage and hourly rate, incentive bonus opportunities, and other material compensation terms and, with respect to each employee, his or her name, address of employment, position/employment occupation classification, status as full-time or part-time, date of hire, status as active or on leave (and, if on leave, the nature of the leave and the anticipated date of return), and status as exempt or non-exempt for purposes of federal and state overtime pay requirements. As of the Closing Date, Acquisition Buyer shall have the right to offer employment to any and all employees of Seller on terms and conditions of employment, including salaries and benefits, as Acquisition Buyer should determine in its sole and absolute discretion; provided that Buyers and Seller expressly agree that neither Buyer shall be deemed for any purpose to be a “successor employer” of Seller and that Acquisition Buyer’s operation of the Business following the Closing Date shall for all purposes be deemed to have occurred with a substantial interruption and substantial change from the operation of the Business by Seller prior to the Closing Date. Furthermore, notwithstanding any of the above, Buyers shall have no obligation to offer employment as of the Closing Date to any employee of Seller. Any employee that accepts an offer of employment from Acquisition Buyer shall be considered a “Transferred Employee” for purposes of this Agreement.

(b)            From and after the date of execution of this Agreement, Acquisition Buyer and/or its representatives may meet and otherwise communicate with employees of Seller, upon prior written notice to Seller (in a manner so as not to interfere unreasonably with the normal business operations of Seller) to discuss the impact of the pending transaction and Acquisition Buyer’s intentions with respect to Seller’s employees and to interview and offer employment pursuant to the terms of this Section 7.1 to Seller’s employees. Seller may elect to have their representatives present during such communications, and Acquisition Buyer shall provide Seller with copies of written communications to such employees at least two (2) Business Days prior to distribution thereof to such employees. Notwithstanding the foregoing, (i) commencing not later than five (5) Business Days after the execution date of this Agreement, Acquisition Buyer shall be permitted to introduce itself to the employees of Seller at in-person meetings, and attend additional in-person meetings with employees of Seller following the initial meetings, in each case, in the presence of representatives of Seller at such locations and times as are mutually agreed by the Parties (such agreement not to be unreasonably withheld, delayed, or conditioned), and (ii) Acquisition Buyer and Seller shall cooperate in good faith in developing and implementing an employee communication plan pursuant to which one or more written communications about Acquisition Buyer, the transactions contemplated hereby, and Acquisition Buyer’s plans or intentions with respect to the future operation of the Business will, from time to time, be distributed to employees and pursuant to which meetings of Acquisition Buyer with employees of Seller may be scheduled.

(c)            Nothing in this Agreement shall constitute any commitment, Contract or understanding (expressed or implied) of any obligation on the part of Acquisition Buyer to a post-Closing employment relationship of any fixed term or duration or upon any terms or conditions other than those that Acquisition Buyer may establish pursuant to individual offers of employment. Nothing in this Agreement shall be deemed to prevent or restrict in any way the right of Acquisition Buyer to terminate, reassign, promote or demote any of the Transferred Employees after the Closing or to change adversely or favorably the title, powers, duties, responsibilities, functions, locations, salaries, future benefits, other compensation or terms or conditions of Acquisition Buyer’s employment of such employees. Seller shall be responsible for the payment of and shall pay all outstanding Liabilities owed to Seller’s employees that arose or originated prior to the Closing. Acquisition Buyer shall be responsible for payment of and shall pay all Liabilities owed to the Transferred Employees that arise after the Closing.

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(d)            If any of the arrangements described in this Section 7.1 are determined by any Governmental Body to be prohibited by applicable Law, Acquisition Buyer and Seller shall modify such arrangements to as closely as possible reflect their expressed intent and retain the allocation of economic benefits and burdens to the Parties contemplated herein in a manner that is not prohibited by applicable Law.

(e)            Notwithstanding anything in this Section 7.1 to the contrary, nothing contained herein, whether express or implied, shall be treated as an amendment or other modification of any Employee Benefit Plan or employee benefit plan maintained by Acquisition Buyer or any of its Affiliates, or shall limit the right of Acquisition Buyer to amend, terminate or otherwise modify any Employee Benefit Plan or employee benefit plan maintained by Acquisition Buyer or any of its Affiliates following the Closing Date. If (i) a party other than the Parties makes a claim or takes other action to enforce any provision in this Agreement as an amendment to any Employee Benefit Plan or employee benefit plan maintained by Acquisition Buyer or any of its Affiliates, and (ii) such provision is deemed to be an amendment to such Employee Benefit Plan or employee benefit plan maintained by Acquisition Buyer or any of its Affiliates even though not explicitly designated as such in this Agreement, then, solely with respect to the Employee Benefit Plan or employee benefit plan maintained by Acquisition Buyer or any of its Affiliates at issue, such provision shall lapse retroactively and shall have no amendatory effect with respect thereto.

Section 7.2             Third Party Beneficiary. No provision of this ARTICLE 7 shall (a) create any third party beneficiary or other rights in any Employee or former employee (including any beneficiary or dependent thereof) of Seller, Acquisition Buyer or any other Person, (b) constitute or create, or be deemed to constitute or create, an employment agreement or employee benefit plan, (c) constitute or be deemed to constitute an amendment to any employee benefit plan sponsored or maintained by Seller or Acquisition Buyer, or (d) alter or change the employment at-will status of any Employees.

ARTICLE 8
TAXES.

Section 8.1             Taxes Related to Purchase of Assets. All recording and filing fees and all federal, state and local sales, transfer, excise, value-added or other similar Taxes, including all state and local Taxes in connection with the transfer of the Acquired Assets, but excluding all Income Taxes based upon gain realized by Seller as a result of the sale of the Acquired Assets (collectively, “Transaction Taxes”), that may be imposed by reason of the sale, transfer, assignment and delivery of the Acquired Assets, and which are not exempt under Section 1146(a) of the Bankruptcy Code, shall be paid by Seller. Buyers and Seller agree to cooperate to determine the amount of Transaction Taxes payable in connection with the transactions contemplated under this Agreement, and Buyers agree to assist Seller reasonably in the preparation and filing of any and all required returns for or with respect to such Transaction Taxes with any and all appropriate taxing authorities. Each of Buyers and Seller shall provide the other with any exemption certificate or its equivalent to lawfully mitigate or eliminate Transaction Taxes which are not otherwise exempt under Section 1146(a) of the Bankruptcy Code.

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Section 8.2             Cooperation on Tax Matters.

(a)            Buyers and Seller agree to furnish or cause to be furnished to each other, as promptly as practicable, such information and assistance relating to the Acquired Assets and the Assumed Liabilities as is reasonably necessary for the preparation and filing of any Tax Return, claim for refund or other required or optional filings relating to Tax matters, for the preparation for and proof of facts during any Tax audit, for the preparation for any Tax protest, for the prosecution or defense of any suit or other proceeding relating to Tax matters and for the answer to any Governmental Authority inquiry relating to Tax matters.

(b)            Acquisition Buyer agrees to retain possession, at its own expense, of all accounting, business, financial and Tax records and information (i) relating to the Acquired Assets or the Assumed Liabilities that are in existence on the Closing Date and transferred to Acquisition Buyer hereunder and (ii) coming into existence after the Closing Date that relate to the Acquired Assets or the Assumed Liabilities before the Closing Date, for a period of at least six (6) years from the Closing Date, and will give Seller notice and an opportunity to retain any such records in the event that Acquisition Buyer determines to destroy or dispose of them after such period. In addition, from and after the Closing Date, Acquisition Buyer agrees that it will provide access to Seller and its attorneys, accountants and other representatives (after reasonable notice and during normal business hours and without charge) to the books, records, documents and other information relating to the Acquired Assets or the Assumed Liabilities as Seller may reasonably deem necessary to (x) properly prepare for, file, prove, answer, prosecute and/or defend any such Tax Return, claim, filing, tax audit, tax protest, suit, proceeding or answer or (y) administer or complete any cases under Chapter 11 of the Bankruptcy Code of Seller. Such access shall include access to any computerized information retrieval systems relating to the Acquired Assets or the Assumed Liabilities.

(c)            Any refund, overpayment or rebate of Pre-Closing Taxes (including any refund, credit, overpayment or rebate relating to any Straddle Period) and any related interest paid or credited with respect thereto by a Taxing Authority (any such amounts, “Pre-Closing Tax Refund”) shall be for the account of Seller, and Buyers or any of their respective Affiliates shall promptly, and in no case later than ten (10) Business Days after receipt thereof, pay such Pre-Closing Tax Refund over to Seller net of any reasonable cost or expense incurred in connection with such Pre-Closing Tax Refund. Buyers shall cooperate with Seller and promptly take all actions (including those reasonably requested by Seller) to obtain any Pre-Closing Tax Refund, including filing of forms or amended Tax Returns.

(d)            Acquisition Buyer shall prepare and file, or cause to be prepared and filed (with Seller’s reasonable cooperation) all Tax Returns with respect to Taxes imposed on the Acquired Assets for any Straddle Period and Post-Closing Tax Period; provided, however, that Acquisition Buyer shall deliver to Seller for its review and comment all such Tax Returns relating to a Straddle Period at least fifteen (15) Business Days prior to the due date for filing thereof and no such Tax Return shall be filed without Seller’s prior written consent, which consent shall not be unreasonably withheld, conditioned or delayed; provided that Seller shall be deemed to have given such consent if it has not delivered a written notice to Acquisition Buyer at least ten (10) Business Days prior to the due date for filing specifying in reasonable detail any requested changes to the Tax Return. The portion of any such Taxes payable for a Straddle Period treated as Pre-Closing Taxes shall equal (i) in the case of ad valorem or property Taxes, the total amount of such Tax for the entire Straddle Period multiplied by a fraction, the numerator of which is the number of days in the Straddle Period ending on the Closing Date and the denominator of which is the number of days in the entire Straddle Period and (ii) in the case of any other Tax, the amount which would be payable computed on closing of the books basis as if the relevant Tax period ended as of the close of business on the Closing Date. All Tax Returns with respect to a Straddle Period shall be filed, and any Taxes reflected thereon shall be paid, on or prior to the applicable due dates (taking into account any permitted extension of the time to file in accordance with applicable Law) thereof. Acquisition Buyer and Seller shall reasonably cooperate in the preparation of any Tax Returns described in this Section 8.2(d). For the avoidance of doubt, Acquisition Buyer shall only be responsible for Straddle Period Taxes treated as Post-Closing Taxes relating to the Acquired Assets.

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(e)            Upon determination of the amount due to any Texas Tax Authority, Acquisition Buyer and Seller shall, as promptly as practicable following such determination, in accordance with the terms of the Escrow Agreement, deliver joint written instructions to the Escrow Agent instructing the Escrow Agent to release the Texas Tax Escrow Amount (or such lesser amount if applicable) to the applicable Texas Taxing Authorities, by wire transfer of immediately available funds to an account (or accounts) designated in such joint written instruction. If the Texas Tax Liability as finally determined is less than the Texas Tax Escrow Amount, concurrently with or after delivering joint written instructions to the Escrow Agent in accordance with the immediately preceding sentence, Acquisition Buyer and Seller shall, as promptly as practicable following such determination, in accordance with the terms of the Escrow Agreement, deliver joint written instructions to the Escrow Agent instructing the Escrow Agent to release the balance of the Texas Tax Escrow Amount held by the Escrow Agent pursuant to the Escrow Agreement to Acquisition Buyer, by wire transfer of immediately available funds to an account (or accounts) designated in such joint written instruction. Seller shall pay to Acquisition Buyer from the Specified Claim Amounts, an amount equal to the Texas Tax Liability less that portion of the Straddle Period Taxes treated as Post-Closing Taxes relating to the Acquired Assets, calculated in accordance with Section 8.2(d).

Section 8.3             Allocation of Purchase Price. No later than sixty (60) days after the expiration of the Retained Contracts Period, Acquisition Buyer shall deliver a schedule to Seller allocating the Purchase Price among the Acquired Assets (the “Allocation”). Seller and Buyers will cooperate to resolve any disputes regarding the Allocation and to file with the Internal Revenue Service their respective Forms 8594 as provided for in Section 1060 of the Code on a basis consistent with the Allocation, and the Allocation shall be reflected on any Tax Returns required to be filed as a result of the transactions contemplated by this Agreement. If the Parties are unable to resolve any disputes regarding the Allocation prior to filing their respective IRS Forms 8594, the Parties shall promptly refer the matter to the Accounting Firm for resolution pursuant to Section 2.2(d)(ii).

ARTICLE 9
CONDITIONS PRECEDENT TO PERFORMANCE BY THE PARTIES.

Section 9.1             Conditions Precedent to Performance by Each Party. The respective obligations of Buyers and Seller to consummate the transactions contemplated by this Agreement are subject to the fulfillment, on or before the Closing Date, of the following conditions:

(a)            Sale Order. The Bankruptcy Court shall have entered the Sale Order, no Order staying, modifying or amending the Sale Order shall be in effect on the Closing Date and the Sale Order shall be a Final Order.

(b)            No Order. There shall not be in effect on the Closing Date any Order that declares this Agreement invalid or unenforceable in any respect or which prevents or makes illegal the consummation of the transactions contemplated by this Agreement.

Section 9.2             Conditions Precedent to Performance by Seller. The obligation of Seller to consummate the transactions contemplated by this Agreement is subject to the fulfillment, on or before the Closing Date, of the following conditions, any one or more of which may be waived by Seller in its sole discretion:

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(a)            Representations and Warranties of each Buyer. All representations and warranties made by each Buyer in Section 4.2 shall be accurate in all material respects on and as of the Closing Date as if again made by such Buyer on and as of such date, except for (i) those representations and warranties that speak solely as of a specific date and that were true and correct as of such date and (ii) inaccuracies that do not result in a material adverse effect on such Buyer’s ability to perform its obligations hereunder.

(b)            Performance of the Obligations of Buyer. Each Buyer shall have performed in all material respects all obligations required under this Agreement to be performed by it on or before the Closing Date (except with respect to the obligation to pay the Performance Deposit and the Closing Payment in accordance with the terms of this Agreement, which obligations shall be performed in all respects).

(c)            Cure of Defaults. At or prior to the Closing, each Buyer shall have cured, or made arrangements, satisfactory to the Bankruptcy Court, to promptly cure, any and all defaults under the Assumed Contracts that are required to be cured under the Bankruptcy Code, so that such Assumed Contracts may be assumed by Seller and assigned to such Buyer in accordance with the provisions of Section 365 of the Bankruptcy Code.

(d)            Closing Certificate. Seller shall have received a certificate, dated as of the Closing Date and executed by an authorized officer of each Buyer, certifying that the conditions set forth in Section 9.2(a) and Section 9.2(b) have been satisfied.

(e)            Buyers’ Deliveries. Buyers shall have delivered to Seller all of the items set forth in Section 3.3.

Section 9.3             Conditions Precedent to Performance by Buyers. The obligations of Buyers to consummate the transactions contemplated by this Agreement are subject to the fulfillment, on or before the Closing Date, of the following conditions, any one or more of which may be waived by each Buyer in its sole discretion:

(a)            Representations and Warranties of Seller. All representations and warranties made by Seller in Section 4.1 shall be accurate in all material respects on and as of the Closing Date as if again made by Seller on and as of such date, except for (i) those representations and warranties that speak solely as of a specific date and that were true and correct as of such date, and (ii) inaccuracies that would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(b)            Performance of the Obligations of Seller. Seller shall have performed in all material respects all obligations required under this Agreement to be performed by it on or before the Closing Date.

(c)            Closing Certificate. Buyers shall have received a certificate, dated as of the Closing Date and executed by an authorized officer of Seller, certifying that the conditions set forth in Section 9.3(a) and Section 9.3(b) have been satisfied.

(d)            Inventory. Estimated Inventory Shortfall shall not be more than Five Million Dollars ($5,000,000).

(e)            Seller’s Deliveries. Seller shall have delivered to Buyers all of the items set forth in Section 3.2.

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ARTICLE 10
TERMINATION.

Section 10.1           Termination. This Agreement may be terminated at any time before the Closing:

(a)            by mutual written consent of Seller and Acquisition;

(b)            by Acquisition Buyer or Seller, if any court of competent jurisdiction or other competent Governmental Authority over Seller or Buyers has enacted or issued an Order that (i) declares this Agreement invalid or unenforceable in any respect; (ii) restrains, enjoins or prohibits the consummation of the transaction contemplated by this Agreement; or (iii) otherwise prevents or makes illegal the consummation of the transactions contemplated by this Agreement, and such Order has become final and non-appealable; provided however, that the right to terminate this Agreement under this Section 10.1(b) shall not be available to a Party if the failure to consummate the Closing because of such action by a Governmental Authority shall be due to the failure of such Party to have fulfilled, in any material respect, any of its obligations under this Agreement; provided, further, however, that the right to terminate this Agreement under this Section 10.1(b) shall not be available to Seller if such termination is in furtherance of Seller entering into a definitive agreement with respect to an Alternative Transaction, seeking approval of an Alternative Transaction, or consummating an Alternative Transaction, in which case this Agreement shall be terminated under Section 10.1(k);

(c)            by Seller or Acquisition Buyer, if the Closing does not occur by January 29, 2021 (the “Outside Date”); provided, however, that the right to terminate this Agreement pursuant to this Section 10.1(c) shall not be available to any Party that is in breach of any of its covenants, obligations or agreements set forth in this Agreement; provided, further, however, that the right to terminate this Agreement under this Section 10.1(c) shall not be available to Seller if such termination is in furtherance of Seller entering into a definitive agreement with respect to an Alternative Transaction, seeking approval of an Alternative Transaction, or consummating an Alternative Transaction, in which case this Agreement shall be terminated under Section 10.1(k);

(d)            by Seller, if: (i) Buyers have breached or failed to perform any of their obligations contained in this Agreement to be complied with by them such that the closing condition set forth in Section 9.2(b) would not be satisfied; or (ii) there exists an inaccuracy of any representation or warranty of Buyers contained in Section 4.2 such that the closing condition set forth in Section 9.2(a) would not be satisfied and, in the case of each of clauses (i) and (ii) above, such breach or failure to perform has not been waived in writing by Seller or cured by Buyers within thirty (30) days after receipt of written notice thereof or is incapable of being cured by Buyers by the Outside Date; provided, however, the failure by Buyers to deliver the Closing Payment or the joint written instructions to the Escrow Agent with respect to the Performance Deposit at the Closing as required hereunder shall not be subject to cure hereunder unless otherwise agreed to in writing by Seller; provided further, however, that the right to terminate this Agreement pursuant to this Section 10.1(d) shall not be available to Seller if Seller is in breach of any of its representations, warranties, covenants or obligations set forth in this Agreement;

(e)            by Acquisition Buyer, if: (i) Seller has breached or failed to perform any of its obligations contained in this Agreement to be complied with by it such that the closing condition set forth in Section 9.3(b) would not be satisfied; or (ii) there exists an inaccuracy of any representation or warranty of Seller contained in Section 4.1 such that the closing condition set forth in Section 9.3(a) would not be satisfied and, in the case of each of clauses (i) and (ii) above, such breach or failure to perform has not been waived in writing by Acquisition Buyer or cured by Seller within thirty (30) days after receipt of written notice thereof or is incapable of being cured by Seller by the Outside Date; provided, however, that the right to terminate this Agreement pursuant to this Section 10.1(e) shall not be available to Acquisition Buyer if Buyers are in breach of any of their representations, warranties, covenants or obligations set forth in this Agreement;

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(f)            by Seller, if Seller is not in material breach of this Agreement, and if (i) Seller has provided Buyers with written notice that it is prepared to consummate the transactions contemplated by this Agreement, (ii) the conditions to Closing set forth in Section 9.1 and Section 9.3 have been satisfied (or waived by Buyers), other than those conditions that by their nature can only be satisfied at the Closing, and (iii) the Closing does not occur within fifteen (15) Business Days of Seller providing Buyers with such notice;

(g)           by Acquisition Buyer, by notice to Seller, or by Seller, by notice to Buyers, if the Bankruptcy Court enters an Order dismissing or converting the Bankruptcy Case into a case under Chapter 7 of the Bankruptcy Code, appointing a trustee in the Bankruptcy Case, or appointing an examiner with enlarged power related to the operation of the Business (beyond those set forth in Section 1106(a)(3) or (4) of the Bankruptcy Code) under Section 1106(b) of the Bankruptcy Code, or the occurrence of any of the foregoing;

(h)           by Acquisition Buyer, if Buyers are not the Successful Bidder at the Auction;

(i)            by Acquisition Buyer, if Seller withdraws or seeks authority to withdraw the Bid Procedures Motion or any provisions thereof;

(j)            by Acquisition Buyer, if (i) following entry by the Bankruptcy Court of the Bid Procedures Order, such order is (x) amended, modified or supplemented in a way that is materially adverse to Buyers without Buyers’ prior written consent or (y) voided, reversed or vacated or is subject to a stay, (ii) following entry by the Bankruptcy Court of the Sale Order, the Sale Order is (x) amended, modified or supplemented in a way that is adverse to Buyers’ without Buyers’ prior written consent or (y) voided, reversed or vacated or is subject to a stay, or (iii) Seller fails to comply with any of the Bankruptcy Court Milestones; and

(k)            automatically, if Seller enters into a definitive agreement with respect to an Alternative Transaction, the Bankruptcy Court enters an Order approving an Alternative Transaction, or Seller consummates an Alternative Transaction with one or more Persons other than Buyers collectively.

For the avoidance of doubt, any termination by Acquisition Buyer pursuant to this Section 10.1 shall be considered a termination of this Agreement for purposes of the Buyers collectively.

Section 10.2           Effect of Termination; Remedies.

(a)            In the event of termination pursuant to Section 10.1, this Agreement shall become null and void and have no effect (other than Section 6.1(a)(i), ARTICLE 10, ARTICLE 11 and ARTICLE 12, which shall survive termination), with no liability on the part of Seller or Buyers, or their respective Affiliates or Related Persons, with respect to this Agreement, except for (i) the liability of a Party for its own expenses pursuant to Section 11.4, (ii) the obligation of Buyers under Section 6.1(a) and (iii) any liability provided for in Section 10.2(b) through Section 10.2(e), inclusive.

(b)            If this Agreement is terminated pursuant to Section 10.1(a), Section 10.1(b), Section 10.1(c), Section 10.1(e), Section 10.1(g), Section 10.1(h), Section 10.1(i), Section 10.1(j), or Section 10.1(k) then, within three (3) calendar days after receipt of notice of such termination, Seller and Buyers shall, in accordance with the terms of the Escrow Agreement, deliver joint written instructions to the Escrow Agent instructing the Escrow Agent to release the Performance Deposit to Buyers, by wire transfer of immediately available funds to an account (or accounts) designated in such joint written instruction.

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(c)            If this Agreement is terminated pursuant to Section 10.1(d) or Section 10.1(f), then Seller shall be entitled to the following as liquidated damages, collectively, the “Reverse Break-Up Fee”): (i) Seller and Buyers shall, in accordance with the terms of the Escrow Agreement, deliver joint written instructions to the Escrow Agent instructing the Escrow Agent to release the Performance Deposit to Seller, by wire transfer of immediately available funds to an account (or accounts) designated in such joint written instruction)), and (ii) Seller shall be entitled to pursue damages, jointly and severally, against Acquisition Buyer and TerraMar up to an amount equal to the lesser of (A) Five Hundred Thousand Dollars ($500,000) and (B) the amount, if any, by which the Base Purchase Price exceeds the aggregate gross proceeds (in any form of consideration) received from all Alternative Transactions for any of the Acquired Assets. Any payment by Buyers pursuant to this Section 10.2(c) shall be made on the date that is three (3) calendar days following the date upon which Buyers receive notice of termination pursuant to Section 10.1(d) or Section 10.1(f) from Seller.

(d)            If this Agreement is terminated pursuant to Section 10.1(k), then (i) Seller and Acquisition Buyer shall, in accordance with the terms of the Escrow Agreement, deliver joint written instructions to the Escrow Agent instructing the Escrow Agent to release the Performance Deposit to Acquisition Buyer, by wire transfer of immediately available funds to an account (or accounts) designated in such joint written instruction, due and payable to Acquisition Buyer on the date that is no later than three (3) calendar days following the date of termination and (ii) Seller shall pay to Acquisition Buyer an amount in cash equal to the Break-Up Fee and Expense Reimbursement on the date each Alternative Transaction is consummated from which such amounts shall be paid; provided that, for the avoidance of doubt, Acquisition Buyer is only entitled to a single recovery of the aggregate amount of the Break-Up Fee and Expense Reimbursement. The amounts set forth in this Section 10.2(d) shall be Buyers’ sole and exclusive recourse in the event this Agreement is terminated pursuant to Section 10.1(k).

(e)            If this Agreement is terminated pursuant to Section 10.1(b), Section 10.1(c), Section 10.1(e), Section 10.1(g), Section 10.1(h), Section 10.1(i) or Section 10.1(j), then (i) Seller and Acquisition Buyer shall, in accordance with the terms of the Escrow Agreement, deliver joint written instructions to the Escrow Agent instructing the Escrow Agent to release the Performance Deposit to Acquisition Buyer, by wire transfer of immediately available funds to an account (or accounts) designated in such joint written instruction, due and payable to Acquisition Buyer on the date that is no later than three (3) calendar days following the date of termination and (ii) Seller shall pay to Acquisition Buyer an amount in cash equal to the Expense Reimbursement on the date each Alternative Transaction is consummated from which such amounts shall be paid; provided that, for the avoidance of doubt, Acquisition Buyer is only entitled to a single recovery of the aggregate amount of the Expense Reimbursement. The amounts set forth in this Section 10.2(e) shall be Buyers’ sole and exclusive recourse in the event this Agreement is terminated pursuant to Section 10.1(b), Section 10.1(c), Section 10.1(e), Section 10.1(g), Section 10.1(h), Section 10.1(i) or Section 10.1(j).

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(f)            Notwithstanding anything to the contrary herein, the remedies set forth in this Section 10.2 (to the extent that this Agreement is terminated in accordance with Section 10.1), and the right to enforce covenants as set forth in ARTICLE 6 (if the Closing shall have occurred) shall be the exclusive remedies of the Parties for breaches of this Agreement or any of its provisions, and are in derogation of all other rights and remedies available to the Parties at law, in equity or otherwise. The Parties acknowledge and agree that (i) Seller’s entitlement to the Reverse Break-Up Fee will constitute liquidated damages (and not a penalty) and, if Seller receives such amount, then notwithstanding anything to the contrary contained herein, the Reverse Break-Up Fee shall be the sole and exclusive remedy available to Seller and any other Person against Buyers, their Subsidiaries, and any of their respective Affiliates, including TerraMar, in connection with this Agreement and the transactions contemplated hereby (including as a result of the failure to consummate the Closing or for a breach or failure to perform hereunder or otherwise) and none of Buyers, their respective Subsidiaries or any of their respective Affiliates shall have any further liability relating to or arising out of this Agreement or the transactions contemplated hereby and (ii) Acquisition Buyer’s entitlement to the Break-Up Fee and Expense Reimbursement will constitute liquidated damages (and not a penalty) and, if Acquisition Buyer receives such amount, then notwithstanding anything to the contrary contained herein, such Break-Up Fee and Expense Reimbursement shall be the sole and exclusive remedy available to Acquisition Buyer and any other Person against Seller, its Subsidiaries, and any of their respective Affiliates in connection with this Agreement and the transactions contemplated hereby (including as a result of the failure to consummate the Closing or for a breach or failure to perform hereunder or otherwise) and none of Seller, its Subsidiaries or any of their respective Affiliates shall have any further liability relating to or arising out of this Agreement or the transactions contemplated hereby. Each Party acknowledges that the agreements contained in this Section 10.2 are an integral part of the transactions contemplated by this Agreement and that without these agreements such Party would not have entered into this Agreement.

ARTICLE 11
MISCELLANEOUS.

Section 11.1           Successors and Assigns. Prior to the Closing, neither Buyers, on the one hand, nor Seller, on the other hand, shall assign this Agreement or any rights or obligations hereunder without the prior written consent of the other, and any such attempted assignment without such prior written consent shall be void and of no force and effect. This Agreement shall inure to the benefit of and shall be binding upon the successors and permitted assigns of the Parties.

Section 11.2           Governing Law; Jurisdiction. This Agreement shall be construed, performed and enforced in accordance with, and governed by, the Laws of the State of Delaware (without giving effect to the principles of conflicts of Laws thereof), except to the extent that the Laws of such State are superseded by the Bankruptcy Code. For so long as Seller is subject to the jurisdiction of the Bankruptcy Court, the Parties irrevocably elect as the sole judicial forum for the adjudication of any matters arising under or in connection with the Agreement, and consent to the exclusive jurisdiction of, the Bankruptcy Court. After Seller is no longer subject to the jurisdiction of the Bankruptcy Court, the Parties irrevocably elect as the sole judicial forum for the adjudication of any matters arising under or in connection with this Agreement, and consent to the jurisdiction of, the State of Delaware’s Court of Chancery (or, if subject matter jurisdiction in that court is not available, in any appropriate state or federal courts in New Castle County in the State of Delaware).

Section 11.3           WAIVER OF JURY TRIAL. EACH PARTY TO THIS AGREEMENT IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY TO THIS AGREEMENT CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE SUCH WAIVER, (B) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVER, (C) IT MAKES SUCH WAIVER VOLUNTARILY, AND (D) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 11.3.

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Section 11.4           Expenses. Except as expressly otherwise provided herein, each of the Parties shall pay its own expenses in connection with this Agreement and the transactions contemplated by this Agreement, including any legal and accounting fees, whether or not the transactions contemplated by this Agreement are consummated. Acquisition Buyer shall pay the cost of any surveys (without limitation to the restriction in Section 5.1(b)), title insurance policies and title reports ordered by Acquisition Buyer. For all purposes under this Agreement, unless otherwise specified herein, any obligation of Seller to exercise commercially reasonable efforts shall not require the incurrence of any out-of-pocket expenses by Seller.

Section 11.5           Broker’s and Finder’s Fees. Each of the Parties represents and warrants that it has dealt with no broker or finder in connection with any of the transactions contemplated by this Agreement other than as set forth on Schedule 11.5, whose fees and expenses shall, as between the Parties, be the responsibility of the Party indicated on Schedule 11.5, and, to such Party’s Knowledge, no other broker or other Person is entitled to any commission or broker’s or finder’s fee in connection with any of the transactions contemplated by this Agreement or the Ancillary Agreements.

Section 11.6           Severability. In the event that any part of this Agreement is declared by any court or other judicial or administrative body to be null, void or unenforceable, said provision shall survive to the extent it is not so declared, and all of the other provisions of this Agreement shall remain in full force and effect only if, after excluding the portion deemed to be unenforceable, the remaining terms shall provide for the consummation of the transactions contemplated by this Agreement in substantially the same manner as originally set forth at the later of the date this Agreement was executed or last amended.

Section 11.7           Notices.

(a)            All notices, requests, demands and other communications under this Agreement shall be in writing and shall be deemed to have been duly given: (i) on the date of service, if served personally on the Party to whom notice is to be given; (ii) when transmitted via electronic mail to the applicable electronic mail address set forth below if confirmation of receipt is obtained promptly after completion of transmission; (iii) on the day after delivery to Federal Express or similar overnight courier or the Express Mail service maintained by the United States Postal Service; or (iv) on the fifth (5th) day after mailing, if mailed to the Party to whom notice is to be given, by first class mail, registered or certified, postage prepaid and properly addressed, to the Party as follows:

If to Seller:

Francesca’s Holdings Corporation
8760 Clay Road
Houston, Texas 77080
Attention: Cindy Thomassee
Email: cindy.thomassee@francescas.com

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With a copy to (which copy alone shall not constitute notice):

O’Melveny & Myers LLP
7 Times Square
New York, NY 10036
Attention: Tobias L. Knapp, Esq. and Sung Pak, Esq.
Phone: (212) 408-2440; (212) 408-2456
Email: tknapp@omm.com; spak@omm.com

If to Acquisition Buyer:

TerraMar Capital LLC
12100 Wilshire Boulevard
Suite 1750
Los Angeles, CA 92626
Attention: Joshua Phillips
Email: jphillips@terramarcapital.com

With a copy to (which copy alone shall not constitute notice):

McDonald Hopkins LLC
300 North LaSalle Street

Suite 1400

Chicago, IL 60654
Attention: Marc Carmel
Email: mcarmel@mcdonaldhopkins.com

McDonald Hopkins LLC
600 Superior Ave., E.

Suite 2100

Cleveland, OH 44114
Attention: Christal Contini
Email: ccontini@mcdonaldhopkins.com

If to Asset Buyer:

Tiger Capital Group, LLC
60 State Street, 11th Floor

Boston, MA 02109
Attention: Mark P. Naughton, Senior General Counsel
Email: MNaughton@tigergroup.com

(b)            Any Party may change its address for the purpose of this Section 11.7 by giving the other Party written notice of its new address in the manner set forth above.

Section 11.8           Amendments; Waivers. This Agreement may be amended or modified, and any of the terms, covenants, representations, warranties or conditions hereof may be waived, only by a written instrument executed by the Parties, or in the case of a waiver, by the Party waiving compliance. Any waiver by any Party of any condition, or of the breach of any provision, term, covenant, representation or warranty contained in this Agreement, in any one or more instances, shall not be deemed to be or construed as a furthering or continuing waiver of any such condition, or of the breach of any other provision, term, covenant, representation or warranty of this Agreement.

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Section 11.9           Time of Essence. Time is of the essence in the performance of each and every term of this Agreement.

Section 11.10         Specific Performance. Each Party acknowledges and agrees that each other Party would be damaged irreparably in the event that a Party does not perform its obligations under this Agreement in accordance with its specific terms or otherwise breaches this Agreement, so that, in addition to any other remedy that Buyers or Seller may have under Law or equity, either Party shall be entitled, without the requirement of posting a bond or other security, to seek injunctive relief to prevent any breaches of the provisions of this Agreement by the other Party and to enforce specifically this Agreement and the terms and provisions hereof. If any action or proceeding should be brought in equity to enforce the provisions of this Agreement, no Party shall allege, and each Party hereby waives the defense, that there is an adequate remedy at Law.

Section 11.11         Public Announcements. Promptly after the execution and delivery of this Agreement, the Parties shall make a joint press release in form and substance reasonably satisfactory to both of them regarding the transactions contemplated herein. Thereafter, no Party shall make any press release or public announcement concerning the transactions contemplated by this Agreement without the prior written consent of an other Party (such consent not to be unreasonably withheld, conditioned or delayed) unless a press release or public announcement is required by Law or Order of the Bankruptcy Court. If any such announcement or other disclosure is required by Law or Order of the Bankruptcy Court, the disclosing Party agrees to give the nondisclosing Party prior notice of, and an opportunity to comment on, the proposed disclosure. Notwithstanding anything to the contrary in this Section 11.11, Seller (a) shall file this Agreement with the Bankruptcy Court in connection with obtaining the Sale Order and (b) may disclose this Agreement to its equityholders and lenders to the extent required by the provisions of any of Seller’s bylaws, credit agreements and other pre-existing contractual obligations.

Section 11.12         Entire Agreement. This Agreement (including the Ancillary Agreements referenced herein), the Sale Order and the Confidentiality Agreement contain the entire understanding between the Parties with respect to the transactions contemplated by this Agreement and supersede and replace all prior and contemporaneous agreements and understandings, oral or written, with regard to such transactions. All schedules and exhibits to this Agreement and any documents and instruments delivered pursuant to any provision of this Agreement are expressly made a part of this Agreement as fully as though completely set forth in this Agreement.

Section 11.13         Parties in Interest. Nothing in this Agreement is intended to or shall confer any rights or remedies under or by reason of this Agreement on any Persons other than Seller and Buyers and their respective successors and permitted assigns. Nothing in this Agreement is intended to or shall relieve or discharge the obligations or liability of any third Persons to Seller or Buyers. This Agreement is not intended to nor shall give any third Persons any right of subrogation or action over or against Seller or Buyers.

Section 11.14         Bulk Sales Laws. Buyers waive compliance by Seller and Seller waives compliance by Buyers, with the provisions of the “bulk sales”, “bulk transfer” or similar laws of any state other than any Laws which would exempt any of the transactions contemplated by this Agreement from any Tax liability which would be imposed but for such compliance.

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Section 11.15         Construction. The article and section headings in this Agreement are for reference purposes only and shall not affect the meaning or interpretation of this Agreement. The Parties have jointly participated in the negotiation and drafting of this Agreement. In the event of an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties, and no presumptions or burdens of proof shall arise favoring any Party by virtue of the authorship of any of the provisions of this Agreement. Each defined term used in this Agreement has a comparable meaning when used in its plural or singular form. As used in this Agreement, the word “including” and its derivatives means “without limitation” and its derivatives, the word “or” is not exclusive and the words “herein,” “hereof,” “hereby,” “hereto” and “hereunder” refer to this Agreement as a whole.

Section 11.16          Counterparts and Facsimile. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which shall constitute the same instrument. Executed signature pages to this Agreement may be delivered by electronic mail and such electronic copies will be deemed as sufficient as if actual signature pages had been delivered.

ARTICLE 12
DEFINITIONS.

Section 12.1           Certain Terms Defined. As used in this Agreement, the following terms have the following meanings:

“Accounts Receivable” means any and all accounts receivable, credit card receivables, notes receivable and other amounts receivable owed to Seller (whether current or non-current), together with all security or collateral therefor and any interest or unpaid financing charges accrued thereon, including all Actions pertaining to the collection of amounts payable, or that may become payable, to Seller with respect to products sold or services performed on or prior to the Closing Date.

“Accounts Receivable Shortfall” means the amount by which the Eligible Accounts Receivable, calculated in accordance with GAAP, including any reduction based on doubtful accounts, is less than One Million Nine Hundred Twenty-Seven Thousand Seven Hundred Sixty-One Dollars ($1,927,761).

“Affiliate” means, with respect to any Person, any other Person controlling, controlled by or under common control with such particular Person. For purposes of this definition, “control” (including with correlative meanings, the terms “controlling,” “controlled by” and under “common control with”) means the possession, directly or indirectly, of the power to direct the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

“Alternative Transaction” means any transaction or series of transactions, whether a going concern sale, liquidation or otherwise, whether with one or more than one non-Debtor counterparty, that involves one or more direct or indirect sales, leases or other transfers of all or any portion of the Business or the Acquired Assets outside the Ordinary Course by Seller to a transferee or transferees other than Acquisition Buyer or any other transaction, including a plan of liquidation or plan of reorganization, that transfers or vests ownership of, economic rights to, or benefits in all or any portion of the Acquired Assets to any Person other than Acquisition Buyer.

“Ancillary Agreements” means, collectively, the Assignment and Assumption Agreements, Assignment and Assumption of Leases, Acquired Intellectual Property Assignments, and other certificates, affidavits and releases delivered pursuant to Article 3.

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“Avoidance Actions” means any and all claims and remedies of Seller under Sections 510 and 542 through 553 of the Bankruptcy Code or under similar state Laws, including fraudulent conveyance claims, and all other causes of action of a trustee and debtor-in-possession under the Bankruptcy Code.

“Auction” has the meaning set forth in the Bid Procedures Order.

“Bid Procedures” means the bidding procedures for the solicitation and submission of bids for a sale of all or substantially all of its assets approved by the Bankruptcy Court as an exhibit to the Bid Procedures Order.

“Bid Procedures Order” means that certain Order of the Bankruptcy Court approving the Bid Procedure enteredt on January 4, 2021 at Docket No. 266, and any supplement thereto entered in accordance with Section 6.1(c) hereof approving the Break Up Fee and Expense Reimbursement provisions set forth herein and otherwise in form and substance acceptable to Buyers in their reasonable discretion.

“Break-Up Fee” means an amount equal to Six Hundred Ninety-Three Thousand Dollars ($693,000) to compensate Buyer for serving as the “stalking horse” and subjecting this Agreement and the Related Agreements to higher and better offers.

“Business Day” means any day other than Saturday, Sunday and any day that is a legal holiday or a day on which banking institutions in Houston, Texas or Wilmington, Delaware are authorized by Law or other Governmental Authority action to close.

“Business Name” means “francesca’s,” either alone or in combination with other words, graphics or designs, including all rights in said term as a trade name, trade mark, corporate name, service mark and domain name, including those set forth on Schedule 12.1(a), and any confusingly similar variation, derivative or transaction thereof.

“CARES Act” means the Coronavirus Aid, Relief and Economic Security Act, Pub. L. No. 116-136, including any administrative or other guidance published with respect thereto by any Governmental Authority.

“Cash” means all cash and cash equivalents held by Seller, including all petty cash, register cash, restricted cash, undeposited checks, cash in transit and marketable securities, in each case as of immediately prior to the Closing (and including (a) the Performance Deposit, (b) the Closing Payment, and (c) any fee reserves or escrows established by Seller).

“Claims” encompasses the definition in section 101(5) of the Bankruptcy Code and under this Agreement also includes any and all liabilities, rights, credits, defenses, allowances, rebates, choses in action, rights of recovery, set-off, causes of action, civil or criminal, any contributions received from or owed to charitable or other organizations, assertions of legal or moral responsibility, in each case known or unknown, pending or threatened, at law or in equity, direct or derivative, liquidated or unliquidated, matured or unmatured, disputed or undisputed, choate or inchoate, judgments, demands, rights of first refusal or offer, recoupment, rights of recovery, reimbursement, contribution, indemnity, exoneration, rights under products liability, alter ego, environmental, intellectual property (including any infringement thereof), tort, contract and any other legal or equitable basis of liability, charges of any kind or nature, debts arising in any way in connection with any agreements, acts or failures to act, and all pending, threatened, asserted or unasserted actions against Seller or any of its Affiliates, or any of their respective current or former officers, employees, agents or independent contractors, any of their assets or properties, the Business, or any of their operations or activities arising out of or relating to any matter, occurrence, action, omission or circumstance, and includes any Claims against Buyer under doctrines of successor liability or any other ground or theory.

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“Closed Stores” means all Stores subject to Store Closing Sales set forth on Schedule 12.1(b).

“Code” means the Internal Revenue Code of 1986, as amended.

“Contract” means any contract, indenture, note, bond, lease, license, premium finance arrangement, purchase order, sales order or other agreement to which Seller is a Party; provided that Contracts do not include any Lease or any employment or similar Contracts.

“COVID-19” means SARS-CoV-2 or COVID-19, and any evolutions thereof.

“COVID-19 Measures” means any quarantine, “shelter in place,” “stay at home,” workforce reduction, social distancing, shut down, closure, sequester or any other Law, Order, action, directive, guidelines or recommendations by any Governmental Authority in connection with or in response to COVID-19, including the CARES Act.

“Cure Amount” means the entire amount payable to cure all defaults (as that concept is contemplated by section 365 of the Bankruptcy Code) under the applicable Contract or Lease listed on the Contracts Schedule to effectuate the assumption by Seller and the assignment to Buyer of such Contract or Lease in accordance with section 365 of the Bankruptcy Code; provided, that, for purposes of this Agreement only, “Cure Amount” shall not include any amounts owed under any Assumed Contract or Assumed Lease that arise after the Petition Date but prior to the Closing Date, which shall not be part of the Seller Cure Amount Responsibility and, to the extent required to be paid in connection with any Assumed Lease, shall be an obligation of Seller in addition to any Seller Cure Amount Responsibility.

“Cure Escrow Amount” means $1,500,000, which represents the first $1,500,000 of the Seller Cure Amount Responsibility.

“D&O Insurance Policies” means the policies in effect as of the Effective Date that provide for insurance from liability for current and former directors and officers of Seller, including insurance from liabilities with respect to all claims (including, under “tail” insurance coverage, those claims brought within three (3) years from the Closing Date) arising out of or relating to events which occurred on or prior to the Closing Date (including in connection with the transactions contemplated by this Agreement).

“D&O Reimbursement Amount” means the amount in reimbursement of the D&O Insurance Policies 2021 “tail” coverage, as documented by Seller to the reasonable satisfaction of Buyer; provided that the “D&O Reimbursement Amount” will not exceed $1,965,000.

“Deferred Payroll Taxes” means all “applicable employment taxes” (as defined in Section 2302(d)(1) of the CARES Act) that Seller has elected to defer pursuant to Section 2302 of the CARES Act through December 31, 2020; provided that Deferred Payroll Taxes shall not exceed Three Million Dollars ($3,000,000).

“DIP Credit Agreement” means that certain Superpriority Debtor-in-Possession Credit Agreement, dated December 8, 2020, by and between Seller and Tiger Finance, LLC, as amended, supplemented, or otherwise modified from time to time and as approved by the DIP Order.

“DIP Facility” means the DIP Facility as defined in the DIP Order.

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“DIP Order” means the “Final Order Pursuant to 11 U.S.C. §§ 105, 361, 362, 363, 364 and 507, Bankruptcy Rules 2002, 4001, 6004 and 9014 and Local Bankruptcy Rule 4001-2 (I) Authorizing the Debtors to Obtain Postpetition Senior Secured Superpriority Financing, (II) Authorizing the Debtors’ Use of Cash Collateral, (III) Granting Adequate Protection to the Prepetition Secured Parties, and (IV) Granting Related Relief [Docket No. 262].”

“Distribution Center” means a distribution center operated by Seller.

“Documents” means all files, documents, instruments, papers, books, reports, records, tapes, microfilms, photographs, letters, budgets, forecasts, ledgers, journals, title policies, surveys, customer lists, regulatory filings, operating data and plans, technical documentation (design specifications, functional requirements, operating instructions, logic manuals, flow charts, etc.), user documentation (installation guides, user manuals, training materials, release notes, working papers, etc.), marketing documentation (sales brochures, flyers, pamphlets, web pages, etc.), and other similar materials, in each case whether or not in electronic form.

“Employee Benefit Plans” means (a) all “employee benefit plans,” as defined in Section 3(3) of ERISA, (b) all employment, consulting or other individual compensation agreements, and (c) all bonus or other incentive, equity or equity-based compensation, deferred compensation, severance pay, sick leave, vacation pay, salary continuation, retirement, disability, hospitalization, medical, life insurance, scholarship programs or other plans, contracts, policies or arrangements that provide for compensation or employee benefits, in each case maintained or contributed to by Seller or as to which Seller has any material obligation or liability, contingent or otherwise.

“Employee Liabilities” means all liabilities of Seller to or with respect to all Employees whenever arising and liabilities of the type specified in Section 1114 of the Bankruptcy Code owing to retired employees of Seller.

“Employee Records” means all employment and benefit records (in whatever form maintained) in the possession of Seller or its agents and pertaining to any Transferred Employee, or any spouse, dependent or other beneficiary of any such Transferred Employee.

“Employees” means all individuals, as of the Effective Date, who are employed by Seller (including Employees who are absent due to COVID-19 Measures or vacation, family leave, short-term disability, COVID-19-related furloughs or absences or other approved leave of absence) in connection with the ownership, operation and management of the Business.

“Encumbrances” means any claims, community or other marital property interests, conditions, equitable interests, rights of way, encroachments, servitudes, rights of first refusal or similar restrictions, including any restriction on use, voting right (in the case of any security or equity interest), transfer right, right to receipt of income or exercise of any other attribute of ownership.

“Environmental Laws” means, whenever in effect, all federal, state, and local Laws and other provisions having the force or effect of Law, all judicial and administrative Orders and determinations, all contractual obligations and all common Law, in each case concerning public health and safety (with respect to exposure to Hazardous Substances), pollution or protection of the environment, including all those relating to the presence, use, production, generation, handling, transportation, treatment, storage, disposal, processing, discharge, Release, control, or cleanup of any Hazardous Substances (including CERCLA and analogous state Laws).

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“Equity Incentive Plans” means each of Seller’s (a) 2015 Equity Incentive Plan, (b) 2011 Equity Incentive Plan and (c) 2010 Stock Incentive Plan.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means any trade or business (whether or not incorporated) under common control (within the meaning of Section 4001(b) of ERISA) with any Seller.

“Escrow Agent” means Signature Bank.

“Expense Reimbursement” means Acquisition Buyer’s and its attorneys’, accountants’, investment bankers’ and representatives’ reasonable, documented fees and expenses actually incurred in engaging in due diligence, negotiating and preparing this Agreement and the Ancillary Agreements, in preserving and protecting Acquisition Buyer’s rights and interests as Acquisition Buyer in the Bankruptcy Case, in seeking approval of the Bidding Procedures Order and the Sale Order, and in consummating the Closing; provided, that the Expense Reimbursement shall not exceed Three Hundred Fifty Thousand Dollars ($350,000) after application of Seller’s payment to Acquisition Buyer prior to the Petition Date of Two Hundred Thousand Dollars ($200,000).

“Final Order” means an Order, ruling or judgment of any court of competent jurisdiction that has not been reversed, stayed, modified or amended, and as to which no appeal, petition for certiorari, motion or petition for rehearing or reargument is pending, and the deadline for any such filing has expired.

“Freight Shortfall” means the amount by which the amount of inbound freight on Inventory for future deliveries as of the Closing, calculated in accordance with GAAP, is less than Four Hundred Twenty-Five Thousand Dollars ($425,000).

“GAAP” means generally accepted accounting principles in the United States.

“Governmental Authority” means any federal, municipal, state, provincial, local or foreign governmental, administrative or regulatory authority, department, agency, commission or body (including any court or similar tribunal).

“Hazardous Substances” means any pollutants, contaminants or chemicals, and any industrial, toxic or otherwise hazardous materials, substances or wastes and any other substance with respect to which liability or standards of conduct may be imposed under any Environmental Laws, including petroleum and petroleum related substances, products, by products and wastes, asbestos, urea, formaldehyde and lead based paint.

“Income Tax” means any Tax based on, imposed on or measured by income, gross receipts or profits, including any interest, penalty or other addition with respect thereto.

“Intellectual Property” means (a) all patents and applications therefore, including continuations, divisionals, continuations-in-part, or reissues of patent applications and patents issuing thereon, (b) all trademarks, service marks, trade names, service names, brand names, all trade dress rights, logos, Internet domain names and corporate names and general intangibles of a like nature, including the Business Name, together with the goodwill associated with any of the foregoing, and all applications, registrations and renewals thereof, (c) copyrights and registrations and applications therefore and works of authorship, and mask work rights, (d) all Software of Seller, (e) confidential information, know-how, trade secrets and inventions, and (f) all other intellectual property.

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“Interest” means any interest within the meaning of section 363(f) of the Bankruptcy Code, including any interest of a Governmental Authority, and all other interests, pledges, security interests, rights of setoff, restrictions or limitations on use, indentures, instruments, successor liabilities, conditions, rights of first refusal, options to purchase, obligations to allow participation, agreements or rights, rights asserted in litigation matters, competing rights of possession, obligations to lend, matters filed of record that relate to, evidence or secure an obligation of Seller (and all created expenses and charges) of any type under, among other things, any document, instrument, agreement, affidavit, matter filed of record, cause, or state or federal Law, whether known or unknown, liquidated or unliquidated, matured or unmatured, legal or equitable, and all liens, rights of offset, replacement liens, adequate protection liens, charges, obligations, or claims granted, allowed or directed in any Order.

“Inventory” means all book inventory (including raw materials, products in-process and finished products) and Merchandise owned by Seller, whether in transit to or from Seller and whether located at Seller’s Leased Real Property or third parties’ warehouses, Distribution Center, Stores or outlets.

“Inventory Shortfall” means the amount by which the aggregate Cost Value of the Merchandise at the Stores and Distribution Centers, is less than $25,011,312. For purposes of determining the Inventory Shortfall, (A) all Merchandise at Stores and Distribution Centers that are part of a Store Closing Sale will be determined based upon Gross Rings in accordance with the Agency Agreement, and (B) all Merchandise at Stores and Distribution Centers that are (1) located at an Assumed Lease or (2) located at a Lease that is a Retained Contract unless designated for a Store Closing Sale pursuant to Section 1.5(a)(vi) will be based upon a physical inventory conducted by a third party agent engaged at Acquisition Buyer’s expense (the “Physical Inventory”). The Physical Inventory shall be conducted after the Closing Date on dates mutually agreed to by Acquisition Buyer and Seller, and each of Acquisition Buyer and Seller shall be entitled to have its representatives monitor the physical inventory conducted by the third party. The definitions of “Cost Value,” “Merchandise,” and any other defined terms relating to such definitions shall have the meanings given to such terms in the Agency Agreement as if fully incorporated herein; provided, however, for purposes of the inventory that is not subject to the Agency Agreement, the definition of “Merchandise” and any other terms defined in the Agency Agreement, such definitions (i) shall be deemed to exclude any references to “included in the Sale” or “are not part of the Sale” or a determination based on “Gross Rings” and (ii) any references to “on the Sale Commencement Date” shall be deemed to refer to the Closing Date.

“Knowledge of Seller” or “Seller’s Knowledge” means the actual knowledge of Andrew Clarke, Cynthia Thomassee, and Victoria Taylor, in each case, without independent investigation or inquiry (and will in no event encompass constructive, imputed or similar concepts of knowledge).

“Law” means any federal, state, provincial, local, municipal, foreign or other law, statute, legislation, constitution, principle of common law, resolution, ordinance, code, edict, decree, proclamation, treaty, convention, rule, regulation, ruling, directive, pronouncement, requirement, determination, decision or opinion of any Governmental Authority.

“Leased Real Property” means all leasehold or subleasehold estates and other rights of Seller to possess, use or occupy (or to grant others the right to possess, use or occupy) any land, buildings, structures, improvements, fixtures or other interest in real property, in each of the foregoing cases, to the extent possessed, used or occupied in connection with the Business.

“Leasehold Improvements” means all buildings, structures, improvements and fixtures that are owned by Seller and located on any Leased Real Property, regardless of whether title to such buildings, structures, improvements or fixtures are subject to reversion to the landlord or other third party upon the expiration or termination of the Lease for such Leased Real Property.

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“Leases” means all leases, ground leases, subleases, licenses and other agreements, including all amendments, extensions, renewals, and other agreements with respect thereto, pursuant to which Seller has the right to possess, use, lease or occupy (or to grant others the right to possess, use or occupy) any Leased Real Property.

“Lien” means any lien (statutory or otherwise), Claim, Encumbrance, Interest, liability, deed of trust, right of first offer, easement, servitude, transfer restriction under any shareholder or similar agreement, mortgage, pledge, lien, charge, security interest, easement, security agreement or other encumbrance or restriction on the use or transfer of any property, hypothecation, of any kind or nature (including (i) any conditional sale or other title retention agreement and any lease having substantially the same effect as any of the foregoing and (ii) any assignment or deposit arrangement in the nature of a security device,), whether secured or unsecured, choate or inchoate, filed or unfiled, scheduled or unscheduled, noticed or unnoticed, recorded or unrecorded, contingent or non-contingent, material or non-material, known or unknown.

“Material Adverse Effect” means (i) any change, effect, event, occurrence, state of facts or development that, individually or in the aggregate, has had, or would reasonably be expected to have, a material adverse effect on the Acquired Assets, Assumed Liabilities or the financial condition of the Business, taken as a whole; or (ii) the occurrence, escalation, spread or reemergence of any epidemic, pandemic or disease outbreak, including COVID-19 or any COVID-19 Measures that make it materially difficult to sell Inventory whether through a Store Closing Sale or through sales as a going concern that accounts for more than 25% of the Stores of Seller (a “Material Pandemic Event”); provided, however, that a “Material Adverse Effect” shall not include any “Material Adverse Effect” that is cured prior to the earlier of the Closing and the date this Agreement is terminated in accordance with Section 10.1 or any change, effect, event, occurrence, state of facts or development in or attributable to: (a) general economic or business conditions; (b) the United States or foreign economies, or financial, banking or securities markets in general, or other general business, banking, financial or economic conditions (including (i) any disruption in any of the foregoing markets, (ii) debt defaults or other restructuring events of any country with respect to which bondholders take a discount to the debt of any country or any increases in the interest rates for any country’s debt, (iii) any change in the currency exchange rates, (iv) any decline or rise in the price of any security, commodity, contract or index, (v) any increased cost, or decreased availability, of capital or pricing or terms related to any financing for the transactions contemplated by this Agreement); (c) the occurrence, escalation, spread or reemergence of any epidemic, pandemic or disease outbreak, including COVID-19 or any COVID-19 Measures other than a Material Pandemic Event; (d) acts of God or national or international political or social conditions (including any Protest Event and any Protest Measure), including the engagement and/or escalation by the U.S. in hostilities, whether or not pursuant to the declaration of a national emergency or war, or the occurrence of any military or terrorist attack upon the U.S. or any of its territories, possessions or diplomatic or consular offices or upon any military installation, equipment or personnel of the U.S.; (e) changes in applicable Laws or the interpretation thereof; or (f) any change in GAAP or other accounting requirements or principles.

“Occupancy Expenses” shall have the meaning given to such term in the Agency Agreement.

“Order” means any order, writ, injunction, decree, stipulation, judgment, award, determination, direction or demand of a Governmental Authority.

“Ordinary Course” means the ordinary course of business consistent with past custom and practice (including with respect to quantity and frequency), including, for the avoidance of doubt, recent past practice in light of COVID-19 and as reasonably necessary or appropriate in connection with any COVID-19 Measures or any Protest Measures.

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“Pandemic-Relief Debt” means any Indebtedness or other obligation incurred by any Seller Party in connection with any Law or program involving any governmental authority providing or expanding any loan, guaranty, investment, participation, grant, program or other assistance in response to or to provide relief for the Pandemic, including any PPP Loan, any U.S. Small Business Administration Economic Injury Disaster Loan, any loan under the Main Street Lending Program announced by the U.S. Department of Treasury and Board of Governors of the Federal Reserve, or any other similar federal, state or local Governmental Authority program; provided that “Pandemic-Relief Debt” shall not include Deferred Payroll Taxes.

“Permit” means any material permit, license, authorization, registration or certificate obtained from any Governmental Authority.

“Permitted Liens” mean: (a) Liens and Interests consisting of (X) current Taxes and assessments, Liens for Taxes that are not yet delinquent, reservations in patents, and all easements, rights-of-way, Liens, covenants, conditions, restrictions, obligations, liabilities and other matters, in each case as may appear on record with respect to real property, and (Y) the applicable zoning and use regulations or other Laws of any Governmental Authority; and (c) Liens that Buyer agrees in writing to accept.

“Person” means any individual, corporation, partnership, joint venture, association, joint-stock company, trust, unincorporated organization or Governmental Authority.

“Personal Information” means any personally identifiable information from any individuals, including any customers, prospective customers, employees or other third parties.

“Post-Closing Taxes” means any Taxes, other than Transaction Taxes, imposed on the Acquired Assets in respect of a taxable period (or portion thereof) beginning after the close of business on the day prior to the Closing Date.

“Pre-Closing Taxes” means any Taxes paid, payable, or that become payable, in connection with Seller or any of its Affiliates or relating to the Business in respect of a taxable period (or portion thereof) ending as of the close of business on the day prior to Closing Date.

“Prepaids Shortfall” means the amount by which prepaid amounts for maintenance, Inventory, supplies, freight, rent and insurance as of the Closing is less than $4,989,000.

“Protest Event” means any protests, riots, demonstrations or public disorders or any escalation or worsening of protests, riots, demonstrations or public disorders (including any such event related to any U.S. election (including any disputes concerning the results of any such election) or the orderly transition of power).

“Protest Measures” means any measures taken in response to any Protest Event, including any temporary closures of any properties and including compliance with any curfew, closure, hut down, directive, order, policy, guidance or recommendation by any Governmental Authority or any disaster plan of Seller or any change in applicable Laws related to, arising from or as a result of any Protest Event.

“Registered IP” means all Acquired Intellectual Property that is registered, filed or issued under the authority of, with or by any Governmental Authority, including all patents, registered copyrights, registered mask works and registered trademarks and all applications for any of the foregoing.

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“Related Person” means, with respect to any Person, all past, present and future directors, officers, members, managers, stockholders, employees, controlling persons, agents, professionals, attorneys, accountants, investment bankers or representatives of any such Person.

“Retained Litigation” means all litigation and Claims arising or related to events prior to the Closing.

“Sale Hearing” means the hearing for (a) approval of, among other things, this Agreement and the transactions contemplated herein and (b) entry of the Sale Order.

“Sale Order” means an Order of the Bankruptcy Court (a) approving this Agreement and the terms and conditions hereof, (b) approving and authorizing Seller to consummate the transactions contemplated hereby and (c) otherwise as acceptable to Buyers in their reasonable discretion.

“SEC Documents” means all forms, reports, schedules, statements and other documents, including any exhibits thereto, required to be filed or furnished by Seller with the SEC since the registration of the Company Common Shares under the Exchange Act or the Securities Act, together with any amendments, restatements or supplements thereto.

“Seller Cure Amount Responsibility” means (a) the first One Million Five Hundred Thousand ($1,500,000) of aggregate Cure Amounts assumed by Acquisition Buyer, plus (b) fifty percent (50%) of any aggregate Cure Amounts assumed by Acquisition Buyer between Three Million Dollars ($3,000,000) and Five Million Eight Hundred Thousand Dollars ($5,800,000).

“Seller D&Os” means the current or former directors and officers insured under the D&O Insurance Policies.

“Seller Transaction Expenses” means all liabilities and obligations of Seller arising under or incurred in connection with the negotiation, preparation, execution and performance of this Agreement, the Ancillary Agreements to which Seller is a party and the transactions contemplated hereby and thereby, including fees and expenses of counsel, accountants, consultants, advisors and others.

“Software” means any and all (a) computer programs, including any and all software implementations of algorithms, models and methodologies, whether in source code or object code, (b) databases and compilations, including any and all data and collections of data, whether machine readable or otherwise, (c) descriptions, flow-charts and other work product used to design, plan, organize and develop any of the foregoing, (d) screens, user interfaces, report formats, firmware, development tools, templates, menus, buttons and icons, and (e) all Documents related to any of the foregoing.

“Specified Claim Amounts” means (a) any amount payable to Seller from the Escrow Amount pursuant to Section 2.2(d) and any Purchase Price Increase, (b) any excess cash available from the Stub Rent Account (as defined and described in Section 7(f) of the DIP Order) after satisfaction of all amounts due thereunder, (c) any Pre-Closing Tax Refunds received by Seller, including those expected to be received in March 2021 and October 2021, and (d) any amount of the Cure Escrow Amount payable to Seller after all potential Cure Amounts have been resolved.  All references in this Agreement to any Buyer’s right to receive payment from the Specified Claim Amounts shall be (A) allowed superpriority administrative expense claims pursuant to section 364(c) of Bankruptcy Code senior to all other superpriority claims against the estates of Seller in the Bankruptcy Case with priority over any and all other superpriority administrative expense claims and (B) secured by perfected first priority liens on all of the assets of Seller, including the Pre-Closing Tax Refunds, to the extent that such assets are not subject to valid, perfected, and non-avoidable liens (and perfected liens junior to such valid, perfected, and non-avoidable liens otherwise) without further order, notice or action other than the entry of the Sale Order, subject to a carve out for necessary wind down expenses in an amount (y) to be agreed upon between Seller and Buyers to the extent Specified Claim Amounts exceed the maximum potential amount of Specified Liabilities or (z) as requested by the Seller and agreed to by Buyers in the sole and absolute discretion of Buyers.

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“Specified Liabilities” means, in each case solely to the extent not paid by Seller and in accordance with the procedures set forth in an agreement to be entered into between Acquisition Buyer and Seller prior to the entry of the Sale Order (the “Admin Agreement”): (a) any amounts that are owed on account of any claims that are administrative expenses under section 503(b) of the Bankruptcy Code that are paid by Acquisition Buyer; (b) any amounts that arise after the Petition Date but prior to the Closing Date that are owed under an Assumed Contract or Assumed Lease; (c) any Cure Amounts that are paid by Acquisition Buyer that are part of the Seller Cure Amount Responsibility; (d) any Excluded Employee Liabilities paid by Acquisition Buyer with respect to Transferred Employees; (e) all liabilities for Seller gift cards in excess of Three Million One Hundred Twenty Three Thousand Dollars ($3,123,000); and (f) any Straddle Period Taxes treated as Pre-Closing Taxes, each calculated in accordance with Section 8.2(d), that are paid by Buyer.

“Store” means a store operated by Seller.

“Store Closing Sales” means any Store closings and “going out of business”, “store closing” or similar theme sales conducted at any Stores or other facilities of Seller, pursuant to which Seller or its designated agents may sell all or any portion of the Inventory, Tangible Assets or other assets of Seller.

“Store Closing Leases” means the Leases for the Stores subject to Store Closing Sales that are set forth on Schedule 12.1(d).

“Store-Level Cash” means all cash located at the Stores as of the Closing, other than at the Closed Stores.

“Straddle Period” means any taxable period beginning prior to, and ending after, the Closing Date.

“Subsidiary(ies)” means, when used with respect to any specified Person, any other Person (a) of which the specified Person or any Subsidiary thereof is a general partner, (b) of which the specified Person or a Subsidiary thereof own at least a majority of the securities or other interests having by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions for such other Person of which owns the specified person or a Subsidiary thereof, or (c) that is directly or indirectly controlled by the specified Person or any Subsidiary thereof.

“Successful Bidder” means, if an Auction is conducted in accordance with the Bid Procedures Order, the prevailing party at the conclusion of such Auction.

“Tax Return” means any report, return, information return, filing or other information, including any schedules, exhibits or attachments thereto, and any amendments to any of the foregoing required to be filed or maintained in connection with the calculation, determination, assessment or collection of any Taxes (including estimated Taxes).

“Taxes” means all taxes, however denominated, including any interest, penalties or additions to tax that may become payable in respect thereof, imposed by any Governmental Authority, which taxes shall include all Income Taxes, payroll and employee withholding, unemployment insurance, social security (or similar), sales and use, excise (whether or not deferred), franchise, gross receipts, occupation, real and personal property, stamp, transfer, worker’s compensation, customs duties, registration, documentary, value added, alternative or add-on minimum, estimated, environmental (including taxes under section 59A of the Code) and other obligations of the same or a similar nature, whether arising before, on or after the Closing Date; and “Tax” shall mean any one of them.

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“Texas Tax Authorities” means any Local Texas Tax Authorities (as defined in the Bid Procedures Order).

“Texas Tax Liability” means an amount up to Three Hundred Sixty Thousand Dollars ($360,000) that may become payable to the Texas Tax Authorities with respect to ad valorem Taxes for the 2021 Tax year related to the Debtors’ assets located in the state of Texas and in the jurisdiction of the Texas Tax Authorities, subject to the adjustment and claim reconciliation set forth in the DIP Order.

“Texas Tax Escrow Amount” means $360,000, which shall be deposited with the Escrow Agent and shall be used to fund any Texas Tax Liability.

“WARN Act” means the Worker Adjustment and Retraining Notification Act and any similar state or local Law.

Section 12.2           All Terms Cross-Referenced. Each of the following terms is defined in the Section set forth opposite such term:

Term	Section

Accounting Firm	Section 2.2(d)(ii)
Acquired Assets	Section 1.1
Acquisition Buyer	Preamble
Acquired Intellectual Property	Section 1.1(i)
Acquired Intellectual Property Assignment	Section 3.2(d)
Agency Agreement	Section 3.2(e)
Agreement	Preamble
Allocation	Section 8.3
Asset Buyer	Preamble
Assignment and Assumption Agreement	Section 3.2(b)
Assignment and Assumption of Lease	Section 3.2(c)
Assumed Benefit Plans	Section 1.1(f)
Assumed Contracts	Section 1.5
Assumed Insurance Policies	Section 1.1(g)
Assumed Leases	Section 1.1(c)
Assumed Leased Real Property	Section 1.1(c)
Assumed Liabilities	Section 1.3
Assumption and Assignment NOtice	Section 1.5(a)(iii)
Bankruptcy Case	Recitals
Bankruptcy Code	Recitals
Bankruptcy Court	Recitals
Base Purchase Price	Section 2.1(a)
Business	Recitals
Buyer	Preamble
Buyer Plans	Section 7.3

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Closing	Section 3.1
Closing Date	Section 3.1
Closing Date Statement	Section 2.2(b)
Closing Payment	Section 2.1(b)
COBRA	Section 1.4(b)
Confidentiality Agreement	Section 5.1(b)
Contract Schedule	Section 1.5(a)(i)
Cure Notice	Section 1.5(a)(ii)
Customer Order	Section 1.1(j)
Designated Plans	Section 6.2(a)(ii)
Designated Plans Period	Section 6.2(a)(ii)
Dispute Notice	Section 2.2(c)(i)
Effective Date	Preamble
Eligible Accounts Receivable	Section 1.1(a)
Eligible Inventory	Section 1.1(b)
Escrow Agreement	Section 2.3(a)
Estimated Closing Date Statement	Section 2.2(a)
Estimated Purchase Price	Section 2.2(a)
Excluded Assets	Section 1.2
Excluded Benefit Plans	Section 1.2(o)
Excluded Insurance Policies	Section 1.2(e)
Excluded Liabilities	Section 1.4
Expense Reimubrsement	Section 6.1(a)(i)
Final Purchase Price	Section 2.2(c)(ii)
FHC	Preamble
Interim Period	Section 5.1(a)
Necessary Consent	Section 1.6
Outside Date	Section 10.1(c)
Performance Deposit	Section 2.3(a)
Petition Date	Recitals
Pre-Closing Tax Refund	Section 8.2(c)
Previously Omitted Contract	Section 1.5(b)
Purchase Orders	Section 1.1(k)
Purchase Price	Section 2.1(a)
Purchase Price Decrease	Section 2.2(d)(iii)
Purchase Price Increase	Section 2.2(d)(ii)
Rejected Contract	Section 1.5(a)(iii)
Rejection Notice	Section 1.5(a)(iii)
Retained Contract	Section 1.5(a)(iii)
Retained Contracts Period	Section 1.5(a)(v)
Reverse Break-Up Fee	Section 10.2(c)
Review Period	Section 2.2(c)(i)
Seller	Preamble
Tangible Assets	Section 1.1(e)
TerraMar	Preamble
Transaction Taxes	Section 8.1
Transferred Employee	Section 7.1(a)

[Signatures are on the following pages.]

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IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed by their respective officers thereunto duly authorized as of the Effective Date.

ASSET BUYER:

Tiger Capital Group, LLC

By:	/s/ Mark P. Naughton
Name: Mark P. Naughton
Title: Senior General Counsel

ACQUISITION BUYER:

FRANCESCA’S ACQUISITION, LLC

By:	/s/ Joshua Phillips
Name: Joshua Phillips
Title: Manager

TERRAMAR

TerraMar Capital, LLC, solely with respect to Section 10.2(c)

By:	/s/ Joshua Phillips
Name: Joshua Phillips
Title: Managing Partner

[Signature Page to Asset Purchase Agreement]

FHC:

FRANCESCA’S HOLDINGS CORPORATION

By:	/s/ Cindy Thomassee
Name: Cindy Thomassee
Title: CFO

SUBSIDIARIES OF FHC:

FRANCESCA’S SERVICES CORPORATION

By:	/s/ Cindy Thomassee
Name: Cindy Thomassee
Title: CFO

FRANCESCA’S LLC

By:	/s/ Cindy Thomassee
Name: Cindy Thomassee
Title: CFO

FRANCESCA’S COLLECTIONS, INC.

By:	/s/ Cindy Thomassee
Name: Cindy Thomassee
Title: CFO

[Signature Page to Asset Purchase Agreement]

Exhibit A

Agency Agreement

(see attached)

AGENCY AGREEMENT

This Agency Agreement (the “Agreement”) is entered into as of this 7th day of January, 2021, by and between Francesca’s Holdings Corporation, a Delaware corporation, and its affiliated entities (the “Merchant”) and Tiger Capital Group, LLC (the “Agent”, and collectively with Merchant, the “Parties”). Capitalized terms not defined herein shall have the meanings given to such terms in the APA (defined below).

RECITALS

WHEREAS, on December 3, 2020, Merchant filed voluntary petitions for relief and commenced cases (the “Bankruptcy Cases”) under chapter 11 of Title 11 of the United States Code, 11 U.S.C. §§ 101, et seq., (the “Bankruptcy Code”) in the United States Bankruptcy Court for the District of Delaware (the “Bankruptcy Court”).

WHEREAS, Merchant operates certain retail store locations in the United States.

WHEREAS, Francesca’s Acquisition, LLC (“Acquisition Buyer”), Tiger and Merchant entered into that certain Asset Purchase Agreement dated January 7, 2021 (the “APA”), pursuant to which (i) Acquisition Buyer shall acquire certain assets of and certain rights from, and shall assume certain liabilities of, Merchant, as specified therein and (ii) Tiger shall pay the Closing Payment to Merchant.

WHEREAS, as contemplated by the APA, Buyer shall designate in writing to Merchant and Agent any Stores that shall be subject to a Store Closing Sale.

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

Section 1               Appointment of Agent/Liquidation Sale Laws/Sale Order.

1.1           Appointment of Agent. In accordance with the APA, effective on and subject to the entry of the Sale Order, Merchant hereby irrevocably appoints Agent, and Agent hereby agrees to serve, as Merchant’s exclusive agent, for the limited purpose of conducting the Store Closing Sales in accordance with the terms and conditions of this Agreement.

1.2           Liquidation Sale/Sale Order. Subject to entry of the Sale Order in accordance with the APA, Agent shall be authorized to advertise the Store Closing Sales as a “going out of business,” “store closing,” or other similar-themed sale agreed to by Agent (each a “Sale”), and the Sale Order shall provide that Agent shall not be required to comply with applicable laws, rules and regulations in respect of “going out of business,” “store closing” or similar-themed sales, provided that such Sales are conducted in accordance with the terms of this Agreement and the Sale Order.

Section 2                Sale Term.

2.1           Term. The Sale shall commence at each of the Stores on the later of (i) the first business day after the entry of the Sale Order or (ii) that date that the Store becomes subject to a Store Closing Sale (the “Sale Commencement Date”). Agent shall complete the Sale and vacate the premises of each Store in favor of Merchant or its representative or assignee on or before the date that is no later than sixty (60) days after the Sale Commencement Date (the “Sale Termination Date”). The period beginning on the Sale Commencement Date through and including the Sale Termination Date shall be referred to herein as the “Sale Term”. The Sale Termination Date as to any Store may be (a) extended by mutual written agreement of Agent and Merchant, or (b) accelerated by Agent, in which case Agent shall provide Merchant with not less than fifteen (15) days’ advance written notice of any such planned accelerated Sale Termination Date (each such notice being a “Vacate Notice”).  If Agent fails to provide Buyer and Merchant with timely notice of an acceleration of the Sale Termination Date for a Store, Agent shall be liable for and shall pay any Occupancy Expenses resulting from such untimely notice.

2.2           Vacating the Stores, E-Commerce Platform and Distribution Centers. Agent shall provide Buyer with not less than seven (7) days’ advance written notice of its intention to vacate any Store and, if Agent is using the E-Commerce Platform, its intention to end its use of the E-Commerce Platform and, if Agent is using a Distribution Center or the administrative offices, to vacate a Distribution Center or administrative office (as to each, as applicable, the “Vacate Date”). On or before the Vacate Date, Agent shall vacate such Store or Distribution Center in favor of Merchant (or such party’s representatives or assignee) (as applicable and subject to Agent’s right to abandonment contained herein), remove all unsold Merchandise (including any unsold Additional Agent Merchandise) from such Store, and leave such Store in “broom clean” condition (ordinary wear and tear excepted) subject to the right to abandon, neatly in place, any unsold Owned FF&E. On or before the applicable Vacate Date, Agent shall remove any and all banners and/or signage installed by Agent during the Sale Term. Agent agrees that it shall be obligated to repair or reimburse Merchant for the actual and reasonable cost incurred by Merchant as a result of any damage caused by Agent (or any representative, agent or licensee thereof) to any Store or the FF&E during the Sale Term, including without limitation damage caused by installation or removal of banners and/or signage and/or removal of FF&E, in each case, ordinary wear and tear excepted, and Agent shall make good faith efforts to minimize the extent of such damage. Agent shall indemnify and hold Merchant and its officers, directors, employees, agents and representatives harmless from and against all claims, demands, penalties, losses, liability or damage, including, without limitation, reasonable attorneys’ fees and expenses, asserted directly or indirectly against Merchant resulting from, or related to (including acts or omissions of persons or entities affiliated with or acting on behalf of Agent) any such damage or Agent’s breach or failure to leave a Store in “broom clean” condition. Agent’s obligations to pay all Expenses, including Occupancy Expenses, for each Store subject to a Vacate Notice shall continue until the last day of the calendar month in which the Vacate Date for such Store, Distribution Center or administrative office occurs.  All assets of Merchant used by Agent in the conduct of the Sale (e.g., Owned FF&E, supplies, etc.) shall be returned by Agent to Merchant or left at the Stores, to the extent same have not been used in the conduct of the Sale or have not been otherwise disposed of through no fault of Agent. Any reference in this Section 2.2 to vacating the Stores means vacating the Stores, as applicable, in favor of Merchant, or their representatives or assignee, as applicable, and shall not mean vacating possession of or disclaimer the lease in favor of the landlord or owner of such Store premises. Agent shall have the right to abandon in place any asset (other than Merchandise and/or Additional Agent Merchandise) of Merchant.

2

Section 3                Conduct of the Sale.

3.1           Merchant shall have the right to monitor the Sale and activities attendant thereto and to be present in the Stores during the hours when the Stores are open for business, so long as Merchant’s presence does not unreasonably disrupt the conduct of the Sale. Merchant shall also have a right of access to the Stores at any time in the event of an emergency situation and shall promptly notify Agent of such emergency. In addition to any other rights granted to Agent hereunder, in conducting the Sale, Agent, in the exercise of its sole discretion, shall have the following rights:

(a)           except as otherwise provided in the Sale Order, to establish Stores’ hours, which are consistent with the terms of applicable leases, mortgages, or other occupancy agreements and local laws or regulations, including, without limitation, Sunday closing laws; provided, however, to the extent that Agent extends the hours of operation at one or more of the Stores beyond the hours historically operated by Merchant, which results in additional utilities charges and increased Occupancy Expenses in excess of the average utilities charges and Occupancy Expenses for such Stores over the twelve (12) months preceding the Sale Commencement Date, Agent shall reimburse Merchant the amounts, if any, of such additional costs and such additional costs shall constitute Expenses;

(b)           to use without charge during the Sale Term (except where otherwise designated as an Expense), (i) all furniture, fixtures and equipment, (ii) bank accounts (provided that Merchant and Agent shall jointly account for all funds pertaining to sales made prior to the Sale Commencement Date), (iii) Store-level (and to the extent available, corporate) computer hardware and software, (iv) customer lists, mailing lists, email lists, and web and social networking sites utilized by Merchant in connection with its business (but solely in connection with the Sale and pursuant to such reasonable restrictions requested by Merchant in order to comply with its privacy policy and applicable laws governing the use and dissemination of confidential consumer personal data), (v) existing supplies located at the Stores, (vi) intangible assets (including Merchant’s names, logos, and tax identification numbers), (vii) Stores’ keys, case keys, security codes, and safe and lock combinations required to gain access to and operate the Stores and the Distribution Centers, and (viii) any other assets located at the Stores (whether owned, leased, or licensed) consistent with applicable terms of leases or licenses (except as modified by the Sale Order). Agent shall exercise due care and return to Merchant immediately at the end of the Sale all materials and supplies except materials or supplies expended;

(c)           subject to Agent’s payment (if applicable) in accordance with Section 6.1 in respect of Central Services, Merchant agrees and covenants that it shall be responsible for performing and providing to Agent such Central Services necessary or incident to the conduct of the Sale, including, but not limited to, use of Merchant’s central office facilities, central administrative services, and personnel to process payroll, perform MIS, and provide other central office services necessary for the Sale to the extent that such services are normally provided by Merchant in house; provided, however, that, in the event Agent expressly requests Merchant to provide services other than those normally provided to the Stores and relating to the sale of Merchandise by Merchant in the ordinary course of business and as expressly contemplated by this Agreement, Agent shall be responsible to reimburse Merchant for the actual incremental cost of such services incurred by Merchant as an Expense of the Sale hereunder;

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(d)           to establish Sale prices and implement advertising, signage (including exterior banners and signs and sign walkers), and promotional programs consistent with the sale theme described herein, and as otherwise provided in the Sale Order and the Sale Guidelines, as and where applicable (including, without limitation, by means of media advertising, A-frame, interior and exterior banners, use of sign walkers and similar signage);

(e)           Subject to the provisions of the Sale Order, Agent shall have the right during the Sale Term to the unencumbered use and occupancy of, and peaceful and quiet possession of, the Stores and the Distribution Centers, the assets currently located at the Stores and the Distribution Centers, and the utilities and other services provided at the Stores and the Distribution Centers. Merchant shall, throughout the Sale Term, maintain in good working order, condition and repair all cash registers, heating systems, air conditioning systems, elevators, escalators and all other mechanical devices necessary or appropriate for the conduct of the Sale at the Stores.

(f)            to transfer Merchandise between and among the Stores;

(g)           to use until the Sale Termination Date the trademarks, trade names, logos, customer lists, website, URL, social networking sites, mailing lists and email lists relating to and used in connection with the operation of the Stores and (to the extent applicable) the E-Commerce Platform solely for the purposes of advertising the Sale; and

(h)           to supplement the Merchandise at the Stores with Additional Agent Merchandise.

Section 4               Determining Cost Value of Merchandise.

4.1           Calculation of Cost Value based on Gross Rings. Agent shall calculate the aggregate Cost Value of Merchandise at the Stores based on Gross Rings at the Stores during the Sales conducted by Agent. Agent and Merchant shall jointly keep a record of the following (i) a strict count of gross register receipts less applicable Sales Taxes but excluding any prevailing discounts (“Gross Rings”), (ii) cash reports of sales within such Store and (iii) a strict count of register receipts and reports to determine the actual Cost Value of the Merchandise sold by SKU and the markdown or discount, if any, specifically granted by Agent in connection with such Sale (the “Merchandise Sale Record”). The Merchandise Sale Record shall be available for review by Merchant.

(a)           The Cost Value of any item of Distribution Center Merchandise or In-Transit Merchandise that is not in a Store as of the Merchandise Receipt Deadline (e.g., goods arriving in the Stores after the Sale Commencement Date) shall be the otherwise applicable Cost Value of such item, multiplied by the inverse of the prevailing Sale discount in effect on the date such item arrives in the Store (the “Prevailing Discount Adjustment”). Agent shall use commercially reasonable and good faith efforts to coordinate and schedule shipments of Distribution Center Merchandise and In-Transit Merchandise from the Distribution Centers to the Stores so as to minimize, where practicable (giving due consideration to the needs and capacity of the Stores), the effect of the Prevailing Discount Adjustment.

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(b)           Defective Merchandise shall be valued by mutual agreement of the parties; if the parties are unable to so agree, or if an item is determined to be Excluded Defective Merchandise, such goods shall be excluded from the Sale and treated as Excluded Defective Merchandise for all purposes hereunder, including, without limitation, calculation of the Proceeds.

(c)           Excluded Price Adjustments shall not be taken into account in determining the Cost Value of any item of Merchandise.

(d)           To ensure accurate sales audit functions, Agent shall use Merchant’s existing point-of-sale system for recording all sales (including any sales of Additional Agent Merchandise) in the Stores.

Section 5                Proceeds.

(a)           All Proceeds shall be controlled by Agent in the manner provided for below:

(i)            all Proceeds (including credit card Proceeds) shall be collected by Merchant and deposited on a daily basis into depository accounts designated by, owned and in the name of, Merchant for the Stores, which accounts shall be designated for the deposit of Proceeds (including all cash, credit card payments, checks and similar items of payment, deposits and any other amounts contemplated by this Agreement (including proceeds from the sale of Additional Agent Merchandise)), and the disbursement of amounts payable to or by Agent hereunder (the “Designated Deposit Accounts”). The Sale Order shall provide (1) that Merchant grants to Agent a first priority security interest in and lien upon each Designated Deposit Account to the extent of any Proceeds and any other amounts payable to Agent deposited therein, and (2) for turnover to Agent of any such Proceeds (and any other amounts payable to Agent deposited therein) in accordance with the terms and provisions of this Agreement and the Sale Order, as applicable. If, notwithstanding the provisions of this Section, Merchant receives or otherwise has dominion over or control of any Proceeds, or other amounts due to Agent (including proceeds from the sale of Additional Agent Merchandise), Merchant shall hold the same and other amounts in trust for Agent, and shall not deposit such Proceeds or other amounts due Agent hereunder in any account except a Designated Deposit Account or as otherwise instructed by Agent. Merchant and Agent shall cooperate with each other to establish and implement appropriate steps and procedures to accomplish a reconciliation, and remittance to Agent, of all Proceeds (including credit card Proceeds) and other amounts contemplated by this Agreement that are deposited into the Designated Deposit Accounts.

(ii)           Merchant shall deliver to Agent copies of all bank statements and other information relating to such accounts to enable Agent to track and trace deposited funds that constitute Proceeds (including credit card Proceeds) and other amounts contemplated by this Agreement.

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(iii)          Agent shall have the right to use Merchant’s credit card facilities, including Merchant’s credit card terminals and processor(s), credit card processor coding, and Merchant identification number(s) and existing bank accounts for credit card Proceeds solely for purposes of the Sale, and for processing transactions relating to Additional Agent Merchandise. In the event that Agent elects to use Merchant’s credit card facilities, Merchant shall process credit card transactions on behalf of Agent and for Agent’s account, applying customary practices and procedures. Without limiting the foregoing, Merchant shall cooperate with Agent to download data from all credit card terminals each day during the Sale Term to effect settlement with Merchant’s credit card processor(s), and shall take such other actions reasonably necessary to process credit card transactions on behalf of Agent under Merchant’s identification number(s). At Agent’s reasonable request, Merchant shall cooperate with Agent to establish Merchant’s identification numbers under Agent’s name to enable Agent to process all such credit card Proceeds (and proceeds from Additional Agent Merchandise) for Agent’s own account. Merchant shall not be responsible for, and Agent shall pay as an Expense hereunder, all credit card fees, charges, and chargebacks related to Merchandise and Additional Agent Merchandise sold during the Sale, whether received during or after the Sale Term. Agent shall not be responsible for, as an Expense or otherwise, any credit card fees, charges, or chargebacks that do not relate to the Sale, whether received, prior to, during or after the Sale Term.

(iv)          Commencing on the first business day following the date of receipt of payment, and continuing twice weekly thereafter, Merchant shall promptly pay to Agent by wire transfer of immediately available funds all funds constituting proceeds from Additional Agent Merchandise (less the Additional Agent Merchandise Fee) that are deposited into the Designated Deposit Accounts for the prior day. Agent shall, within a reasonable period of time after the date of each such payment by Merchant, notify Merchant in which case, Merchant shall promptly pay to Agent funds in the amount of any undisputed shortfall.

(b)           Merchant and Agent further agree that if at any time during the Sale Term, subject to a weekly reconciliation, (i) Agent holds any amounts then due to Merchant under this Agreement, Agent may, in its discretion, after two (2) business days’ notice to Merchant, offset such amounts being held by Agent against any undisputed amounts due and owing by, or required to be paid by, Merchant hereunder, and (ii) Merchant holds any amounts due to Agent under this Agreement, Merchant may, in its discretion, after two (2) business days’ notice to Agent, offset such amounts being held by Merchant against any undisputed amounts due and owing by, or required to be paid by, Agent hereunder.

(c)           All amounts required to be paid by Agent or Merchant under any provision of this Agreement shall be made by wire transfer of immediately available funds which shall be wired by Agent or Merchant, as applicable, no later than 2:00 p.m. (prevailing Eastern Time) on the date that such payment is due; provided that, that all of the information necessary to complete the wire transfer has been received by Agent or Merchant, as applicable, by 10:00 a.m. (prevailing Eastern Time) on the date that such payment is due. In the event that the date on which any such payment is due is not a business day, then such payment shall be made by wire transfer on the next business day.

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Section 6               Expenses of the Sale

6.1          Expenses. Agent shall be unconditionally responsible for all “Expenses”, which expenses shall be paid by Agent in accordance with Section 6.2 below. Agent and Merchant may review or audit the Expenses at any time. As used herein, “Expenses” shall mean the Store-level (and where expressly applicable, Distribution Center level) operating expenses of the Sale which arise during the Sale Term and are attributable to the Sale, limited to the following:

(a)           actual Occupancy Expenses for the Stores, administrative offices and Distribution Centers in an amount up to the aggregate per diem amount set forth on Exhibit 6.1 hereto for the administrative offices, Distribution Centers and all Stores in which the Sale has not been terminated on such date; plus (ii) the portion of any percentage rent obligations allocable to the sale of Merchandise during the Sale to the extent set forth on Exhibit 6.1;

(b)           actual wages and commissions for all Store-level Retained Employees used in conducting the Sale, including any overtime premium payments associated with overtime hours worked and wages and expenses payable to any temporary labor or other employees hired in connection with the Sale, including, without limitation, wages, commissions, overtime and expenses accruing as a result of any extension by Agent of any hours of operation of one or more Store locations;

(c)           actual amounts payable by Merchant for benefits for Retained Employees (including payroll taxes, FICA, unemployment taxes, workers’ compensation and health care insurance benefits, but excluding wages, commissions and Excluded Benefits) for Store-level Retained Employees used in the Sale, in an amount up to twenty percent (20.0%) of base payroll (including commissions) for all Retained Employees in the Stores (the “Benefits Cap”);

(d)           Retention Bonuses for Retained Employees;

(e)           all costs and expenses associated with Agent’s on-site supervision of the Stores and the Distribution Centers, including but not limited to any and all fees, wages, deferred compensation, taxes, and third party payroll costs and expenses of Agent’s field personnel, travel to, from or between the Stores and/or the Distribution Centers, and all out-of-pocket and commercially reasonable expenses relating thereto;

(f)            all signage, banners, sign walkers, and in-Store signs that are produced for the Sale;

(g)           promotional costs including, without limitation, email blasts, email marketing, television, ROP, social networking sites, other advertising and direct mail attributable to the Sale and ordered or requested by Agent;

(h)           the costs and expenses of obtaining additional supplies used at the Stores as may be required by Agent in the conduct of the Sale;

(i)            postage/overnight delivery/courier charges to and from or among the Stores to the extent relating to the Sale;

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(j)            credit card and bank card fees, chargebacks, discounts, check guarantee fees and bad check expenses;

(k)           any and all costs of moving, transferring, or consolidating Merchandise and/or Additional Agent Merchandise between the Stores;

(l)            a pro rata portion for the Sale Term of Merchant’s premiums in respect of general liability, casualty, property, inventory, and other insurance policies attributable to the Merchandise and the Stores;

(m)          third-party payroll processing fees;

(n)           armored car service and security personnel;

(o)           actual cost of Agent’s capital, reasonable legal expenses and insurance;

(p)           local, leased line, satellite broadband connections and long distance telephone (including network connection charges such as T-1 lines) expenses incurred in the conduct of the Sale;

(q)           all fees and charges required to comply with applicable general laws in connection with the Sale;

(r)            Central Service Expenses in an amount agreed to by the parties (pro-rated for partial weeks) for the Sale Term (payable to Merchant) in respect of the cost of Merchant providing Central Services;

(s)           Store cash thefts and other Store cash shortfalls in registers;

(t)            any costs and expenses incurred in connection with the acquisition (including costs of goods), ticketing, processing, transporting and delivering of any Additional Agent Merchandise;

(u)           housekeeping, cleaning services and snow and trash removal;

(v)           costs and expenses associated with temporary labor requested or obtained by Agent for purposes of the Sale;

(w)          Distribution Center Expenses and E-Commerce Platform Expenses; and

(x)           the actual costs and expenses of providing such additional services that Agent in its sole discretion deems appropriate.

“Expenses” shall not include: (i) Central Service Expenses in excess of the amount set forth in Section 6.1(r); (ii) Excluded Benefits; (ii) any rent or other occupancy expenses other than Occupancy Expenses; (iii) any costs, expenses or liabilities arising during the Sale Term, other than the Expenses listed above or as otherwise expressly provided for in this Agreement. All costs or expenses related to the Sale not included as Expenses shall be paid by Merchant promptly when due during the Sale Term.

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6.2           Payment of Expenses. From and after the Sale Commencement Date, Agent shall be responsible for the payment of all Expenses, whether or not there are sufficient Proceeds collected to pay such Expenses. All Expenses incurred during each week of the Sale (i.e., Sunday through Saturday) shall be paid by Agent to or on behalf of Merchant immediately following the weekly Sale reconciliation by Merchant and Agent pursuant to Section 7.6(a) below, based upon invoices and other documentation reasonably satisfactory to Merchant and Agent.

Section 7               Sale of Merchandise.

7.1           Terms of Sales to Customers. Subject to Agent’s compliance with applicable law (as determined with reference to the Sale Order), all sales of Merchandise will be “final sales” and “as is” and all advertisements and sales receipts will reflect the same. Agent shall not warrant the Merchandise in any manner, but will, to the extent legally permissible, pass on all manufacturers’ warranties to customers. All sales will be made only for cash or nationally recognized credit and debit cards. Agent shall clearly mark all receipts for the Merchandise sold at the Stores during the Sale Term, so as to distinguish such Merchandise from the merchandise sold prior to the Sale Commencement Date.

7.2           Sales Taxes.

(a)           During the Sale Term, all sales, excise, gross receipts, and other taxes attributable to sales of Merchandise, Additional Agent Merchandise, and/or Owned FF&E as indicated on Merchant’s point of sale equipment (other than taxes on income, but specifically including, without limitation, gross receipts taxes) payable to any taxing authority having jurisdiction (collectively, “Sales Taxes”) shall be added to the sales price of Merchandise, Additional Agent Merchandise, and/or Owned FF&E and collected by Agent in trust at time of sale and paid over to Merchant. All Sales Taxes shall be deposited into a segregated account designated by Merchant and Agent solely for the deposit of such Sales Taxes (the “Sales Taxes Account”) and withheld from weekly reconciliations. Provided that Agent has collected all Sales Taxes during the Sale and remitted the proceeds thereof to Merchant, Merchant shall promptly pay all Sales Taxes and file all applicable reports and documents required by the applicable taxing authorities. Merchant will be given access to the computation of gross receipts for verification of all such Sales Tax collections. Agent shall add Sales Tax to the sales price of all Additional Agent Merchandise sold and Agent shall collect Sales Taxes attributable to the sales of Additional Agent Merchandise and deposit such amounts into existing accounts, trust accounts, or other accounts designated by Agent, for remittance by Merchant, on behalf of Agent, to the appropriate taxing authority. If Agent fails to perform its responsibilities in accordance with this Section 7.2, and provided Merchant complies with its obligations in accordance with this Section 7.2, Agent shall indemnify and hold harmless Merchant and its officers, directors, employees, agents and independent contractors (collectively, “Merchant Indemnified Parties”) from and against any and all costs, including, but not limited to, reasonable attorneys’ fees, assessments, fines, or penalties (including but not limited to all Additional Taxes and Penalties) that Merchant sustains or incurs as a result or consequence of the failure by Agent to collect Sales Taxes and remit them to Merchant and/or, to the extent Agent is required hereunder to prepare reports and other documents, the failure by Agent to promptly deliver any and all reports and other documents required to enable Merchant to file any requisite returns with such taxing authorities. Provided that Agent performs its responsibilities in accordance with this Section 7.2, Agent shall have no further obligation to Merchant, any taxing authority, or any other party, and Merchant shall indemnify and hold harmless Agent and its officers, directors, employees, agents and Supervisors (collectively, “Agent Indemnified Parties”) from and against all claims, demands, assessments, penalties, losses, liability or damage, including, without limitation, reasonable attorneys’ fees and expenses, directly or indirectly asserted against, resulting from or related to the failure to promptly pay such taxes to the proper taxing authorities and/or the failure to promptly file with such taxing authorities all reports and other documents required by applicable law to be filed with or delivered to such taxing authorities.

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(b)           Without limiting the generality of Section 7.2(a) hereof, the Parties agree that, because Agent will conduct the Sale solely as agent for Merchant, the various payments that this Agreement contemplates do not represent the sale of tangible personal property and, accordingly, are not subject to Sales Taxes.

7.3           Supplies. Agent shall have the right to use all existing supplies located in the Stores necessary to conduct the Sale (e.g., boxes, bags, and twine, but not gift certificates, rain checks, merchandise credits, or the like) located at the Stores at no charge to Agent. In the event that additional supplies are required in any of the Stores during the Sale Term, the acquisition of such additional supplies shall be the responsibility of Agent as an Expense; provided, however, that if reasonably requested by Agent, Merchant shall assist Agent in obtaining supplies, at Agent’s expense, from Merchant’s vendors at Merchant’s usual and customary costs for such supplies. Merchant does not warrant that Merchant’s existing supplies as of the Sale Commencement Date are adequate for purposes of the Sale.

7.4           Returns of Merchandise. Agent shall accept returns of Merchandise sold by Merchant prior to the Sale Commencement Date in accordance with Merchant’s return policies in effect at the time of purchase (to the extent presented in accordance with the foregoing terms, each such item being defined herein as “Returned Merchandise”). Agent shall maintain and deliver to Merchant a detailed Returned Merchandise log, including copies of all relevant merchandise receipts and credits, and shall mark the Returned Merchandise in such a fashion so as to render such merchandise readily identifiable. Agent shall be responsible for allocating any Returned Merchandise received in the Distribution Center after the Sale Commencement Date, but before the Merchandise Receipt Deadline, to the Stores.

7.5           Gift Cards; Merchandise Credits. During the Sale Term, Agent shall accept Merchant’s gift cards, gift certificates, merchandise credits and other similar Merchant-issued credits, if any.

7.6           Sale Reconciliation.

(a)           Weekly Reconciliation. On each Wednesday during the Sale Term, commencing on the second Wednesday after the Sale Commencement Date, Agent and Merchant shall cooperate to reconcile Expenses, Gross Rings, and such other Sale-related items as either party shall reasonably request, in each case for the prior week or partial week (i.e., Sunday through Saturday), pursuant to procedures agreed upon by the Parties. To ensure accurate sales audit functions, Agent shall use Merchant’s existing point-of-sale system for recording all sales (including any sales of Additional Agent Merchandise) in the Stores.

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7.7           Additional Agent Merchandise.

(a)           Agent shall be entitled to include in the Sale supplemental merchandise procured by Agent which is properly ticketed with all notices required by applicable law, is of like kind, and no lesser quality to, the Merchandise located in the Stores (the “Additional Agent Merchandise”) at Agent’s sole cost. Agent further agrees that, if it elects to include Additional Agent Merchandise and to use the Distribution Centers for the receipt, processing, handling and distribution of such Additional Agent Merchandise and such election extends the time for use of the Distribution Centers or increases the costs with respect to the Distribution Centers, then such incremental costs and expenses for such Distribution Centers attributable to such Additional Agent Merchandise shall be the responsibility of Agent.

(b)           The Additional Agent Merchandise shall be at all times subject to the control of Agent. Merchant shall have no liability, and Agent shall hold Merchant harmless from, any and all liabilities arising in connection with any Additional Agent Merchandise. If requested by Agent, Merchant shall, at Agent’s expense as an Expense, insure the Additional Agent Merchandise and, if required, promptly file any proofs of loss with regard to same with Merchant’s insurers.

(c)           Any transactions relating to the Additional Agent Merchandise are, and shall be construed as, a true consignment from Agent to Merchant. Merchant acknowledges, and the Sale Order shall provide, that the Additional Agent Merchandise shall be consigned to Merchant as a true consignment under Article 9 of the Uniform Commercial Code in effect in the State of New York (the “UCC”). Agent is hereby granted a first priority security interest in (i) the Additional Agent Merchandise and (ii) the Additional Agent Merchandise proceeds, which security interest shall be deemed perfected pursuant to the Sale Order without the requirement of filing UCC financing statements or providing notifications to any prior secured parties (provided that Agent is hereby authorized to deliver any notices and file any financing statements and amendments thereof under the applicable UCC identifying Agent’s interest in the Additional Agent Merchandise (and any proceeds from the sale thereof) as consigned goods thereunder and the Merchant as the consignee therefor, and Agent’s security interest in such Additional Agent Merchandise and Additional Agent Merchandise proceeds).

(d)           In order to distinguish the Additional Agent Merchandise from the Merchandise located in the Stores, Agent shall affix distinctive tags and/or other identifying markings on all items of Additional Agent Merchandise, which shall enable the Parties to distinguish sales of the Additional Agent Merchandise from sales of the Merchandise. Additionally, Agent shall provide signage in the Stores and, if applicable, the E-Commerce Platform notifying customers that the Additional Agent Merchandise has been included in the Sale. Sales of Additional Goods shall be run through Merchant’s cash register systems; provided, however, that Agent shall mark the Additional Goods using either a “dummy” SKU or department number, or in such other manner so as to distinguish the sale of Additional Goods from the sale of Merchandise. Merchant and Merchant, as applicable, agree to use reasonable efforts based upon its then-existing technologies and staffing capabilities to expeditiously create SKUs and other information technology related items necessary or appropriate to track the sale of the Additional Goods and the proceeds thereof.

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Section 8                Employee Matters.

8.1           Employees. Subject to the applicable provisions of the Sale Order and any other provisions in this Agreement or the APA relating to employees, Agent may use Store employees in the conduct of the Sale to the extent Agent deems expedient, and Agent may select and schedule the number and type of such employees required for the Sale. Agent shall identify any such Store employees to be used in connection with the Sale (each such employee, a “Retained Employee”) prior to the Sale Commencement Date. Retained Employees shall at all times remain employees of Merchant or Buyer (as applicable), and shall not be considered or deemed to be employees of Agent. Merchant and Agent agree that except to the extent that wages, payroll taxes, benefits, and other costs relating to the employment of Retained Employees constitute Expenses hereunder and except as otherwise expressly provided in this Agreement, nothing contained in this Agreement and none of Agent’s actions taken in respect of the Sale shall be deemed to constitute an assumption by Agent of any of employer obligations relating to any of Merchant’s employees including, without limitation, Excluded Benefits, Worker Adjustment Retraining Notification Act (“WARN Act”) claims, and other termination-type claims and obligations, or any other amounts required to be paid by statute or law (except to the extent such items are amounts for which Merchant is entitled to indemnification pursuant hereto), nor shall Agent become liable under any collective bargaining or employment agreement or be deemed a joint or successor employer with respect to such employees. Merchant shall not, without Agent’s prior written consent, raise the salary or wages or increase the benefits for, or pay any bonuses or make any other extraordinary payments to, any of the Retained Employees, except as otherwise provided in this Agreement.

8.2           Termination of Employees by Merchant. Agent may in its discretion stop using any Retained Employee at any time during the Sale. In the event Agent determines to discontinue its use of any Retained Employee in connection with the conduct of the Sale, Agent will provide written notice to Merchant at least seven (7) days prior thereto, except for termination “for cause” (such as dishonesty, fraud, or breach of employee duties), in which case the seven (7) day notice period shall not apply; provided, however, that Agent shall immediately notify Buyer and Merchant of the basis for such “cause”. During the Sale Term, Merchant shall not transfer or dismiss employees of the Stores except “for cause” without Agent’s prior consent (which consent shall not be unreasonably withheld). Notwithstanding any other provision hereof, Agent will indemnify Merchant with respect to any claims by Retained Employees arising from Agent’s treatment of such Retained Employees.

8.3           Payroll Matters. Subject to Section 6.1 hereof, during the Sale Term, Acquisition Buyer or Merchant shall process the payroll for all Retained Employees and any former employees and temporary labor engaged for the Sale. Each Monday prior to the date on which such payroll is payable (or such other date as may be reasonably requested to permit the funding of the payroll accounts before such payroll is due and payable) during the Sale Term, Agent shall transfer to the appropriate payroll accounts an amount equal to the base payroll for Retained Employees plus related payroll taxes, workers’ compensation and benefits for such week, in the amount up to the Benefits Cap.

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8.4           Employee Retention Bonuses. Agent may pay, as an Expense hereunder, retention bonuses (“Retention Bonuses”) (which bonuses shall be inclusive of payroll taxes but as to which no benefits shall be payable) up to a maximum of approximately ten percent (10%) of base payroll, to certain Retained Employees who do not voluntarily leave employment and are not terminated “for cause”, as Agent shall determine in its sole discretion. The amount of such Retention Bonuses, which will be payable within thirty (30) days after the Sale Termination Date, shall be in an amount to be determined by Agent, in its discretion, and shall be processed through the payroll system utilized during the Sale. Upon request, Agent shall provide Merchant and Merchant with a copy of Agent’s Retention Bonus.

Section 9               Insurance.

9.1           Merchant’s Liability Insurance. Merchant (at Agent’s cost) shall continue until the Sale Termination Date, in such amounts as it currently has in effect, all of its liability insurance policies including, but not limited to, products liability, comprehensive public liability, auto liability, and umbrella liability insurance, covering injuries to persons and property in, or in connection with Merchant’s operation of the Stores, and shall use best efforts to cause Agent to be named an additional insured with respect to all such policies. Prior to the Sale Commencement Date, Merchant shall deliver to Agent certificates evidencing such insurance setting forth the duration thereof and naming Agent as an additional named insured, in form reasonably satisfactory to Agent. All such policies shall require at least thirty (30) days prior notice to Agent of cancellation, non-renewal, or material change. In the event of a claim under any such policies, (a) Merchant shall be responsible for the payment of all deductibles, retentions, or self-insured amounts to the extent such claim arises from or relates to the alleged acts or omissions of Merchant or its employees (other than Retained Employees), agents (other than Agent’s employees), or independent contractors (other than Agent and Supervisors hired by Agent in conjunction with the Sale) and (b) Agent shall be responsible for the payment of all deductibles, retentions, or self-insured amounts (which amounts shall constitute Expenses) to the extent such claim arises from or relates to the alleged acts or omissions of Agent or its employees, agents, or independent contractors, including Retained Employees.

9.2           Merchant’s Casualty Insurance. Merchant (at Agent’s cost) shall continue until the Sale Termination Date, in such amounts as it currently has in effect, fire, flood, theft, and extended coverage casualty insurance covering the Merchandise in a total amount equal to no less than the Cost Value thereof, which coverage shall be reduced from time to time to take into account the sale of Merchandise. In the event of a loss to the Merchandise on or after the date of this Agreement, the proceeds of such insurance attributable to the Merchandise and/or Additional Agent Merchandise (net of any deductible) shall constitute Proceeds. Prior to the Sale Commencement Date, Merchant shall deliver to Agent certificates evidencing such insurance setting forth the duration thereof, in form and substance reasonably satisfactory to Agent. All such policies shall require at least thirty (30) days prior notice to Agent of cancellation, non-renewal, or material change. Merchant shall not make any change in the amount of any deductibles or self-insurance amounts prior to the Sale Termination Date (as may be extended from time to time as set forth herein) without Agent’s prior written consent.

9.3           Worker’s Compensation Insurance. Merchant (at Agent’s cost) shall continue until the Sale Termination Date, in such amounts as it currently has in effect, worker’s compensation insurance (including employer liability insurance) covering all Retained Employees in compliance with all statutory requirements. Prior to the Sale Commencement Date, Merchant shall deliver to Agent a certificate of its insurance broker or carrier evidencing such insurance.

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9.4          Agent’s Insurance. As an Expense of the Sale, Agent shall maintain throughout the Sale Term, in such amounts as it currently has in effect and comprehensive public liability insurance policies covering injuries to persons and property in or in connection with Agent’s agency at the Stores, and shall cause Merchant to be named an additional insured with respect to such policies. Prior to the Sale Commencement Date, Agent shall deliver to such parties certificates evidencing such insurance policies, setting forth the duration thereof and naming the additional insureds, in form and substance reasonably satisfactory. In the event of a claim under such policies, Agent shall be responsible for the payment of all deductibles, retentions, or self-insured amounts thereunder, to the extent such claim arises from or relates to the alleged acts or omissions of Agent or Agent’s employees, agents or Supervisors.

Section 10             Fixtures.

(a)           With respect to any furniture, fixtures and equipment (including, but not limited to, machinery, rolling stock, office equipment and personal property, and conveyor systems and racking owned by Merchant and located at the Stores, or if so designated by Merchant or Buyer at the Distribution Centers and the Merchant’s administrative office (collectively, the “Owned FF&E”), Agent shall sell the Owned FF&E and all Proceeds realized from the disposition of the Owned FF&E may be retained by Agent.

(b)           Anything in this Agreement to the contrary notwithstanding, Agent shall be authorized to abandon any and all unsold Owned FF&E (and all other furniture, fixtures, and equipment at the Stores) in place without any cost or liability to Agent.

(c)           Anything in this Agreement to the contrary notwithstanding, Agent will not have any obligation whatsoever to purchase, sell, make, store, handle, treat, dispose, generate, transport or remove any Hazardous Materials that may be located at the Stores. Agent shall have no liability to any party for any environmental action brought: (i) that is related to the storage, handling, treatment, disposition, generation, or transportation of Hazardous Materials, or (ii) in connection with any remedial actions associated therewith or the Stores. Merchant (and not Agent) shall be solely responsible to remove from the Stores all Hazardous Materials. For purposes of this Agreement, the term “Hazardous Materials” means, collectively, any chemical, solid, liquid, gas, or other substance having the characteristics identified in, listed under, or designated pursuant to (i) the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, 42 U.S.C.A. 9601(14), as a “hazardous substance”, (ii) the Resource Conservation and Recovery Act, 42 U.S.C.A. 6903(5) and 6921, as a “hazardous waste”, or (iii) any other laws, statutes or regulations of a government or political subdivision or agency thereof, as presenting an imminent and substantial danger to the public health or welfare or to the environment or as otherwise requiring special handling, collection, storage, treatment, disposal, or transportation.

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Section 11             Miscellaneous.

11.1         Notices. All notices and communications provided for pursuant to this Agreement shall be in writing, and sent by hand, by e-mail, and/or a recognized overnight delivery service, as follows:

If to Agent:

Tiger Capital Group, LLC

60 State Street, 11th Floor

Boston, MA 02109

Attn: Mark P. Naughton, Senior General Counsel

Phone: (312) 894-6081

Email:     mnaughton@tigergroup.com

If to Merchant:

Francesca’s Holdings Corporation
8760 Clay Road
Houston, Texas 77080
Attention: Cindy Thomassee
Email:     cindy.thomassee@francescas.com

With a copy to (which copy alone shall not constitute notice):

O’Melveny & Myers LLP

7 Times Square

New York, NY 10036

Attention: Tobias L. Knapp, Esq. and Sung Pak, Esq.

Phone: (212) 408-2440; (212) 408-2456

Email:     tknapp@omm.com; spak@omm.com

11.2         Governing Law; Consent to Jurisdiction. This Agreement shall be governed and construed in accordance with the laws of the State of Delaware, without regard to conflicts of laws principles thereof. The parties hereto agree that the Bankruptcy Court (and the District Court and Circuit Court of Appeal with appellate jurisdiction over the Bankruptcy Court) shall retain exclusive jurisdiction to hear and finally determine any disputes arising from or under this Agreement, and by execution of this Agreement each party hereby irrevocably accepts and submits to the jurisdiction of such court with respect to any such action or proceeding and to service of process by certified mail, return receipt requested to the address listed above for each party.

11.3         Entire Agreement. This Agreement, the Exhibits hereto, and the Agency Documents (subject, in each instance, to the Sale Order) contain the entire agreement between the Parties with respect to the transactions contemplated hereby and supersede and cancel all prior agreements, including but not limited to all proposals, letters of intent, or representations, written or oral, with respect thereto.

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11.4         Amendments. This Agreement, the Exhibits hereto, and the Agency Documents may not be modified except in a written instrument executed by each of the parties hereto.

11.5         No Waiver. No party’s consent to or waiver of any breach or default by the other in the performance of its obligations hereunder shall be deemed or construed to be a consent or waiver to or of any other breach or default in the performance by such other party of the same or any other obligation of such party. Failure on the part of any party to complain of any act or failure to act by the other party or to declare the other party in default, irrespective of how long such failure continues, shall not constitute a waiver by such party of its rights hereunder.

11.6         Successors and Assigns. This Agreement shall inure to the benefit of and be binding upon the successors and assigns of the Parties, including but not limited to any chapter 11 or chapter 7 trustee. Agent shall not be permitted to assign its obligations under this Agreement.

11.7         Execution in Counterparts. This Agreement may be executed in two (2) or more counterparts, each of which shall be deemed an original and all of which together shall constitute but one agreement. This Agreement may be executed by facsimile, and such facsimile signature shall be treated as an original signature hereunder.

11.8         Section Headings. The headings of sections of this Agreement are inserted for convenience only and shall not be considered for the purpose of determining the meaning or legal effect of any provisions hereof.

11.9         Survival. All representations, warranties, covenants and agreements made herein shall be continuing, shall be considered to have been relied upon by the Parties and shall survive the execution, delivery, and performance of this Agreement.

11.10       Syndication. Agent shall have the right to syndicate its rights and obligations under this Agreement with one or more third parties by providing written notice of such syndication to Merchant within twenty four (24) hours of entry of the Approval Order. In that respect, Merchant acknowledges that Agent may solicit commitments from such third parties that would become parties to the Agency Agreement on a joint and several basis with Agent. If the right of syndication hereunder is exercised, any such additional parties included in the syndicate shall thereafter be deemed to be included in references to “Agent” hereunder for all purposes.

Section 12             Definitions. As used in this Agreement, the following terms shall have the following meanings:

(a)           “Central Services” means those Merchant central administrative services necessary for the conduct and support of the Sale, including, but not limited to, use or and access to Merchant’s: (i) inventory control system, (ii) payroll system, (iii ) accounting system, (iv) office facilities, (v) central administrative services and personnel to process and perform sales audit, banking, and other normal course administrative services customarily provided to or for the benefit of operating the Distribution Centers and/or the Stores, (vi) such other central office services reasonably necessary for the Sale, and (vii) offices located at Merchant’s central office facility to effect the Sale. To the extent applicable, Merchant and Agent shall cooperate with each other and shall mutually agree upon a schedule and allocation of the Distribution Center Merchandise and In-Transit Merchandise to the Stores not later than two (2) days after the Sale Commencement Date.

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(b)           “Cost Value” shall mean, with respect to each item of Merchandise the lower of (x) the Merchant’s actual cost of such item, (y) the cost of such item as reflected in the SKU for such item of Merchandise as reflected on Merchant’s inventory item master cost file entitled “OH by SKU Report” (together with all updated files received on or prior to the Sale Commencement Date, the “Cost File”) or (z) the Retail Price as of the date of Closing.

(c)           “Defective Merchandise” means any item of Merchandise identified and agreed upon by Merchant and Agent as defective in that it is damaged, defective, scratched, soiled, ripped, torn, stained, faded, discolored, dented, out of box (if normally sold as new in-the-box), missing pieces, mismatched, mis-mated or near-sized, parts, items typically sold as a set which are incomplete, or gift with purchase items, or otherwise affected by other similar defenses rendering it not first quality. Sample Merchandise and Merchandise on display shall not per se be deemed to be Defective Merchandise provided it is saleable in the ordinary course and does not otherwise qualify as Defective Merchandise.

(d)           “Distribution Center Expenses” means an amount equal to the actual cost charged in connection with the provision of Distribution Center Services during the Sale Term (to the extent applicable and ending in any event on the day that Agent terminates its access to the Distribution Centers pursuant to the terms hereof), not to exceed an agreed upon amount per week pro-rated on a per diem basis, plus Merchant’s actual cost of freight and contract labor actually utilized in connection with the Sales.

(e)           “Distribution Center Merchandise” means items of inventory located in Merchant’s Distribution Centers, earmarked for inclusion in the Sale, and delivered to the Stores prior to the Merchandise Receipt Deadline; provided, however, it is agreed and understood that between the date of this Agreement and the Sale Commencement Date, Merchant shall have the right (subject to the reasonable approval of Acquisition Buyer and Agent) to allocate and distribute Merchandise to the Stores.

(f)            “Distribution Center Services” means those services customarily performed by the Company in connection with receiving and distributing Merchandise (inclusive of In-Transit Merchandise) and supplies to the Stores including, but not limited to, with respect to (i) payroll and related employee benefits of all employees; (ii) the handling, receiving, in-take, storage, ticketing and processing of any In-Transit Merchandise and/or Distribution Center Merchandise (but excluding incremental costs incurred in connection with Additional Agent Merchandise), (iii) any required supplies in connection with the foregoing; and (iv) the costs of moving, transferring, or consolidating Merchandise between the Distribution Centers and the Stores.

(g)           “E-Commerce Merchandise” means those items of inventory located in the Distribution Centers identified in B#0065 in Merchant’s inventory system that had previously been designated by Merchant for sale through its website. E-Commerce Merchandise that is not sold through the E-Commerce Platform may be made available for sale in the Stores.

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(h)           “E-Commerce Platform Expenses” means an amount equal to the actual cost charged in connection with the provision of E-Commerce Services during the Sale Term (including freight related to the delivery and/or return of E-Commerce Merchandise) ending on the day that Agent terminates its use of the E-Commerce Platform pursuant to the terms hereof, not to exceed an agreed upon amount per week pro-rated on a per diem basis, plus Merchant’s actual cost of freight and contract labor actually utilized in connection with the Sales.

(i)            “E-Commerce Platform Services” means those services customarily performed by the Company in connection with the E-Commerce Platform, including receiving and distributing E-Commerce Merchandise.

(j)            “Excluded Benefits” means (i) the following benefits arising, accruing or attributable to the period prior to, during, or after the Sale Term: (w) vacation days or vacation pay, (x) sick days or sick leave or any other form of paid time off, (y) maternity leave or other leaves of absence and (z) ERISA coverage and similar contributions and/or (ii) any other benefits in excess of the Benefits Cap, including, without limitation, any payments due under the WARN Act.

(k)           “Excluded Defective Merchandise” means (a) any item of Defective Merchandise that is not saleable in the ordinary course because it is so damaged or defective that it cannot reasonably be used for its intended purpose and (b) for which the parties cannot mutually agree upon a Cost Value. Excluded Defective Merchandise located in the Stores shall be identified and thereafter removed from the sales floor and segregated.

(l)            “Excluded Price Adjustments” means the following discounts or price adjustments offered by the Merchant by any means: (i) point of sale discounts or similar adjustments regardless of duration; (ii) employee discounts; (iii) customer appreciation points or coupons; (iv) multi-unit purchase discounts; (v) adjustments for damaged, defective or “as-is” items; (vi) coupons (Merchant’s or competitors’) or similar type coupons/promotions, catalog, website, or circular prices, or “buy one get one” type discounts, or similar type discounts or promotions; (vii) customer savings pass discounts or “bounce back” coupons, or discounts for future purchases based on dollar value of past purchases; (viii) obvious ticketing or marking errors; (ix) instant (in-store) or mail in rebates; or (x) similar customer specific, temporary, or employee non-product specific discounts or pricing accommodations.

(m)          “In-Transit Merchandise” means items of inventory purchased by Merchant prior to the date of this Agreement, which goods are already in transit to Merchant from the vendor as of the Sale Commencement Date. Agent shall be responsible for allocating the In-Transit Merchandise received in the Distribution Center after the Sale Commencement Date, but before the Merchandise Receipt Deadline, to the Stores.

(n)           “Merchandise” means all first quality (other than as expressly set forth below), finished goods inventory that is owned by Merchant to be included in the Sale as determined using Gross Rings (as set forth below), including, as applicable, (i) Merchandise located in the Stores on the Sale Commencement Date; (ii) Distribution Center Merchandise and In-Transit Merchandise received in the Stores on or before the Merchandise Receipt Deadline; (iii) E-Commerce Merchandise; and (iv) Defective Merchandise (to the extent Merchant and Agent can mutually agree on the Cost Value applicable thereto). Notwithstanding the foregoing, “Merchandise” shall not include (1) goods that belong to sublessees, licensees, or concessionaires of Merchant unless Merchant, Agent and the respective sublessees, licensees or concessionaires otherwise agree; (2) customer owned goods that have been placed in Merchant’s care for purposes of repair or storage; (3) goods held by Merchant on memo, on consignment, or as bailee; (4) Excluded Defective Merchandise; (5) Additional Agent Merchandise; (6) furnishings, trade fixtures, furniture, equipment and improvements to real property that are located in the Stores and/or the Distribution Centers; (7) Distribution Center Merchandise and In-Transit Merchandise that does not arrive in the Stores on or prior to the Merchandise Receipt Deadline or that Buyer identifies as not being part of the Sale; (8) merchandise in stores that are not a part of the Sale; (9) E-Commerce Merchandise that Buyer identifies as not being part of the Sale; (9) goods reserved for customers against which Merchant has taken a deposit prior to the Sale Commencement Date; and (10) goods designated by Merchant prior to the Sale Commencement Date as “RTV” or return to vendor.

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(o)           “Merchandise Receipt Deadline” means the date that is twenty-eight (28) days after the Sale Commencement Date.

(p)           “Occupancy Expenses” means rent, percentage rent, common-area maintenance, landlord promotional fees, real estate and use taxes, HVAC, any association dues and expenses utilities, telecom/telephone charges, internet/Wi-Fi charges, point-of-sale systems maintenance, Store security (including security systems and guard service and alarm service maintenance), routine repairs and maintenance, taxes and licenses, trash and snow removal (to the extent excluded as a fixed charge component of lease obligation), pest control services, rental expense for leases of furniture, fixtures or equipment used by Agent and all other categories of expenses at the Stores, Distribution Centers and administrative offices as set forth on Exhibit 6.1 attached hereto and in an amount up to the specific amounts set forth on Exhibit 6.1 attached hereto and calculated in accordance with Section 6.1(a), plus any percentage rent obligations incurred by Merchant under applicable leases or occupancy agreements that are allocable to the sales as part of the Sale during the Sale Term of: (x) Merchandise, and (y) Additional Agent Merchandise included in the Sale. Merchant and Agent agree that Exhibit 6.1 shall specify the actual applicable percentage and any applicable sales thresholds in respect of percentage rent under any applicable Store lease(s) or other occupancy agreement(s). Notwithstanding anything to the contrary in this Agreement, Occupancy Expenses shall include rent for the entire month in which the Sale begins and concludes.

(q)           “Proceeds” shall mean the aggregate of (i) the total amount (in dollars) of all sales of Merchandise made under this Agreement, and all service revenue received by Merchant from the Stores, in each case during the Sale Term and exclusive of Sales Taxes; and (ii) all proceeds of Merchant’s insurance for loss or damage to Merchandise arising from events occurring during the Sale Term relating to the Merchandise. For the avoidance of doubt: (1) proceeds from the sales at the Stores for periods prior to the Sale Commencement Date; (2) all proceeds of Merchant’s insurance for loss or damage to Merchandise arising from events occurring prior to the Sale Commencement Date; (3) proceeds from the sale of Additional Agent Merchandise; (4) proceeds of any insurance for loss or damage to Merchandise arising from events occurring during the Sale Term relating to the Additional Agent Merchandise; and (5) payments made by Agent on account of the Expenses shall, in each case, not constitute “Proceeds” hereunder.

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(r)           “Retail Price” means, with respect to each item of Merchandise, determined as of the Sale Commencement Date, the lowest of the lowest ticketed, file price, marked, shelf price, hang-tag, stickered, PLU, or other hard-marked price, excluding in all point of sale (“POS”) activity, regardless of duration and all other Excluded Price Adjustments. For purposes of calculating Retail Price, if an item of Merchandise has more than one ticketed, file price, marked, shelf price, hang-tag, stickered, PLU, or other hard-marked price, or if multiple items of the same SKU are have different ticketed, file, marked, shelf, hang-tag, stickered, PLU, or other hard-marked prices and such pricing does not otherwise qualify as an Excluded Price Adjustment, the lowest ticketed, file price, marked, shelf price, hang-tag, stickered, PLU, or other hard-marked price on any such item shall prevail for such item or for all such items within the same SKU, as the case may be, that are located within the same location (as the case may be, the “Lowest Location Price”), unless it is reasonably determined by Merchant and Agent that the applicable Lowest Location Price was mismarked or such item was priced because it was damaged or marked as “as is,” in which case the correct price shall control; provided, however, in determining the Lowest Location Price with respect to any item of Merchandise at a Store or Distribution Center, the Lowest Location Price shall be determined based upon the lowest Retail Price for such item on a per location basis. No adjustment to Retail Price shall be made with respect to different Retail Prices for items located in different locations.

(s)          “Third-party” means, with reference to any Expenses, to be paid to a “third party”, a party that is not affiliated with or related to Merchant.

[Signature page to follow]

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IN WITNESS WHEREOF, Agent and Merchant hereby execute this Agency Agreement as of the day and year first written above.

AGENT:

TIGER CAPITAL GROUP, LLC

By:
Name:
Title:

MERCHANT:

FRANCESCA’S HOLDING CORPORATION

By:
Name:
Title:

Signature Page to Agency Agreement